Filed pursuant to Rule 424(b)(4)
Registration No. 333-253591

3,000,000 American Depositary Shares

Hywin Holdings Ltd.

Representing 6,000,000 Ordinary Shares

This is the initial public offering of American depositary shares, or ADSs, by Hywin Holdings Ltd., a Cayman Islands exempted company with limited liability whose principal place of business is in Shanghai, China. We are offering 3,000,000 ADSs, (or 3,450,000 ADSs if the underwriters exercise their over-allotment option in full) on a firm commitment basis. Each ADS represents two ordinary shares, par value US$0.0001 per share. The initial public offering price is US$10.

No public market currently exists for our ADSs or ordinary shares prior to this offering. The ADSs have been approved for listing on the NASDAQ Global Market under the symbol “HYW”. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Global Market.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, will be subject to reduced public company reporting requirements.

We are a “controlled company” within the meaning of the NASDAQ Global Market corporate governance rules.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12 of this prospectus.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

	Per ADS		Total
Initial public offering price	US$	10	US$	30,000,000
Underwriting discounts and commissions (1)	US$	0.80	US$	2,400,000
Proceeds to us, before expenses (2)	US$	9.2	US$	27,600,000

(1)

We have agreed to pay the underwriters a fee equal to 7% of the gross proceeds of the offering. The calculation above is based on the assumption that all ADSs sold in this offering were to investors introduced by the underwriters. Proceeds to the company will be higher if any ADSs sold in this offering were to investors introduced by us. We have agreed to grant to Network 1 Financial Securities Inc. (“Network 1”), as the representative of the underwriters, warrants equal to 5% of the total number of ADSs sold in the offering and a non-accountable expense allowance of 1% of the gross proceeds of the offering. See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(2)	The total estimated expenses related to this offering are set forth in the subsection entitled “Fees and Expenses” under the “Underwriting” section in this prospectus.

The underwriters are selling 3,000,000 ADSs, (or 3,450,000 ADSs if the underwriters exercise their over-allotment option in full) in this offering on a firm commitment basis.

In addition to the underwriting discounts listed above and the expense allowance described in the footnote, we have agreed to issue upon the closing of this offering, compensation warrants to Network 1, as the representative of the underwriters, entitling it to purchase up to 5% of the total number of ADSs being sold in this offering. The exercise price of the compensation warrants is equal to 125% of the offering price of the ADSs offered hereby. The compensation warrants are exercisable commencing 12 months after the closing date of the offering and will terminate three years after the date of effectiveness. An underwriting discount or spread equal to 7% of the offering price will also be provided to the underwriters. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 182.

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 15% of the ADSs on the same terms as the other shares being purchased by the underwriters from us.

The underwriters expect to deliver the ADSs to purchasers in the offering on or about March 30, 2021.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated March 25, 2021

海银财富
HYWIN WEALTH
选择海银 | 收获财富

THE MOST VALUED

WEALTH MANAGER
OF CHINESE HNW CLIENTS

中国高净值客户
首选的财富管理机构

海银 Hywin

HYWIN WEALTH

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until April 19, 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

i

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying our ADSs in this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements. In addition, this prospectus contains information from a market research report prepared by China Insights Consultancy, or CIC, an independent industry consultant (the “CIC Report”) which was commissioned by us to provide information on our industry and market in China.

Our Business

Hywin is the third largest third-party wealth management service provider in China, with a 7.5% market share in terms of 2019 transaction value, according to CIC. According to the same source, among the five largest industry participants in China, we were also the fastest-growing in terms of transaction value. In recent years, we have won awards for our achievements, including “Best Wealth Manager of Greater China Families” at the WealthBriefingAsia Greater China Awards 2020.

We primarily provide wealth management services, insurance brokerage services, asset management services and other services to our clients. Our largest business to date has been our wealth management service business, under which we market and distribute privately raised products, publicly raised fund products and other products, providing a wealth management solution platform to serve clients across lifecycles and both onshore and offshore. For the years ended June 30, 2018, 2019 and 2020, the aggregate transaction value of the wealth management products we distributed totaled RMB51.5 billion, RMB55.6 billion and RMB68.2 billion (US$9.7 billion), respectively. Our privately raised products mainly consist of real estate products, and private equity and venture capital funds products. We are the largest distributor of real estate wealth management products in China in terms of 2019 transaction value, according to CIC. Real estate products are a large category of fixed-income products, which are popular among investors with relatively low risk tolerance in China. We have collaborated with some of the largest property developers in China, such as Evergrande and Sunac. In terms of private equity and venture capital funds, we have worked with leading funds such as Hony Capital, China International Capital Corporation, CDH investments, China Renaissance and Fortune, as well as international funds like Hillhouse and GGV. Our insurance brokerage service, under which we offer non-RMB denominated insurance products through our Hong Kong subsidiaries, has grown rapidly in recent years. Our asset management service business, which historically has been small, is expected to grow significantly as we increase investment in the business. Furthermore, we entered into some other services in the year ended June 30, 2020, representing overseas property investment consultancy services and information technology services.

We have built out an extensive network coverage with strong distribution capability. As of December 31, 2019, our distribution team consisted of approximately 1,700 relationship managers, which is the third largest in China, according to CIC. We had 167 wealth service centers located in 84 cities in 25 provinces and municipalities across China as of June 30, 2020. In 2019, the productivity of our relationship manager team, as measured by transaction value per relationship manager, was RMB38.7 million (US$5.6 million), ranking us second among the five largest third-party wealth management service providers in China, according to CIC.

We believe we have a growing and loyal client base. As of June 30, 2018, 2019 and 2020, we had 88,826, 100,817 and 113,146 clients that conducted at least one transaction with us, respectively. For the years ended June 30, 2018, 2019 and 2020, we had approximately 35,315, 31,757 and 36,397 active clients (those who purchased products distributed by us during any given period or those who maintained as holders of our products within the given period), respectively. For the years ended June 30, 2019 and 2020, 73.1% and 78.3% of our active clients were repeat clients and 72.0% and 75.4% of our revenue was derived from such repeat clients (those who completed new transactions with us when their previous transactions reached maturity in the given period), respectively. Furthermore, we have been able to increase our share of wallet of existing clients. For the years ended June 30, 2018, 2019 and 2020, the transaction value of our repeat clients for privately raised products was RMB28.1 billion, RMB35.5 billion and RMB39.8 billion (US$5.6 billion), respectively. To better meet the investment objectives of our clients and provide customized client services, we segment our clients into three categories based on personal investable asset value, namely “Gold club,” “Diamond club” and “Black diamond club”. The level and type of our client services vary across different categories. We also offer a wide spectrum of value-added client services, including investor education service, overseas education advisory service, and exclusive one-to-one advisory service.

Starting from the second calendar quarter of 2018, due to the increasingly stringent regulatory environment in China, our net revenues slightly decreased from RMB1,151.4 million for the year ended June 30, 2018 to RMB1,146.6 million for the year ended June 30, 2019, but increased to RMB1,284.9 million (US$181.5 million) for the year ended June 30, 2020. Our net income increased from RMB42.1 million for the year ended June 30, 2018 to RMB61.5 million for the year ended June 30, 2019 and RMB106.2 million (US$15.0 million) for the year ended June 30, 2020.

Our Industry

According to CIC, the wealth management services market in China is currently at an early stage of development. As a leading third-party wealth management provider, our main competitors include (i) banks; (ii) non-bank traditional financial institutions, such as securities firms, asset management firms, trust companies and insurance companies; and (iii) non-traditional financial institutions, including other third-party wealth management service providers.

Driven by private wealth accumulation, evolving risk appetite and long-term low interest rate, the investment preference of investors in China has shifted toward a more diversified and professional asset allocation, which in turn has fostered the development of third-party wealth management services in China, according to CIC. The market size of third-party wealth management, as measured by transaction value, increased from US$166.8 billion in 2015 to US$489.1 billion in 2019, representing a CAGR of 30.9% from 2015 to 2019 (US$166.8 billion in 2015, US$234.6 billion in 2016, US$335.0 billion in 2017, US$429.2 billion in 2018 and US$489.1 billion in 2019), and is expected to maintain a high growth rate to reach US$989.5 billion by 2024, representing a CAGR of 15.1% from 2019 to 2024 (US$489.1 billion in 2019, US$503.2 billion in 2020, US$555.8 billion in 2021, US$669.8 billion in 2022, US$817.2 billion in 2023 and US$989.5 billion in 2024). Based on the same metric, third-party wealth management services for China’s HNWI, or high net worth individual, population increased from US$101.6 billion in 2015 to US$313.6 billion in 2019, representing a CAGR of 32.6% from 2015 to 2019 (US$101.6 billion in 2015, US$143.0 billion in 2016, US$207.0 billion in 2017, US$272.5 billion in 2018 and US$313.6 billion in 2019), and is expected to reach US$655.7 billion by 2024, representing a CAGR of 15.9% from 2019 to 2024 (US$313.6 billion in 2019, US$324.6 billion in 2020, US$363.2 billion in 2021, US$441.0 billion in 2022, US$540.2 billion 2023 and US$655.7 billion in 2024). The third-party wealth management services market in China has strong growth potential as its penetration rate in 2019 was only 6.2%, which was much lower than that of 32% in Hong Kong and 62% in the United States. Due to the outbreak of the novel coronavirus (COVID-19), the market size of third-party wealth management services is expected to remain stagnant in 2020. As third-party wealth management services have been widely accepted by China’s HNWIs, transaction value of third-party wealth management services as a percentage of the total wealth management services market is expected to increase and reach 7.9% by 2024, while transaction value of traditional financial institutions as a percentage of the total wealth management services market is expected to decreased from 84.6% in 2019 to 81.7% in 2024.

According to CIC, key market drivers of the third-party wealth management services industry in China include (i) growing demand for wealth management services, (ii) increasing supply of diversified and NAV-

based products, (iii) change of assets allocation and investment preference, (iv) increasing complexity of the market, (v) increasing overseas asset allocation, and (vi) supporting policies and regulations issued by the government. According to CIC, key market trends of the third-party wealth management services industry in China include (i) emphasis on overseas asset allocation and value-added services by the HNWI population, (ii) increasing concentration towards leading market players under more stringent market regulation, (iii) stronger capabilities of leading third-party wealth management services providers in proprietary asset management, (iv) tailored products and digital and intelligent services, and (v) product innovation and diversification.

Competitive Strengths

We believe that the following competitive strengths contribute to our success:

•	third largest and rapidly growing PRC third-party wealth management service provider;

•	extensive network coverage with strong distribution;

•	diversified product offering and leadership in real estate products;

•	customized services for a loyal client base;

•	best positioned Chinese wealth management provider for the “New Era”; and

•	partnership culture, experienced management team with global perspective and extensive experience.

Business Strategies

We intend to further grow our business by pursuing the following strategies:

•	strengthen and expand our product and service offering;

•	continue to invest in our sales network and expand international presence; and

•	invest in intelligence client service platform and relationship manager management platform.

Our Challenges and Risks

Our ability to achieve our goals and execute our strategies is subject to risks and uncertainties, including those associated with:

•	our ability to identify or fully appreciate various risks related to wealth management products we distribute;

•	the investment performance of wealth management products we distribute and/or manage;

•	the fluctuations and uncertainties in China’s real estate industry since a significant portion of the wealth management products we distribute are linked to real estate;

•	our ability to maintain or renew existing licenses or to obtain additional licenses and permits necessary to our business;

•	our ability to continue to retain or expand our HNWI client base or increase the amount of investment made by our clients;

•	fee rates of distribution commissions and performance-based fees;

•	our ability to retain our reputation and brand recognition;

•	our ability to effectively manage our growth or implement our future business strategy.

Please see “Risk Factors” for a detailed discussion of these and other factors you should consider before making an investment in our ADSs.

Corporate Information

Hywin Holdings Ltd. was incorporated in the Cayman Islands on July 19, 2019, and has 50,000,000 shares issued and outstanding as of the date of this prospectus. Our principal executive offices are located at F3, Hywin Financial Centre, 8 Yincheng Mid. Road, Pudong New District, Shanghai City, People’s Republic of China, 200120. Our telephone number is +86-021-80133992. Our registered office in the Cayman Islands is at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

Our main website is www.hywinwealth.com. The information contained on our website is not a part of this prospectus.

Corporate History and Structure

We commenced operations in November 2006 through Hywin Wealth Management Co., Ltd. (海银财富管理有限公司), or Hywin Wealth Management, in the PRC.

In 2019, in preparation for our initial public offering, we restructured our corporate organizations through the following steps:

•

Shifting focus in asset management. Historically, we operated an asset management business through Hywin Asset Management, which focused on investment in publicly-traded securities. Because these assets may be subject to significant pricing fluctuations, we disposed Hywin Asset Management to our related parties in June 2019. In August 2019, we acquired Shenzhen Panying Asset Management Co., Ltd. (深圳市磐盈资产管理有限公司), or Shenzhen Panying, a PRC fund manager licensed in private equity investments.

•

Establishing offshore holding companies. In July 2019, we incorporated Hywin Holdings Ltd., or Hywin Holdings, under the laws of Cayman Islands as our offshore holding company to facilitate our financing and offshore listing. In the same month, we incorporated Hywin Wealth Global Limited., or Hywin Wealth Global, under the laws of the British Virgin Islands as Hywin Holdings’ wholly-owned subsidiary. In August 2019, we incorporated Hywin Wealth International Limited, or Hywin Wealth International, in Hong Kong, as Hywin Wealth Global’s wholly-owned subsidiary.

•

Establishing WFOE. In September 2019, our PRC WFOE, Hywin Enterprise Management Consulting (Shanghai) Co., Ltd. (海银企业管理咨询（上海）有限公司), or Hywin Consulting, was incorporated in Shanghai, PRC. Hywin Consulting controls Hywin Wealth Management, Shenzhen Panying and Shanghai Hywin Network Technology Co., Ltd. (“Shanghai Hywin Network Technology”) (each a VIE, and collectively “VIEs”, in this prospectus) through a series of contractual agreements (the “VIE Agreements”). See “History and Corporate Structure—Contractual Arrangements.”

The following diagram illustrates our corporate structure, including our significant subsidiaries and VIEs, as of the date of this prospectus:

Notes:

(1)	Held by Mr. HAN Hongwei as to 99% and Ms. HAN Yu, daughter of Mr. Han, as to remaining 1% respectively.
(2)	Ms. WANG Dian is the beneficial shareholder and held the relevant shares through a nominee arrangement with Ms. WANG Pei, sister of Ms. WANG Dian.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our ordinary shares less attractive as a result. The result may be a less active trading market for our ordinary shares and the price of our ordinary shares may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt in” to such extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed US$1.07 billion, (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), which would occur if the market value of our ADSs that is held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than US$1 billion in non-convertible debt during the preceding three-year period. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

We are incorporated in the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. As a foreign private issuer, we may take advantage of certain NASDAQ/NYSE listing rules that allow us to follow Cayman Islands law for certain corporate governance matters. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADSs” refers to our American depositary shares, each of which represents two ordinary shares;

•

“AUM” refers to asset under management, which represents the amount of capital contributions made by the investors to the fund without adjustment for any gain or loss from investment, except for funds investing in public securities. For funds investing in public securities, “AUM” refers to the net asset value of the investments we manage;

•	“CAGR” refers to compound annual growth rate;

•

“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong special administrative region, Macau special administrative region and Taiwan;

•	“CIC” refers to China Insights Consultancy Limited, the industry consultant;

•	“EIT” refers to PRC enterprise income tax;

•	“HNWIs” refers to high net worth individuals with investable assets over US$1.0 million;

•	“Hywin,” “we,” “us,” “the Company,” “our company,” “the Group” and “our” refer to Hywin Holdings Ltd. and its subsidiaries and consolidated entities;

•	“MOFCOM” refers to the Ministry of Commerce of the PRC;

•	“RMB” and “Renminbi” refer to the legal currency of China;

•	“SAFE” refers to the State Administration of Foreign Exchange;

•

“transaction value” refers to the aggregate value of the financial products we distribute through our wealth management business during a given period. Please note that “transaction value” as sourced from the CIC Report and presented in this prospectus is calculated differently from “transaction value” presented elsewhere in this prospectus;

•	“US$,” “U.S. dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•	“VIE” refers to variable interest entity.

Our reporting currency is Renminbi because the majority of our business is conducted in China and the majority of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the exchange rate published by the People’s Bank of China. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB7.0795 to US$1.00, the exchange rate on June 30, 2020 published by the People’s Bank of China. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On December 15, 2020, the exchange rate for Renminbi was RMB6.5434 to US$1.00. In addition, unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

THE OFFERING

Issuer	Hywin Holdings Ltd.

Securities being offered	3,000,000 ADSs (or 3,450,000 ADSs if the underwriters exercise their over-allotment option in full), par value US$0.0001 per share, on a firm commitment basis.

ADSs outstanding immediately after this offering	3,000,000 ADSs (or 3,450,000 ADSs if the underwriters exercise their over-allotment option in full).

Price per ADS	US$10 per ADS.

Ordinary shares outstanding immediately before this offering	50,000,000 ordinary shares.

Ordinary shares outstanding immediately after this offering	56,000,000 ordinary shares, (or 56,900,000 ordinary shares if the underwriters exercise their over-allotment option in full).

The ADSs	Each ADS represents two ordinary shares, par value US$0.0001 per share.

The depositary will hold ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary for cancellation and delivery of the corresponding ordinary shares. The depositary will charge you fees for the cancellation of ADSs and delivery of the corresponding ordinary shares.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We have granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to 450,000 additional ADSs.

Listing	Our ADSs have been approved for listing on the NASDAQ Global Market under the symbol “HYW”

Depositary	Deutsche Bank Trust Company Americas

Lock-up agreements	We, our directors and executive officers, our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

Dividend Policy	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Risk Factors	Investing in our ADSs involves a high degree of risk and purchasers of our ADSs may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our beginning on page 12.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor on or about March 30, 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of income and comprehensive income data for the years ended June 30, 2018, 2019 and 2020, summary consolidated balance sheets data as of June 30, 2018, 2019 and 2020, and summary consolidated statements of cash flows data for the years ended June 30, 2018, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the generally accepted accounting principles in the United States of America, or U.S. GAAP. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods.

Summary Consolidated Statements of Income and Comprehensive Income

	For the year ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
	(in thousands)
Net revenues:
Wealth management revenue	1,081,757	1,062,420	1,183,468	167,168
Insurance brokerage revenue	36,717	71,969	90,966	12,849
Asset management revenue	32,925	12,223	4,620	653
Others	-	-	5,809	821

Total net revenues	1,151,399	1,146,612	1,284,863	181,491

Operating costs and expenses:
Compensation and benefit	561,924	624,531	708,654	100,100
Sales and marketing expenses	293,339	261,155	246,108	34,763
General and administrative expenses	202,894	145,854	171,423	24,214
Share-based compensation expenses/(benefits)	1,213	5,558	(369)	(52)
Total operating costs and expenses	1,059,370	1,037,098	1,125,816	159,025

Other income/(expenses)
Interest income/(expenses), net	2,380	769	325	46
Others income/(expenses), net	(8,007)	(10,810)	(2,458)	(347)
Total other income/(expenses), net	(5,627)	(10,041)	(2,133)	(301)

Income before income tax expense	86,402	99,473	156,914	22,165
Income tax expense	(44,314)	(38,013)	(50,763)	(7,170)
Net income	42,088	61,460	106,151	14,995
Foreign currency translation loss	(169)	(2,713)	(3,641)	(514)

Comprehensive Income	41,919	58,747	102,510	14,481

Summary Consolidated Balance Sheets

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
	(in thousands)
Total current assets	692,828	761,084	957,301	135,222
Total assets	764,540	834,869	1,025,231	144,817
Total current liabilities	228,310	387,529	502,692	71,006
Total liabilities	276,895	443,682	524,974	74,154
Total equity	487,645	391,187	500,257	70,663

Summary Consolidated Statements of Cash Flow

	For the year ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	211,033	137,750	133,210	18,816

Net cash used in investing activities	(93,252)	(95,128)	(43,439)	(6,136)

Net cash (used in)/provided by financing activities	(101,409)	14,180	(5,709)	(806)

Effect of exchange rate changes	(169)	(3,145)	(4,420)	(624)

Net increase in cash, cash equivalents and restricted cash	16,203	53,657	79,642	11,250

Cash, cash equivalents and restricted cash at beginning of year	38,883	55,086	108,743	15,360

Cash, cash equivalents and restricted cash at end of year	55,086	108,743	188,385	26,610

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and our consolidated financial statements and related notes, before making an investment in the ADSs. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition and results of operations. The market price of the ADSs could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto. You should also carefully review the cautionary statements referred to under “Special Note Regarding Forward-looking Statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus.

Risks Related to Our Business and Industry

The products that we distribute involve various risks and our failure to identify or fully appreciate such risks will negatively affect our reputation, client relationships, operations and prospects.

We distribute a broad variety of wealth management products, including privately raised products and publicly raised fund products, from which we generate distribution commissions and performance-based fees. We also facilitate sales of insurance products through Hong Kong subsidiaries and derive one-time commissions from the sales facilitated by such subsidiaries. These products often have complex structures and involve various risks, including default risks, interest risks, liquidity risks, market risks, counterparty risks, fraud risks and other risks. In addition, we are subject to risks arising from any potential misconduct or violation of law by the product providers. These incidences may negatively impact the performance of the applicable products that we distribute or facilitate to sell and adversely affect our reputation.

Our success in distributing these products depends, in part, on our successful identification and full appreciation of risks associated with such products, and failure to identify or fully appreciate such risks may negatively affect our reputation, client relationships, operations and prospects. Not only must we be cautious about these risks in the design and development of our products and services, we must also accurately describe the risks associated with our products and services to, and evaluate them for, our clients. Our risk management policies and procedures may not be fully effective in mitigating the risk exposure of our clients in all market environments or against all types of risks.

If we fail to identify and fully appreciate the risks associated with the products that we distribute or manage, or fail to disclose such risks to our clients in a sufficiently clear manner, our clients may suffer financial loss or other damages resulting from their purchase of the wealth management products or insurance products through our recommendations. If that occurs, although we will not assume their losses, our reputation, client relationship, business and prospects may be materially and adversely affected.

A drop or perceived drop in the investment performance for products we distribute, a decline in the value of the assets under our management or any decline in sales of our other services could negatively impact our revenues and profitability.

Investment performance is a key competitive factor for products distributed or managed by us. Strong investment performance helps us to retain and expand our client base and helps generate new sales of products and services. Strong investment performance is therefore an important element to our goals of maximizing the value of products and services provided to our clients or the assets under our management. There can be no assurance that products distributed or assets managed by us will outperform the product portfolios of our competitors or that our historical performance will be indicative of future returns. In addition, fraud and other deceptive practices by third parties in connection with underlying investments may lead to a significant adverse impact on the investment performance of relevant products. Any drop or perceived drop in investment performance as compared to our competitors could adversely affect clients’ confidence in products we distribute and cause a decline in sales of our wealth management services. Such impact may also adversely affect our ability to launch new products in connection with our asset management business.

We also engage in asset management services. The profitability of our asset management services depends on fees charged based on the value of assets under management. Any impairment on the value of the assets we manage, whether caused by fluctuations or downturns in the underlying markets or otherwise, will reduce our revenues generated from asset management business, which in turn may materially and adversely affect our overall financial performance and results of operations.

A significant portion of the wealth management products we distribute have real estate or real estate-related business as their underlying investments. Our business may be materially and adversely affected by various fluctuations and uncertainties in China’s real estate industry, including government measures aimed at the industry.

To date, a significant portion of the wealth management products that we distribute involve real estate or related assets as their underlying investments. For the years ended June 30, 2018, 2019 and 2020, the total transaction value of real estate products accounted for 51.3%, 60.4% and 57.5%, respectively, of the total transaction value of all the wealth management products we distributed. We expect that the real estate or related products will continue to account for a significant portion of the products we distribute.

The success of such products depends significantly on conditions in China’s real estate industry and more particularly on the volume of new property transactions in China. Demand for private residential real estate in China has grown rapidly in recent years, but such growth is often coupled with volatility and fluctuations in real estate transaction volume and prices.

Real estate products are also subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets. These risks include those associated with the burdens of ownership of real property, general and local economic conditions, changes in supply of and demand for competing properties in an area, natural disasters, changes in government regulations, changes in real property tax rates, changes in interest rates, the reduced availability of mortgage funds, which may render the sale or refinancing of properties difficult or impracticable and other factors that are beyond our control.

In particular, the PRC real estate industry is subject to extensive governmental regulation and is susceptible to policy changes. The PRC government exerts considerable direct and indirect influence on the development of the PRC real estate sector by imposing industry policies and other economic measures. Specifically, in the last approximately five years, the PRC government at the national and local levels has adopted numerous policies to slow price increases in the real estate market and to curb speculative purchases by requiring more stringent implementation of housing price control measures. Such measures may depress the real estate market, dissuade potential purchasers from making purchases, reduce transaction volume, cause a decline in selling prices, and prevent developers from raising the capital they need and increase developers’ costs to start new projects. In addition, we cannot assure you that the PRC government will not adopt new measures in the future that may result in lower growth rates in the real estate industry. Frequent changes in government policies may also create uncertainty that could discourage investment in real estate.

In addition, the Asset Management Association of China (the “AMAC”) released the Rules on the Management of Private Asset Management Plan Filing by Securities and Futures Institutions No. 4, or the No. 4 Filing Rules, on February 13, 2017 to regulate investments in real estate by securities and futures institutions. According to the No. 4 Filing Rules, the AMAC will not accept the filing application of private asset management plans or private funds investing into ordinary residential properties in popular cities, including Beijing, Shanghai, Guangzhou, Shenzhen, Xiamen, Hefei, Nanjing, Suzhou, Wuxi, Hangzhou, Tianjin, Fuzhou, Wuhan, Zhengzhou, Jinan and Chengdu, by way of debt investment and other specific ways of investment which are identified in the No. 4 Filing Rules. To comply with the No. 4 Filing Rules, we have adjusted our investment strategies and increased our investment in non-residential properties. Furthermore, according to the Notice for Private Fund Registration (“Private Fund Registration New Notice”) issued by AMAC on December 23, 2019, AMAC will not accept the filing application of privately raised funds engaging in regular and commercial lending activities in form of entrustment loans, trust loans or other means. Accordingly, we have strategically purchased real estate products with debt investment nature from provincial- and municipal-level financial assets exchanges approved by respective local governments, for which the AMAC filings under the above fund regulations are not applicable. Although the local financial exchanges with which we currently collaborate do not impose restrictions on underlying investment of the products we source and distribute, we cannot guarantee that they would not implement tightened regulatory requirements in line with the strict national financial supervision system in the future. In addition, we cannot assure you that the PRC government would not promulgate other laws and policies that may affect our business.

If significant fluctuations occur in China’s real estate industry, or the risks inherent in the ownership and operation of real estate materialize, these may result in decreased value and increased default rates of the wealth management products linked to real estate or the construction and development of the real estate that we distribute or manage, and reduced interest of our clients in purchasing such products, which account for a significant portion of our product choices. As a result, our revenues from such products could be adversely affected, which in turn may materially and negatively affect our overall financial condition and results of operations.

We may fail to maintain or renew existing licenses or to obtain additional licenses and permits necessary to conduct our operations, or fail to comply with laws and regulations applicable to our business and services, and our business would be materially and adversely affected.

The laws and regulations governing the financial services industry in China are still evolving. Substantial uncertainties exist regarding the regulatory system and the interpretation and implementation of current and any future PRC laws and regulations applicable to the financial services industry and companies that operate wealth management or asset management businesses. Depending on the type of products and services being offered, the business operation may be subject to the supervision and scrutiny by different authorities. To date, the PRC government has not adopted a unified regulatory framework governing the distribution or management of all types of wealth management products. However, there are laws and regulations governing wealth management products that we currently distribute in China, such as privately raised products and publicly raised fund products. In addition, exchange administered products are also subject to the regulation of the local office of finance at the provincial and municipal levels.

Currently, a license is required for the distribution of fund products (including publicly raised fund products and privately raised products) in China. Our subsidiary, Hywin Fund Distribution Co., Ltd., has obtained a fund distribution license from China Securities Regulatory Commission (“CSRC”), and we distribute all the publicly raised fund products and some privately raised products through this subsidiary. For the rest of the privately raised products, we may collect distribution commissions in the form of advisory service fees under advisory service agreements with fund managers which is not prohibited by the current applicable laws and regulations. We also distribute exchange administered products sourced from local financial exchanges. However, as the wealth management services industry and asset management industry in China are at an early stage of development, there are substantial uncertainties regarding the interpretation and application of the relevant laws and regulations, and new applicable laws and regulations may be adopted to address issues that arise from time to time or to require additional licenses and permits for distribution of fund products, exchange administered products, and other type of products we may distribute in the future. For example, on August 28, 2020, the CSRC issued the Supervision Measures on Publicly Raised Securities Investment Funds Sales Agencies, or the Sales Agency Measure, effective from October 1, 2020, and its implementation rules, pursuant to which, among others, marketing and promoting funds, opening fund transaction accounts for investors, handling the offering, subscription and redemption of fund units as well as providing inquiry about the information on fund transaction accounts, with securities investments are deemed to be fund selling activities, thus requiring a security and future operation license.

In addition, fund managers managing privately raised funds are required to register with AMAC, and unregistered individuals or institutions are not permitted to conduct securities investment activities under the names of “funds” or “asset management.” To comply with PRC laws, we conduct our asset management business through licensed fund managers. Any violation of CSRC or AMAC regulation would negatively impact our registration with AMAC. We cannot assure you that we will be able to maintain our qualification to distribute fund products. Furthermore, new laws and regulations may impose additional restrictions on our business operations. For example, in December 2019, the AMAC amended the Notice regarding Filing of Private Investment Fund, or the Filing Notice, which provides that, among others, private investment funds should not make debt investments. If the underlying assets of a private investment funds are debt, such private investment funds will not be able to complete the filing with the AMAC.

We cannot assure you that we will be able to maintain our existing licenses, qualifications or permits, renew any of them when their current term expires or obtain additional licenses necessary for our future business expansion. If we are unable to maintain and renew one or more of our current licenses and permits, or obtain such renewals or additional licenses requisite for our future business expansion on commercially reasonable terms, our operations and prospects could be materially disrupted. We have engaged in frequent dialogues with relevant regulatory authorities in China in an effort to stay abreast of developments of the regulatory environment. However, if new PRC regulations promulgated in the future require that we obtain additional licenses or permits in order to continue to conduct our business operations, there is no guarantee that we would be able to obtain such licenses or permits in a timely manner, or at all. If any of these occurs, our business, financial condition and prospects would be materially and adversely affected.

If certain categories of products currently traded on local financial assets exchanges become restricted or prohibited, or if local financial assets exchanges are prohibited from listing exchange administered products, our business, financial condition and prospects would be materially and adversely affected.

The PRC government has not adopted a national regulatory framework governing local exchanges or the listing, trading and distribution of exchange administered products. The local financial assets exchanges are established upon approval of the local governments, and the exchange administered products listed and traded on these exchanges are filed with and approved by local financial assets exchanges under the supervision of the offices of finance at the municipal and provincial levels. Pursuant to the Implementation Opinions on Straightening Out and Rectifying Various Types of Trading Venues (“Document 37”), promulgated by the General Office of the State Council on July 12, 2012, the establishment of a new exchange shall be approved by provincial level government except otherwise approved by State Council or the financial administrative department of State Council. Local government issued related laws and regulations for the supervision of local exchange. For example, Tianjin Municipal People’s Government issued Supervision and Administrative Rules for Tianjin Exchange (Trial) on October 30, 2013 governing the establishment, operation and risk prevention of local exchange. As a result, the major product types selected for distribution on such exchanges are dependent upon the local regulatory environment and policies. If any significant product types are discouraged by the local government authorities, our product portfolio, distribution services and related revenues may be negatively impacted.

In addition, although the local financial assets exchanges are mainly approved and regulated by the local government subject to certain administrative provisions issued by the State Council, we cannot guarantee that they would not be covered by the tightened national financial supervision system. If they are subject to approval or guidance of any national regulatory bodies, such as the People’s Bank of China, China Banking and Insurance Regulatory and Administration Committee, or the CSRC, these financial exchanges may be prohibited from listing certain or all of the products currently traded on such exchanges, or be prohibited from engaging in such listing and trading services. In such circumstances, we may have to cease the distribution of exchange administered products, and as a result, our business, financial condition and prospects would be materially and adversely affected.

We may not be able to continue to retain or expand our HNWI client base or maintain or increase the amount of investments made by our clients in the products we distribute.

We target China’s HNWIs as our clients. In light of China’s continuously evolving wealth management industry service for HNWIs, we cannot assure you that we will be able to maintain and increase the number of our clients or that our existing clients will maintain the same level of investment in the wealth management products that we distribute, the insurance products we facilitate to sell and/or the funds under our management. As this industry in China is at an early stage of development with a highly fragmented nature and has low barriers to entry, our existing and future competitors may be better equipped to capture market opportunities and grow their client bases faster than us. In addition, the evolving regulatory landscape of China’s financial service industry may not affect us and our competitors proportionately with respect to the ability to maintain or grow our client base. We may lose our position if we fail to maintain or further grow our client base at the same pace. A decrease in the number of our clients or a decrease in their spending on the products that we distribute or assets we manage may reduce revenues derived from commissions and recurring service fees and monetization opportunities for our asset management services. If we fail to continue to meet our clients’ expectations on the returns from the products we distribute or assets we manage or if they are no longer satisfied with our services, they may leave us for our competitors and our reputation may be damaged by these clients, affecting our ability to attract new clients, which will in turn adversely affect our financial condition and results of operations.

Any material decrease in the fee rates of commissions and performance-based fees for our services may have an adverse effect on our revenues, cash flow and results of operations.

We derive a majority of our revenues from one-time commissions. In addition, we are entitled to receive performance-based fees from wealth management services and asset management services. The commission and performance-based fee rates vary from product to product. Although the fee rates within any given category of the products we distribute remained relatively stable during the applicable periods referenced in this prospectus, future commission and performance-based fee rates may be subject to change based on the prevailing political, economic, regulatory, taxation and competitive factors that affect product providers. These factors, which are not within our control, include the capacity of product providers to generate new business and realize profits, client demand and preference for wealth management products, the availability of comparable products from other product providers at a lower cost, the availability of alternative wealth management products to clients and the tax deductibility of commissions and fees. Because we do not determine, and cannot predict, the timing or extent of commission and fee rate changes with respect to the wealth management products and insurance products, it is difficult for us to assess the effect of any of these changes on our operations. In order to maintain our relationships with the product providers and to enter into contracts for new products, we may have to accept lower commission rates or other less favorable terms, which could reduce our revenues. Furthermore, as we continue to grow our asset management services, we may face similar fee rates risk in connection with our asset management services.

We receive a large portion of our net revenues from a limited number of financial product providers and customers, and any adverse changes in our relationships with such financial product providers and customers or in their business and financial conditions may cause significant fluctuations in our revenue and impact our business.

Although we endeavor to source wealth management business from a broad coverage of product providers in the market, due to our stringent screening process and rigorous risk management standards, a large portion of the products distributed by us are sourced from a limited number of product providers, which are treated as our customers for accounting purpose. For the years ended June 30, 2018, 2019 and 2020, our top three customers accounted for 54%, 31% and 51% of our total net revenues, respectively, and our top five customers accounted for 62%, 43% and 60% of our total net revenues, respectively. For the year ended June 30, 2018, our largest product provider was one of our related parties, contributing 27% of our total net revenues. It is likely that we will continue to be dependent upon a limited number of product providers, including related parties, for a significant portion of our revenues for the foreseeable future.

We cannot assure you that our customer relationships will continue to develop or if these customers will continue to generate significant revenue for us in the future. Any failure to maintain our existing customer relationships or to expand our customer base will materially and adversely affect our results of operations and financial condition. If we lose any of our major product providers or any of these product providers significantly reduces its volume of business with us, our net revenues and profitability would be substantially reduced if we are unable seek alternative product providers on a timely basis with similar or favorable commercial terms, or at all. In addition, our relationships with product providers are governed by distribution agreements or advisory service agreements or brokerage service agreements. These agreements establish, among other things, the scope of our responsibility and our commission rates with respect to the distribution or brokerage of particular products. These agreements typically are entered into on a product by product basis and expire at the expiration date of the relevant product. For any new products, new agreements need to be negotiated and entered into. If product providers that in the aggregate account for a significant portion of our business decide not to enter into contracts with us for their financial products, or the terms of our contracts with them become less beneficial to us, our business and results of operations could be materially and adversely affected. In addition, if any of our major product providers fail to make timely payments to us or encounter difficulties or cease to issue fund products we distribute, our business, financial condition and results of operations may be materially and adversely affected.

Our reputation and brand recognition are crucial to our business. Any harm to our reputation or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

Our reputation and brand recognition are critical to the success of our business. We believe a sound reputation and a well-recognized brand are crucial to increasing our client base, which in turn facilitates our effort to monetize our services and enhance our attractiveness to our clients and product providers. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate.

Regulatory inquiries or investigations, lawsuits initiated by clients or other third parties, employee misconduct, perceptions of conflicts of interest and rumors, complaints from and disputes with our clients, among other things, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. In addition, any perception that the quality of our wealth management and product recommendations and services may not be the same as or better than that of other wealth management service providers or wealth management product distributors can also damage our reputation. Moreover, any negative media publicity about the financial service industry in general or product or service quality problems of other firms in the industry, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients, wealth management product providers and key employees could be harmed and, as a result, our business and revenues would be materially and adversely affected.

We face significant competition in the wealth management service industry, we could lose our market share and our results of operations and financial condition may be materially and adversely affected.

We operate in an increasingly competitive environment and compete for clients on the basis of, among other things, product offering, client services, branch network, reputation and brand name. In the wealth management service industry, we face competition primarily from commercial banks, non-bank traditional financial institutions such as securities firms, asset management firms, trust companies and insurance companies, and non-traditional financial institutions such as other large third-party wealth management companies and online wealth management platforms. In addition, there is a risk that we may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. New competitors that are better adapted to the wealth management services industry may emerge, which could cause us to lose market share in key market segments.

Our competitors may have greater financial and marketing resources than we do. For example, the commercial banks we compete with tend to enjoy significant competitive advantages due to their nationwide distribution network, established brand and credibility, and much larger client base and execution capabilities. Moreover, many of the wealth management product providers with whom we currently have relationships, such as fund managers or securities firms, are also engaged in, or may in the future engage in, the distribution of wealth management products and they may benefit from their vertical integration of manufacturing and distribution.

Non-compliance on the part of third parties with which we conduct business could disrupt our business and adversely affect our results of operations.

The product providers or other business counterparties may be subject to regulatory penalties or punishments because of their regulatory compliance failures, which may affect our business activities and reputation and in turn, our results of operations. Although we conduct due diligence on our business counterparties, we cannot be certain whether any such counterparty has infringed or will infringe any third parties’ legal rights or violate any regulatory requirements. We cannot assure you that these counterparties will continue to maintain all applicable permits and approvals, and any non-compliance on the part of these counterparties may cause potential liabilities to us and in turn disrupt our operations.

We face risks related to outbreaks of health epidemics, natural disasters, and other extraordinary events, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operations.

Our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus or other disease. A strain of SARS-CoV-2, which causes the COVID-19 disease, was first reported in December 2019. On March 11, 2020, the World Health Organization declared the outbreak a global pandemic. With an aim to contain the COVID-19 outbreak, the PRC government has imposed various strict measures across the PRC including, but not limited to, travel restrictions, mandatory quarantine requirements, and postponed resumption of business operations.

This outbreak has led to temporary closure of our wealth service centers in some locations in February 2020 with a significant portion of our employees working from home. Although we adapted to flexible working mode and were able to provide services to our clients remotely during February and March 2020 and have gradually resumed normal operations since March 2020, we still experienced business disruption as a result of disease containment measures in response to the COVID-19 outbreak. For example, due to the travel restrictions in the PRC and Hong Kong, our clients were unable to sign the insurance purchase agreements in Hong Kong in person, resulting in a decrease in sales facilitated by our insurance brokerage services since the COVID-19 outbreak and accordingly, our commissions generated from such services did not grow as we anticipated. In addition, we and our clients experienced limitations having face-to-face meetings due to quarantine measures and travel bans imposed by governments to contain the spread of this outbreak. Furthermore, although the severity of epidemic containment requirements and level of emergency response to the COVID-19 outbreak have been gradually downgraded in China, we are still subject to regular disease prevention and control measures, which may still affect our work efficiency and productivity and cause delay or cancellation in our offline events, and in turn adversely affect our business.

Additionally, as COVID-19 continues to evolve into a worldwide health crisis, it has adversely affected the global economy and financial markets. If the COVID-19 outbreak is not effectively controlled in a short period of time, our business and results of operations could be adversely affected to the extent the COVID-19 outbreak harms the China or world economy generally. Although the COVID-19 outbreak has had a limited impact on our results of operations for the year ended June 30, 2020 and our net revenues increased as compared to the year ended June 30, 2019, the extent to which the COVID-19 outbreak will impact our future financial condition and results of operations cannot be reasonably estimated at this time and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the COVID-19 outbreak or treat its impact, and the impact on the economic growth and business of our clients for the foreseeable future, among others. Any future outbreak of public health epidemics may restrict economic activities in affected regions, resulting in reduced business volume, disrupt our business operations and adversely affect our results of operations.

Our risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risk, including the non-compliances with laws and regulations or our internal policies and procedures.

We have devoted significant time and resources to developing our risk management policies and procedures and plan to continue to do so. However, our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. Many of our risk management policies are based upon observed historical market behavior, existing market practice or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, which could be significantly greater than what our models indicate. This could cause us to incur investment losses or cause our hedging and other risk management strategies to be ineffective.

Before launching a product, we conduct stringent product selection procedures to evaluate important and complex business, financial, tax, accounting and legal issues of product candidates and providers. Nevertheless, when conducting such procedures and making an assessment regarding product candidates, we rely on the resources available to us, including information provided by the product providers and underlying borrowers, which may not always be accurate, complete, up-to-date or properly evaluated. Accordingly, we cannot assure you that the due diligence investigations that we carry out with respect to any products will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such products. Instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect.

Although we have established an internal compliance system to supervise service quality and regulation compliance, these risks may be difficult to detect in advance and deter, and could harm our business, results of operations or financial performance. In preparation of the initial public offering, we further enhanced our internal compliance system and discovered certain deficiencies in relation to tax matter handling and reporting. Specifically, we identified that we historically did not timely pay certain income taxes in full as required by the competent tax authorities in China. As a result, we recorded the unpaid taxes as income tax payables as of June 30, 2018, 2019 and 2020.

Additionally, although we perform due diligence on potential clients, we cannot assure you that we will be able to identify all the possible issues based on the information available to us. If certain investors do not meet the relevant qualification requirements under relevant product agreements or under applicable laws, we may also be deemed in default of the obligations required in our contract with the product providers, or be subject to claims raised by other investors in the products. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

Furthermore, historically we engaged an independent third party to receive commissions from certain product issuers and paid the commissions to our relationship managers on our behalf. All relevant individual income tax withholding responsibility was assumed by the independent third party. We terminated these business arrangements by December 31, 2020. Although the arrangements did not impact our financial results, and all the revenues and expenses were recognized and accounted for in accordance with our accounting policies, such historical arrangements might have resulted in compliance deficiencies. We cannot assure you whether the tax authorities may decide to take any enforcement actions on the above arrangements or their decisions may adversely affect our compliance liabilities.

Misconduct of our relationship managers or other employees could harm our reputation or lead to regulatory sanctions or litigation costs.

Misconduct of our relationship managers or other employees could result in violations of law by us, regulatory sanctions, litigation or serious reputational or financial harm. Their misconduct could include the following:

•

negligently or intentionally ignoring facts that are material to assessing and selecting product candidates; engaging in misrepresentation or fraudulent activities when marketing or distributing wealth management products to clients;

•	improperly using or disclosing confidential information of our clients, wealth management product providers or other parties;

•	concealing unauthorized or unsuccessful activities, resulting in unknown and unmanaged risks or losses; or

•	otherwise not complying with laws and regulations or our internal policies or procedures.

We have established an internal compliance system to supervise service quality and regulation compliance; however, we cannot always deter misconduct of our relationship managers or other employees and the precautions we take to prevent and detect misconduct may not be effective in all cases. We cannot assure you, therefore, that misconduct of our relationship managers or other employees will not lead to a material adverse effect on our business, results of operations or financial conditions.

We may not be able to effectively implement our future business strategies, in which case our business and results of operations may be materially and adversely affected.

We commenced our business in 2006, and have grown and expanded significantly since our inception. We believe that our continued growth will depend on our ability to effectively implement our business strategies and address the above listed factors that may affect us. In order to strengthen our market position in the wealth management service industry, we intend to strengthen and expand our product offering, continue to invest in our branch network and expand our international presence, and invest in technology to improve operational efficiency, all of which require us to further expand, train, manage and motivate our workforce and maintain our relationships with our clients, third-party issuers and other industry players such as financial institutions and asset management companies. Our operational expenses may increase due to establishment of additional offices and wealth service centers so as to increase our market penetration. We anticipate that we will also need to implement a variety of enhanced and upgraded operational and financial systems, procedures and controls, including the improvement of office administration system and other internal management systems. All of these endeavors involve risks and will require substantial management efforts, attention and skills, and significant additional expenditure. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. In addition, we cannot assure you that we will be able to manage our growth or implement our future business strategies effectively, and failure to do so may materially and adversely affect our business and results of operations.

We and our directors and/or executive officers may be involved from time to time in legal or administrative proceedings and commercial or contractual disputes, which could have a material adverse effect on our business, results of operations and financial condition.

From time to time, we and our directors and/or executive officers may be involved in legal or administrative proceedings and commercial disputes. Such proceedings or disputes are typically claims that arise in the ordinary course of business, including, without limitation, commercial or contractual disputes, lawsuits or disputes brought by our clients who have bought wealth management products based on our recommendations and insurance products for which we facilitated the sales, employment matters and other regulatory compliance matters. We are currently involved in a few pending lawsuits primarily relating to the misrepresentation and fraudulent activities from several previous employees distributing wealth management products to our clients, and have in the past been subject to certain administrative proceedings. There can be no assurance that any additional proceedings and claims, should they arise, will not have a material adverse effect on our business, results of operations and financial condition.

This risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are volatile, or when clients or investors are experiencing losses. Although we are not liable for the loss of our clients arising from their own investments decisions and we do not provide any guarantees of returns with respect to the products, however, we may be involved in legal proceedings, commercial disputes, complaints from and disputes with our clients regardless of its ground. Furthermore, actions brought against us may result in settlements, awards, injunctions, fines, penalties or other results adverse to us including harm to our reputation. The contracts between ourselves and third-party wealth management product providers do not provide for indemnification for our costs, damages or expenses resulting from such lawsuits. Even if we are successful in defending against these actions, the defense of such matters may result in us incurring significant expenses. Predicting the outcome of such matters is inherently difficult, particularly where claimants seek substantial or unspecified damages, or when arbitration or legal proceedings are at an early stage. A substantial judgment, award, settlement, fine, or penalty could be materially adverse to our operating results or cash flows for a particular future period, depending on our results for that period.

If we breach the contractual obligations under the asset management documents or fiduciary duties we owe to fund counterparties in connection with our asset management service business, our results of operations will be adversely impacted.

As we provide asset management service business in PRC, we may be exposed to indemnity or other legal liabilities if we are deemed to have breached our legal obligations as fund managers under the asset management documents or fund subscription agreements, and are therefore susceptible to legal disputes and potentially significant damages. If we serve as the general partner for the funds that are in the form of a limited partnership, we may be required to manage the funds for the limited partners or the investors. If we are deemed to have breached our fiduciary duty, we may be exposed to risks and losses related to legal disputes. We would bear unlimited joint and several liabilities for the debts of any asset managed by us out of all our assets as general partners. We cannot assure you that our efforts to further develop the asset management business will be successful. If our asset management business fails, our future growth may be materially and adversely affected and our reputation and credibility may be damaged among our target clients.

We have granted, and may continue to grant, share options and other forms of share-based incentive awards, which may result in increased share-based compensation expenses.

On January 1, 2016, 2017 and January 8, 2018, Hywin Wealth Management granted 8,998,465 options to its employees and directors to purchase an aggregate of 8,998,465 shares of Hywin Wealth Management under the original 2018 Plan. In August 2018, Hywin Wealth Management repurchased 1,495,995 options issued and outstanding, following which a total of 7,502,470 options remained outstanding. Due to the changes in fair value, we recognized RMB1.1 million and RMB5.6 million of share-based compensation expenses for the years ended

June 30, 2018 and 2019, respectively, and recognized RMB0.4 million (US$0.1 million) of share-based compensation benefits for the year ended June 30, 2020. See “Management—Share Incentive Plan—2018 Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Judgments and Estimates—Share-based Expenses/(benefits).” We may incur such expenses in future periods under the restated 2018 and 2019 plan and any future awards under other plans. In addition, we may still grant share options and other share-based incentives in the future, which may record significantly share-based compensation expenses in our profit or loss statement. We account for compensation costs for all stock options using a fair-value based method and recognize expenses in our consolidated statement of income in accordance with the relevant rules in accordance with U.S. GAAP, which may have a material adverse effect on our net income. Any additional securities issued under share-based compensation schemes will adversely affect our results of operations and dilute the ownership interests of our shareholders, including holders of our ADSs. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key employees and relationship managers, and we will continue to grant share-based compensation to directors, employees or relationship managers in the future.

Any significant failure in our information technology systems could have a material adverse effect on our business and profitability.

Our business is highly dependent on the ability of our information technology systems to timely process a large amount of information of product offering, clients and transactions. The proper functioning of our client transactions and services, sales management, financial control, accounting, and other information technology systems, together with the communication systems between our various wealth service centers and our headquarters in Shanghai, is critical to our business and to our ability to compete effectively. We cannot assure you that our business activities would not be materially disrupted in the event of a partial or complete failure of any of these information technology or communication systems, which could be caused by, among other things, software malfunction, computer virus attacks or conversion errors due to system upgrading. In addition, a prolonged failure of our information technology system could damage our reputation and materially and adversely affect our future prospects and profitability. In addition, as we plan to invest in intelligence client service platform and relationship manager management platform, we cannot assure you that no additional licenses or permits under relevant laws and regulations to own or use such platforms or IT infrastructure would be required, or that we would be able to obtain additional licenses or permits. If we are unable to obtain such licenses or permits, or be forced by governmental authorities to dismantle such infrastructure, we may not be able to recoup our investments and our future prospects and profitability may be materially and adversely affected.

Our future success depends on the continuing efforts to retain our existing management team and other key employees as well as to attract, integrate and retain highly skilled and qualified personnel, and our business may be disrupted if we lose their services.

Our future success depends heavily on the continued services of our current executive officers. We also rely on the skills, experience and efforts of other key employees, including management, marketing, support, research and development, technical and services personnel. If one or more of our executive officers or other key employees are unable or unwilling to continue in their present positions, we may not be able to find replacements easily or at all, which may disrupt our business operations. If any of our executive officers or other key employees joins a competitor or forms a competing company, we may lose clients, know-how, key professionals and staff members.

We also rely on the skills, experience and efforts of our professionals, including our relationship managers, client managers and product development personnel. Our relationship managers mainly recommend wealth management products. The investment performance of products we distribute or assets we manage and the retention of our clients are dependent upon the strategies carried out and performance by such employees.

The market for these talents is extremely competitive and we may face the following risks:

•	there is no assurance that we can continue to successfully retain high quality relationship managers to support our further growth;

•

even if we could retain existing relationship managers, we may fail to attract new relationship managers or may have to incur disproportional training and administrative expenses in order to prepare our local recruits for their jobs;

•	if we are unable to attract, train and retain highly productive relationship managers, our business could be materially and adversely affected; and

•	competition for relationship managers may also force us to increase the compensation of such employees, which would increase operating cost and reduce our profitability.

If we are unable to attract and retain qualified individuals or our recruiting and retention costs increase significantly, our financial condition and results of operations could be materially and adversely impacted.

Our chairman of the board will be able to control and exert significance influence over our company following this offering, and his interest may be different from or conflict with that of our other shareholders.

As of the date of this prospectus, Mr. Han Hongwei, our chairman of the board, beneficially owns 79.7% of our share capital. Upon the completion of this offering, Mr. Han will beneficially own an aggregate of 71.2% of our outstanding share capital. As more than 50% of the voting power for the election of directors is held or directed by Mr. Han Hongwei following this offering, we are a “controlled company” within the meaning of the NASDAQ listing rules. As a result of this high level of shareholding, Mr. Han will be able to exert a significant degree of influence or actual control over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Mr. Han may take actions that are not in the best interests of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

Any failure to protect our clients’ privacy and confidential information could lead to legal liability, adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

Our services involve the exchange, storage and analysis of highly confidential information, including detailed personal and financial information regarding our clients, through a variety of electronic and non-electronic means, and our reputation and business operations are highly dependent on our ability to safeguard the confidential personal data and information of our clients. We rely on a network of process and software controls to protect the confidentiality of data provided to us or stored on our systems. We face various security threats on a regular basis, including cyber-security threats to and attacks on our technology systems that are intended to gain access to our confidential information, destroy data or disable our systems.

Regulatory authorities in China have implemented, and are considering, a number of legislative and regulatory proposals concerning data protection. For example, the Cyber Security Law of PRC, or the Cyber Security Law, which became effective in June 2017, created China’s first national-level data protection for “network operators” which may include all network service providers in China. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of the Cyber Security Law. The PRC Civil Code, which became effective on January 1, 2021, also stipulates that the personal information of a natural person shall be protected by the law. Furthermore, the draft Data Security Law of the PRC, which was published on July 3, 2020 for public comment, intends to include provisions on data security protection obligations and legal liabilities for the breach of such obligations. If we do not take adequate measures to prevent security breaches, maintain adequate internal controls or fail to implement new or improved controls, this data, including personal information, could be misappropriated or confidentiality could otherwise be breached. We could be subject to liability if we inappropriately disclose any client’s personal information, or if third parties are able to penetrate our network security or otherwise gain access to any client’s name, address, portfolio holdings, or other personal information. Any such failure could subject us to claims for identity theft or other similar fraud claims or claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal information. In addition, such events would cause our clients to lose their trust and confidence in us, which may result in a material adverse effect on our business, results of operations and financial condition.

We may not be able to prevent unauthorized use of our intellectual property, which could reduce demand for our products and services, adversely affect our revenues and harm our competitive position.

We rely primarily on a combination of copyright, trade secret, trademark and anti-unfair competition laws and contractual rights to establish and protect our intellectual property rights in our brand, trade names, trademarks, trade secrets, proprietary database and research reports and other intellectual property rights distinguish the products we distribute and our services from those of our competitors. We cannot assure you that the steps we have taken or will take in the future to protect our intellectual property or prevent piracy will prove to be sufficient. Implementation of intellectual property-related laws in China has historically been lacking, primarily due to ambiguity in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protection in China may not be as effective as those in the United States or other countries. Current or potential competitors may use our intellectual property without our authorization in the development of products and services that are substantially equivalent or superior to ours, which could reduce demand for our solutions and services, adversely affect our revenues and harm our competitive position. Even if we were to discover evidence of infringement or misappropriation, our recourse against such competitors may be limited or could require us to pursue litigation, which could involve substantial costs and diversion of management’s attention from the operation of our business.

We may face intellectual property infringement claims that could be time consuming and costly to defend and may result in the loss of significant rights by us.

Although we have not been subject to any litigation, pending or threatened, alleging infringement of third parties’ intellectual property rights, we cannot assure you that such infringement claims will not be asserted against us in the future. Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of our business. If there is a successful claim of infringement, we may be required to alter our services, cease certain activities, pay substantial royalties and damages to, and obtain one or more licenses from, third parties. We may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause us to lose revenues, impair our client relationships and harm our reputation.

Confidentiality agreements with employees, product providers and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

We require our employees, product providers and others to enter into confidentiality agreements in order to protect our trade secrets, other proprietary information and, most importantly, our client information. These agreements might not effectively prevent disclosure of our trade secrets, know-how or other proprietary information and might not provide an adequate remedy in the event of unauthorized disclosure of such confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We have limited insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies do in more developed economies. Other than property and casualty insurance on some of our assets, we do not have commercial insurance coverage on our other assets and we do not have insurance to cover our business or interruption of our business, litigation or product liability, which is permitted by the applicable laws and in line with the industry practice. Any uninsured occurrence of loss or damage to property, litigation or business disruption may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified the following material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to (i) our lack of sufficient resources with U.S. GAAP and the SEC reporting experiences in the accounting department to provide accurate information on a timely manner; (ii) our lack of key monitoring mechanisms such as internal audit department to oversee and monitor the Company’s risk management, business strategies and financial reporting procedures, and also our lack of adequately designed and documented management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements. To remediate the material weakness identified in internal control over financial reporting of the Company, we have: (a) hired an experienced outside consultant with adequate experience with U.S. GAAP and the SEC reporting and compliance requirements; (b) continued our efforts to provide ongoing training courses in U.S. GAAP to existing personnel, including our Chief Financial Officer; (c) continued our efforts to set up the internal audit department, and enhance the effectiveness of the internal control system; and (d) continued our efforts to implement necessary review and controls at related levels and all important documents and contracts (including all of our subsidiaries) will be submitted to the office of its chief administrative officer for retention.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Following the identification of the material weaknesses, we have implemented and are continuing to implement a number of measures to address the material weakness identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that it has been fully remedied. Our failure to correct the material weakness or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Upon the completion of this offering, we will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report beginning with our annual report. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed or operated, or if it interprets the relevant requirements differently from us. In addition, once we have become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the wealth management or asset management business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

We primarily engage in the distribution of wealth management products to HNWIs in China. In practice, the foreign shareholder of a distributor of mutual funds is required to be a financial institution with asset management or relationship manager experience, good financial standing and reputation, and such a foreign shareholder shall be located in a place where its national authority has signed a memorandum of understanding on bilateral regulatory cooperation with the CSRC or its approved institution. Accordingly, we are currently not eligible to conduct our wealth management business by directly establishing a foreign-invested asset management company. In order to conduct our wealth management services, we have entered into contractual arrangements through Hywin Wealth Management which has such qualifications. Our contractual arrangement with Hywin Wealth Management and its shareholders enable us to (1) have power to direct the activities that most significantly affect the economic performance of Hywin Wealth Management; (2) receive 100% of the economic benefits from Hywin Wealth Management in consideration for the services provided by Hywin Wealth Management; and (3) have an exclusive option to purchase most or part of the equity interests in Hywin Wealth Management when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of Hywin Wealth Management and hence consolidate the financial results of Hywin Wealth Management and its subsidiaries into our consolidated financial statements under U.S. GAAP. In addition, PRC laws and regulations imposed restrictions on foreign ownership of companies that engage in asset management in practice, such as our subsidiary Shenzhen Panying. Furthermore, Shanghai Hywin Network Technology (上海海银网络科技有限公司) is recently expanding its business into market research and consultation services, which are also a business subject to foreign ownership restrictions. Due to these restrictions in PRC law or in practice on foreign ownership, we conduct our business in China through our variable interest entities by way of a series of contractual arrangements.

If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in the wealth management or asset management business, or if the PRC government otherwise finds that we, Hywin Wealth Management, Shenzhen Panying, Shanghai Hywin Network Technology or any of their subsidiaries or branches are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, including the CSRC, would have broad discretion in dealing with such violations or failures, including, without limitation:

•	revoke the business license and/or operating license that such entities currently have or obtain in the further;

•	discontinuing or placing restrictions or onerous conditions on our operations;

•	imposing fines, confiscating the income from Hywin Consulting or our VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

•

requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs;

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China; or

•	taking other regulatory or enforcement actions that could be harmful to our business.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIEs in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIEs or our right to receive substantially all the economic benefits and residual returns from our VIEs and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIEs in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

Our business may be deemed as a foreign investment under Foreign Investment Law.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which took effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. Since the Foreign Investment Law is newly enacted, uncertainties still exist in relation to its interpretation and implementation. The Foreign

Investment Law does not explicitly classify whether variable interest entities that are controlled via contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment.

The Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list” to be published. The Foreign Investment Law provides that only foreign invested entities operating in foreign restricted or prohibited industries will require entry clearance and other approvals that are not required by PRC domestic entities or foreign invested entities operating in other industries. In the event that our VIEs and their subsidiaries through which we operate our business are not treated as domestic investment and our operations carried out through such VIEs and their subsidiaries are classified in the “restricted” or “prohibited” industry in the “negative list” under the Foreign Investment Law, such contractual arrangements may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or dispose of such business.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. In addition, the Foreign Investment Law provides that existing foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law, which means that we may be required to adjust the structure and corporate governance of certain of our PRC entities then. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

We rely on contractual arrangements with our VIEs and its shareholders for a portion of our China operations, which may not be as effective as direct ownership in providing operational control.

We rely on contractual arrangements with our VIEs, Hywin Wealth Management, Shanghai Hywin Network Technology, and Shenzhen Panying and their respective shareholders to operate a portion of our operations in China, including wealth management services, asset management services and insurance brokerage services. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs. For example, our VIEs and their respective shareholders could breach their contractual arrangements with us by, among other things, failing to operate our business in an acceptable manner or taking other actions that are detrimental to our interests. In addition, we are also in the process of registering the pledge of equity interests of Hywin Wealth Management with the competent office of State Administration for Market Regulation in accordance with the PRC laws. These risks exist throughout the period in which we operate our businesses through the contractual arrangements with our VIEs. If we were the controlling shareholder of the VIEs with direct ownership, we would be able to exercise our rights as shareholders to effect changes to their board of directors, which in turn could implement changes at the management and operational level. However, under the current contractual arrangements, as a legal matter, if our VIEs or their shareholders fail to perform their obligations, including without limitation, the failure to complete the registration under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, claiming damages or other contract remedies. We cannot assure you that such enforcement or remedies against the shareholders or third parties will be effective under PRC laws. In addition, if the pledge of equity interests of Hywin Wealth Management is not completed, we may not be able to enforce the Equity Pledge Agreement and other contractual arrangements, especially against third parties. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation.

In the event we are unable to enforce the contractual arrangements, we may not be able to have the power to direct the activities that most significantly affect the economic performance of our VIEs and their subsidiaries and branches, and our ability to conduct our business may be negatively affected, and we may not be able to consolidate the financial results of our VIEs and their subsidiaries and branches into our consolidated financial statements in accordance with U.S. GAAP.

Any failure by our VIEs and their subsidiaries or the shareholders of VIEs to perform their obligations under the contractual arrangements would have a material adverse effect on the financial position and performance of our company. For example, the contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with arbitral procedures as contractually stipulated. The commercial arbitration system in China is not as developed as some other jurisdictions, such as the United States. As a result, uncertainties in the commercial arbitration system or legal system in China could limit our ability to enforce these contractual arrangements. In addition, if the legal structure and the contractual arrangements were found to violate any existing or future PRC laws and regulations, we may be subject to fines or other legal or administrative sanctions. If the imposition of government actions causes us to lose our right to direct the activities of VIEs and their subsidiaries or our right to receive substantially all the economic benefits from VIEs and their subsidiaries and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of VIEs and their subsidiaries.

Contractual arrangements in relation to our VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that we, our subsidiaries or our VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our VIEs, our subsidiaries and us were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose interest and/or other penalties on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs’ tax liabilities increase or if it is required to pay interests and/or other penalties on the adjusted but unpaid taxes.

We may lose the ability to use and enjoy assets held by our VIEs that are material to the operation of certain portion of our business if the VIEs go bankrupt or become subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with our VIEs, our VIEs and their subsidiaries hold certain assets that are material to the operation of our business, including intellectual property and premise and licenses. If our VIEs go bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our VIEs may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If our VIEs undergo a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

We may rely principally on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by Hywin Consulting, our PRC subsidiary, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If Hywin Consulting incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements that Hywin Consulting currently has in place with our VIEs in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

Under PRC laws and regulations, Hywin Consulting, as a wholly foreign-owned enterprise in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise such as Hywin Consulting is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of Hywin Consulting to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Doing Business in China and Hong Kong

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of financial services businesses, service providers and financial products we distribute.

The PRC government extensively regulates the financial services industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the financial services industry, including wealth management and asset management companies. These financial service-related laws and regulations are evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of the financial services business include, but are not limited to, the following:

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there are uncertainties related to the regulation of the wealth management and asset management business in China, including evolving licensing practices. Operations at some of our subsidiaries and consolidated entities may be subject to challenge, or we may fail to obtain permits or licenses that may be deemed necessary for our operations or we may not be able to obtain or renew certain permits or licenses; and

•

the evolving PRC regulatory system for the financial service industry may lead to the establishment of new regulatory agencies. If these new laws, regulations or policies are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the financial services industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, financial services businesses in China, including our business. There are also risks that we may be found in violation of existing or future laws and regulations given the uncertainty and complexity of China’s regulation of financial services business.

Besides, the regulations relating to financial services or products may change, and as a result we may be required to discontinue the supply of certain wealth management products that we currently distribute or cease managing certain products in our asset management business.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our products and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us.

Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiary and our VIEs are subject to laws, rules and regulations applicable to foreign investments in China. The PRC legal system is based on written statutes and court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretation of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our businesses in China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Fluctuations in exchange rates may have a material adverse effect on your investment.

The value of the Renminbi and H.K. dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy. Although the exchange rate between the H.K. dollar and the U.S. dollar has been pegged since 1983, we cannot assure you that the H.K. dollar will remain pegged to the U.S. dollar. The conversion of the RMB into foreign currencies, including the U.S. dollar and the Euro, is based on rates set by the People’s Bank of China. It is difficult to predict how long such depreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again.

Most of our revenues and substantially all of our costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering and our concurrent private placement, into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or the ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Governmental control of conversion of Renminbi into foreign currencies may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our company may rely on dividend payments from our PRC subsidiary, Hywin Consulting, to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and our VIEs, or to make additional capital contributions to our PRC subsidiary.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiary, Hywin Consulting, which is treated as an FIE under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or the SAFE and capital contributions to our PRC subsidiary are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015. According to Circular 19, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a FIE is regulated such that Renminbi capital may not be used for the issuance of Renminbi entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows Renminbi capital converted from foreign currency denominated registered capital of a FIE to be used for equity investments within the PRC, it also reiterates the principle that Renminbi converted from the foreign currency denominated capital of a FIE may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company to issue Renminbi entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our VIEs and their subsidiaries. Meanwhile, we are not likely to finance the activities of our VIEs and their subsidiaries by means of capital contributions given the restrictions on foreign investment in the businesses that are currently conducted by our VIEs and their subsidiaries.

In light of the various requirements imposed by of PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or our VIEs and their subsidiaries or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37 immediately before completion of this offering. We cannot assure you, however, that all of these individuals may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign exchange denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign currency denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon completion of this offering. In addition, pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies before exercising their rights. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from the sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulations on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the

ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of the ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of the ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The enforcement of the Labor Contract Law and other labor related regulations in the PRC may adversely affect our business and our results of operations.

In June 2007, the National People’s Congress of China enacted the Labor Contract Law, which was amended on December 28, 2012 and became effective on July 1, 2013. Compared to the Labor Law, the Labor Contract Law establishes more restrictions and increases costs for employers to dismiss employees, including specific provisions related to fixed-term employment contracts, temporary employment, probation, consultation with the labor union and employee assembly, employment without a contract, dismissal of employees, compensation upon termination and overtime work, and collective bargaining. According to the Labor Contract Law, an employer is obliged to sign labor contract with unlimited term with an employee if the employer continues to hire the employee after the expiration of two consecutive fixed-term labor contracts subject to certain conditions or after the employee has worked for the employer for ten consecutive years. The employer also has to pay compensation to an employee if the employer terminates an unlimited-term labor contract. Such compensation is also required when the employer refuses to renew a labor contract that has expired, unless it is the employee who refuses to extend the expired contract. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective in January 2008 and the Implementation Rules on Paid Annual Leave for Employees, which became effective in September 2008, employees who have served more than one year for an employer are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service. Employees who are deprived of such vacation time by employers shall be compensated with three times their regular salaries for each of such vacation days, unless it is the employees who waive such vacation days in writing. Since our success largely depends on our qualified employees, the implementation of the Labor Contract Law may significantly increase our operating expenses, in particular our personnel expenses. In the event that we decide to lay off a large number of employees or otherwise change our employment or labor practices, the Labor Contract Law may also limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 and effective as of August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10.0 billion and at least two of these operators each had a turnover of more than RMB400.0 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2.0 billion, and at least two of these operators each had a turnover of more than RMB400.0 million within China) must be cleared by the MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, the MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement the Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, the MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If the MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC and the MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the wealth management or asset management business requires security review.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the abovementioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. The M&A Rules requires a foreign investor to obtain the approval from the MOFCOM or its local counterpart only upon (i) its acquisition of a domestic enterprise’s equity interest; (ii) its subscription of the increased capital of a domestic enterprise; or (iii) establishes and operates a foreign-invested enterprise with assets acquired from a domestic enterprise. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

Our PRC subsidiary and consolidated entities are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our PRC subsidiary, Hywin Consulting, as well as consulting and other fees paid to us by our consolidated entities for our cash and financing requirements, such as the funds necessary to pay dividends and other cash distributions to our shareholders, and service any debt we may incur. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary and consolidated entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

In addition, the EIT Law and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Failure to comply with PRC regulations regarding the registration of outbound direct investment may subject us or our actual controller to fines and legal or administrative sanctions.

Historically, before we established our offshore holding structure, our PRC operating entity, Hywin Wealth Management established Haiyin Wealth Management Holdings (Hong Kong) Limited in Hong Kong, which thereafter acquired our HK licensed companies, Hywin International Insurance Broker Limited and Hywin Asset Management (Hong Kong) Limited. Under the applicable PRC laws and regulations, PRC entities need to obtain approvals from or file with the National Development and Reform Commission, or the NDRC and the Ministry of Commerce, or the MOFCOM, or their local branches before conducting any overseas investments, and are also required to apply for additional approvals or file or make certain amendments if any change occurs to such overseas investments. Hywin Wealth Management has filed with the relevant branch of the MOFCOM and NDRC for investing in Haiyin Wealth Management Holdings (Hong Kong) Limited, but failed to update such filing for Haiyin Wealth Management Holdings (Hong Kong) Limited’s further investments in Hywin International Insurance Broker Limited and Hywin Asset Management (Hong Kong) Limited. As of the date of this prospectus, we have not received any rectification requirements or penalties from the NDRC or the MOFCOM. However, we cannot assure you that these rectifications will fully satisfy the relevant regulatory authorities’ requirements or we will not be subject to investigation or scrutiny from regulators even though we had not yet received any negative opinion or penalty for our historical overseas investments so far. If the NDRC or the MOFCOM imposes any penalties on us or requires us to make any further rectifications, our business and results of operations may be materially and adversely affected.

According to the relevant regulations made by SAFE, any domestic organization or individual that seeks to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas shall make the appropriate registrations in accordance with State Council foreign exchange administrative department provisions.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including contracts such as consulting service agreements we enter into with wealth management product providers, which are important to our business, are executed using the chops (a Chinese stamp or seal) or seals of the signing entity, or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAIC.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiary and consolidated entities have the power to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiary and consolidated entities have signed employment undertaking letters with us or our PRC subsidiary and consolidated entities under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and the chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel of each of our PRC subsidiary and consolidated entities. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiary or consolidated entities, we, our PRC subsidiary or consolidated entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The interpretation and application of the regulations remain unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Any failure to comply with PRC regulations regarding the registration requirements for share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Under SAFE regulations, PRC residents who participate in a share incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. See “Regulations—Regulations on Stock Incentive Plans.” We and our PRC resident employees who participate in our share incentive plans will be subject to these regulations when our company becomes publicly listed in the United States. If we or any of these PRC resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Our leased property interest may be defective and our right to lease the properties may be challenged, which could cause significant disruption to our business.

We lease all the premises used in our operations from third parties. We require the landlords’ cooperation to effectively manage the condition of such premises, buildings and facilities. In the event that the condition of the office premises, buildings and facilities deteriorates, or if any or all of our landlords fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our offices could be materially and adversely affected.

Moreover, certain lessors have not provided us with valid ownership certificates. Under the relevant PRC laws and regulations, if the lessors are unable to obtain certificate of title because such properties were built illegally or failed to pass the inspection or other reasons, such lease contracts may be recognized as void and as a result, we may be required to vacate the relevant properties. In addition, if our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, our leases could be invalidated. As a result, we cannot assure you that we will not be subject to any challenges, lawsuits or other actions taken against us with respect to the properties leased by us for which the relevant lessors do not hold valid title certificates. If any of such properties were successfully challenged, we may be forced to relocate our operations on the affected properties and may be forced to cease these activities in the event we face challenges in relation to our properties. If we fail to find suitable replacement properties on terms acceptable to us for the affected operations, or if we are subject to any material liability resulting from third-party challenges for our lease of properties for which we or our lessors do not hold valid titles, our business, financial condition and results of operations may be materially and adversely affected.

Under PRC laws, all lease agreements are required to be registered with the local housing authorities. We have not registered certain of our lease agreements with the relevant government authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines.

Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability.

China’s overall economy and the average wage level in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

In October 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, which was amended on December 29, 2018, and came into effect on the same day. In April 1999, the State Council promulgated the Regulations on the Administration of Housing Funds, which was amended on March 24, 2019 and came into effect on the same day. Companies registered and operating in China are required under the Social Insurance Law and the Regulations on the Administration of Housing Funds to, apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and, to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. Recently, the PRC government enhanced its measures relating to social insurance collection, which lead to stricter enforcement. We could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders which may further subject us to administrative fines. As the interpretation and implementation of labor related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related laws and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. We have been routinely contributing to our employee’s social insurance and housing provident funds and have outsourced the funds’ administrative functions to third party agents. However, we have not fully paid the social insurance payment and housing provident funds for all of our employees as required by applicable PRC regulations. In addition, we also distribute some of the bonus for our employees through our parent company. We cannot guarantee that the amount of social insurance contributions we would be required to pay will not increase, nor that we would not be required to pay any shortfalls or be subject to any penalties or fines, any of which may have a material and adverse effect on our business and results of operations.

Risks Related to our ADSs and This Offering

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

We will apply to list the ADSs on the NASDAQ Global Market. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of the ADSs

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading prices of the ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the ADSs, regardless of our actual operating performance.

In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities.

In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variation in our revenues, earnings, cash flow and data related to our user base or user engagement;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new services and expansions by us or our competitors;

•	regulatory developments in our target markets affecting us, our clients or our competitor

•	conditions in the Chinese wealth management industry;

•	changes in the economic performance or market valuation of other wealth management companies

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us or our industry;

•	additions or departures of key personnel;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ADSs;

•	potential litigation, regulatory investigations or regulatory developments that are perceived to be adverse to our business;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar; and

•	sales or perceived potential sales of additional ADSs.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ADSs or publish inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of substantial amounts of our ADSs in the public market after completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs. In connection with this offering, we, our officers and directors and all of our existing shareholders and option holders have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters. Upon completion of this offering, we will have 58,400,000 ordinary shares outstanding, including ordinary shares represented by ADSs, assuming the underwriters does not exercise its option to purchase additional ADSs. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act. The remaining ordinary shares outstanding immediately after this offering will be available for sale, upon the expiration of the 180-day lock-up period, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. In addition, the underwriters may exercise the discretion to release the securities held by the parties subject to the lock-up restriction prior to the expiration of the lock-up period. If the securities subject to lock-up are released before the expiration of the lock-up period, their sale or perceived sale into the market may cause the price of our ADSs to decline. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

You may be subject to limitations on the transfer of the ADSs.

The ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The voting rights of holders of the ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of your ordinary shares underlying the ADSs.

Holders of the ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the ordinary shares underlying the ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the ordinary shares underlying the ADSs. Upon receipt of your voting instructions, the depositary may try to vote the ordinary shares underlying the ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying the ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our Amended and Restated Articles of Association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the ordinary shares underlying the ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and to deliver our voting materials to you. We cannot assure you that you will receive the voting material in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying the ADSs are voted and you may have no legal remedy if the shares underlying the ADSs are not voted as you requested.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$7.60 per ADS, assuming that no outstanding options to acquire ordinary shares are exercised. This number represents the difference between the initial public offering price of US$10 per ADS, and our pro forma net tangible book value US$2.40 as of June 30, 2020, after giving effect to this offering. You may experience further dilution to the extent that our ordinary shares are issued upon exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of the ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of the ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

Our Memorandum and Articles of Association that will become effective immediately upon completion of this offering contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

We plan to adopt the amended and restated memorandum and articles of association that will become effective immediately upon the completion of this offering. Our post-offering amended and restated memorandum and articles of association will contain provisions which could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority without the approval of the shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, a majority of our directors and executive officers reside within China, and most of the assets of these persons are located within China. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the register of mortgages) or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the post-offering amended and restated memorandum and articles of association we have adopted, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

In addition, we conduct substantially all of our business operations in China, and substantially all of our directors and senior management are based in China, which is an emerging market. The SEC, U.S. Department of Justice and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class action securities law and fraud claims, generally are difficult to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the Unities States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (2020 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

As of June 30, 2020, our cash, cash equivalents and restricted cash were RMB188.4 million (US$26.6 million). Immediately following the completion of this offering, we expect to receive net proceeds of approximately US$24.0 million, or approximately US$28.2 million if the underwriters exercises their over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an initial public offering price of US$10 per ADS. However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The interpretation and application of the regulations remain unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Allbright Law Offices, our PRC legal counsel, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of the ADSs on the NASDAQ Global Market because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offering such as this offering contemplated by our Company are subject to the M&A Rules; (ii) the PRC Subsidiaries were incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our Company’s beneficial owners; and (iii) there is no provision in the M&A Rules that clearly classifies the Contractual arrangements as a kind of merger and acquisition transaction falling under the M&A Rules.

However, our PRC legal counsel has further advised us that there are substantial uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Global Market, impose various requirements on the corporate governance practices of public companies. Our executive officers have limited experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of such exemptions. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

We expect the rules and regulations applicable to us after we become a public company to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders, including purchasers of ADSs in secondary transactions, waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver is enforceable based on the facts and circumstances of that case in accordance with the applicable U.S.

state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs of compliance with, or shall relieve us or the depositary from, our respective obligations to comply with the Securities Act and the Exchange Act.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, which may include claims arising under the federal securities laws, although the arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. See “Description of American Depositary Shares” for more information.

We are a foreign private issuer within the meaning of the rules under the Exchange Act and are therefore exempt from certain provisions applicable to U.S. domestic issuers.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NASDAQ Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters in lieu of the corporate governance listing standards applicable to U.S. domestic issuers, which home country practices may afford comparatively less protection to shareholders.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from corporate governance requirements of the NASDAQ Global Market board; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance requirements of the NASDAQ Global Market board. For example, as a foreign private issuer, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominating/corporate governance committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions with only independent directors each year.

We intend to follow home country practice in lieu of the requirements under the NASDAQ Global Market rules with respect to certain corporate governance standards. Accordingly, you may not be provided with the benefits of certain corporate governance requirements of the NASDAQ Global Market board rules.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for our current or future taxable years, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ADSs or ordinary shares.

In general, a non-U.S. corporation will be PFIC for U.S. federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. For purposes of the above calculations, a non-U.S. corporation will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation if it owns, directly or indirectly, at least 25% (by value) of such other corporation’s stock. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is generally a passive asset for these purposes. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income. Based on the current composition of our income and assets and the value of our assets, including goodwill, which is based on the expected market price of our ordinary shares and the ADSs, we do not expect to be a PFIC for our current taxable year. However, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us. Because the treatment of our contractual arrangements with our VIEs is not entirely clear, because we hold and will continue to hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our ordinary shares and the ADSs, which could be volatile), there can be no assurance that we will not be a PFIC for our current or any future taxable year.

Prospective U.S. investors should be aware that if in any taxable year the market price of our ordinary shares and the ADSs significantly decreases while we hold a substantial amount of cash and cash equivalents, there is a risk that we could become a PFIC.

If we were a PFIC for any taxable year during which a U.S. investor owns our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “potential,” “continue,” “ongoing,” “expect,” “aim,” “believe,” “intend,” “may,” “should,” “will,” “is/are likely to,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include statements relating to:

•	our business strategies, plans, goals and objectives;

•	our future business development, financial condition and results of operations;

•	the expected growth of China’s wealth management services market and asset management services market and Hong Kong’s insurance brokerage market;

•	our expectations regarding demand for and market acceptance of our existing and future products and services;

•	projections of revenue, earnings, capital structure and other financial items;

•	the capabilities of our business operations;

•	expected future economic performance;

•	our expectation regarding the use of proceeds from this offering;

•	relevant government policies and regulations relating to the industries in which we operate;

•	the impact of the COVID-19 outbreak and other public health crises or natural disasters;

•	competition in the wealth management services industry, asset management services industry and the insurance brokerage industry; and

•	general economic and business conditions in the markets in which we operate.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges and Risks,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications as well as an industry report on the third-party wealth management service market in China issued by CIC, a PRC consulting and market research firm. Statistical data in these publications and the report also include projections based on a number of assumptions. The wealth management industry and asset management industry may not grow at the rate projected by market data, or at all. Failure of such industries to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$24.0 million, or approximately US$28.2 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us.

We plan to use the net proceeds of this offering as follows:

•

40% of the net proceeds allocated for the expansion of our asset management service business and wealth management service business in areas such as institutional customer and “family office” services;

•	30% of the net proceeds allocated for the expansion of our branch network in China and overseas;

•	20% of the net proceeds allocated for our IT investment, including our IT infrastructure, robo-advisor platform, intelligent customer service technology platform and Hywin mobile platform; and

•	10% of the net proceeds allocated for general corporate purposes, including working capital, operating expenses and capital expenditures.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to Our ADSs and This Offering—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.”

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, and to our VIEs and other significant subsidiaries held by our VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China and Hong Kong—PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and our VIEs, or to make additional capital contributions to our PRC subsidiary.”

DIVIDEND POLICY

On May 30, 2019, one of the Group’s consolidated VIEs, Hywin Wealth Management declared to distribute RMB150,000 profit to its shareholders, which resulted in an RMB127,500 and RMB22,500 dividend payable to Hywin Financial Holdings and Ms. WANG Dian, respectively. The dividend payable to Hywin Financial Holdings was used to partially offset the amount due from this entity as of June 30, 2019. We do not have any other plan to pay any dividends on our ordinary shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any other future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We are an exempted company incorporated in the Cayman Islands. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. In order for us to distribute any dividends to our shareholders and ADS holders, we may rely on dividends distributed by our PRC subsidiaries. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations on Dividend Distribution.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020:

•	On an actual basis; and

•

On a pro forma as adjusted basis to give effect to (i) the sale of 6,000,000 ordinary shares by us in the form of ADSs in this offering at the initial public offering price of US$10 per ADS, after deducting the estimated underwriting commissions and estimated offering expenses and (ii) the capital reduction of RMB195,000,000 approved by our board of directors on August 28, 2020.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

As of June 30, 2020
	As Reported	Pro Forma As Adjusted for IPO
(in thousands)
Ordinary Shares

Par Value Amount (US$0.0001 par value, 500,000,000 ordinary shares authorized, 50,000,000 ordinary shares issued and outstanding; ordinary shares issued and outstanding as adjusted to reflect the issuance of 6,000,000 ordinary shares) (1)

	US$5	US$6
Statutory Reserves	US$7,481	US$7,481
Additional Paid-In Capital	US$70,708	US$67,200
Accumulated Deficit	US$(6,647)	US$(6,647)
Accumulated Other Comprehensive Loss	US$(884)	US$(884)

Total	US$70,663	US$67,156

Notes:

(1)

On August 27, 2019, we repurchased and cancelled all the existing issued HK$ denominated ordinary shares at par value. On the same day, we increased the authorized share capital to US$50,000 by the creation of 500,000,000 shares with a par value of US$0.0001 each. All number of shares, share amounts and per share data has been retrospectively restated to reflect such issuance and repurchase for all periods presented. See note 10 to our consolidated financial statements included herein.

DILUTION

If you invest in our ADSs, your interest will be diluted by US$7.60, representing the difference between our net tangible book value per ADS at US$2.40 as of June 30, 2020 after giving effect to this offering and an initial public offering price of US$10 per ADS. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2020 was approximately US$66.51 million, or US$1.33 per ordinary share as of that date and US$2.66 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the initial public offering price of US$5.0 per ordinary share, adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to (i) the sale of the ADSs offered in this offering at the initial public offering price of US$10 per ADS, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the capital reduction of RMB195,000,000 approved by our board of directors on August 28, 2020, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been approximately US$67.16 million, or US$1.20 per ordinary share and US$2.40 per ADS. This represents an immediate decrease in net tangible book value of US$0.13 per ordinary share and US$0.26 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$3.80 per ordinary share and US$7.60 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Initial public offering price per ordinary share	US$5.0	US$10
Net tangible book value as per ordinary share of June 30, 2020	US$1.33	US$2.66
Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering	US$1.20	US$2.40
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	US$(3.80)	US$(7.60)

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price of US$10 per ADS without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price	Average Price
	Number of Shares	Percent (%)	Amount (US$)	Percent (%)	Per Share (US$)	Per ADS (US$)
Existing shareholders	50,000,000	89%	43,082,139	59%	0.9	1.7
New investors	6,000,000	11%	30,000,000	41%	5.0	10.0
Total	5,600,000	100%	73,082,139	100%

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of income and comprehensive income data for the years ended June 30, 2018, 2019 and 2020, selected consolidated balance sheets data as of June 30, 2018, 2019 and 2020, and selected consolidated statements of cash flows data for the years ended June 30, 2018, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the generally accepted accounting principles in the United States of America, or U.S. GAAP. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods.

Selected Consolidated Statements of Income and Comprehensive Income

	For the year ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
	(in thousands, except for per share data)
Net revenues:
Wealth management	1,081,757	1,062,420	1,183,468	167,168
Insurance brokerage	36,717	71,969	90,966	12,849
Asset management	32,925	12,223	4,620	653
Others	-	-	5,809	821

Total net revenues	1,151,399	1,146,612	1,284,863	181,491

Operating costs and expenses:
Compensation and benefit	561,924	624,531	708,654	100,100
Sales and marketing expenses	293,339	261,155	246,108	34,763
General and administrative expenses	202,894	145,854	171,423	24,214
Share-based compensation expenses/(benefits)	1,213	5,558	(369)	(52)
Total operating costs and expenses	1,059,370	1,037,098	1,125,816	159,025

Other income/(expenses)
Interest income/(expenses), net	2,380	769	325	46
Others income/(expenses), net	(8,007)	(10,810)	(2,458)	(347)
Total other income/(expenses), net	(5,627)	(10,041)	(2,133)	(301)

Income before income tax expense	86,402	99,473	156,914	22,165
Income tax expense	(44,314)	(38,013)	(50,763)	(7,170)
Net income	42,088	61,460	106,151	14,995
Foreign currency translation loss	(169)	(2,713)	(3,641)	(514)

Comprehensive Income	41,919	58,747	102,510	14,481

Earnings per share
Earnings per ordinary share
Basic and diluted	0.84	1.23	2.12	0.30

Selected Consolidated Balance Sheets

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
	(in thousands)
Total current assets	692,828	761,084	957,301	135,222
Total assets	764,540	834,869	1,025,231	144,817
Total current liabilities	228,310	387,529	502,692	71,006
Total liabilities	276,895	443,682	524,974	74,154
Total equity	487,645	391,187	500,257	70,663
Total Liabilities and Equity	764,540	834,869	1,025,231	144,817

Selected Consolidated Statements of Cash Flow

	For the year ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	211,033	137,750	133,210	18,816

Net cash used in investing activities	(93,252)	(95,128)	(43,439)	(6,136)

Net cash (used in)/provided by financing activities	(101,409)	14,180	(5,709)	(806)

Effect of exchange rate changes	(169)	(3,145)	(4,420)	(624)

Net increase in cash, cash equivalents and restricted cash	16,203	53,657	79,642	11,250

Cash, cash equivalents and restricted cash at beginning of year	38,883	55,086	108,743	15,360

Cash, cash equivalents and restricted cash at end of year	55,086	108,743	188,385	26,610

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the third largest third-party wealth management service provider in China, with a 7.5% market share in terms of 2019 transaction value, according to CIC. We derive net revenues from four business segments, namely, wealth management services, insurance brokerage services, asset management services, and other services. For the years ended June 30, 2018, 2019 and 2020, our net revenues primarily consisted of (i) one-time commissions derived from the distribution of wealth management products that are calculated as a pre-agreed percentage of the value of products purchased by our clients; (ii) one-time commissions derived from insurance brokerage services, based on a pre-agreed percentage of insurance premiums received by the insurance companies from the sales facilitated by our Hong Kong subsidiaries; (iii) one-time commissions derived from other services, representing the referral service fees for overseas property investment and information technology service fees; (iv) management fees derived from asset management services on monthly basis, either calculated as a percentage of the total investments made by the clients or a percentage of the fair value of the AUM calculated on daily basis; and (v) performance-based income derived from asset management services based on the extent by which the fund’s investment performance exceeds a certain threshold. Our net revenues were RMB1,151.4 million, RMB1,146.6 million and RMB1,284.9 million (US$181.5 million) for the years ended June 30, 2018, 2019 and 2020, respectively. Our net income increased from RMB42.1 million for the year ended June 30, 2018 to RMB61.5 million for the year ended June 30, 2019, and further to RMB106.2 million (US$15.0 million) for the year ended June 30, 2020.

Major Factors Affecting Our Results of Operations

We believe that the major factors affecting our results of operations include the following.

Business and Product Mix

We offer wealth management services, insurance brokerage services, asset management services and other services. Our net revenues, operating profit and other aspects of our results of operations are affected by the success of each business segment. In particular, our largest business line is wealth management services, the composition and level of net revenues that we derive from such services for a particular period are primarily affected by the types of products we distribute and the composition of different product types, as the product types determine the fee rates of one-time commissions we can receive, which concurrently affect our net revenues and operating costs and expenses.

For example, our net revenues slightly decreased from the year ended June 30, 2018 to the year ended June 30, 2019, primarily due to the decrease in net revenues from wealth management services, as a result of changes in product types we distributed. Historically, besides fund products, we distributed other financial products through our Haiyinhui online platform, which accounted for RMB84.8 million of our net revenues, or 7.9% of our net revenues from wealth management services, for the year ended June 30, 2018. Due to the tightened regulatory environment on the fin-tech industry and related online services, we have ceased offering new products through the Haiyinhui online platform since April 2018. To a lesser extent, the decrease of our net revenue from the year ended June 30, 2018 to the year ended June 30, 2019 was also due to the decrease in net revenues from asset management services, as we gradually decreased the AUM of Hywin Asset Management in anticipation of the strategic shift in the investment focus of our asset management business in mainland China from secondary market products to private equity and venture capital in June/August 2019. Such decreases were significantly offset by the increase in net revenues generated from insurance brokerage services, which has become our fast-growing business segment since its launch.

In addition, our net revenues increased from the year ended June 30, 2019 to the year ended June 30, 2020, primarily due to the increase in net revenues from wealth management services, which were attributable to the continued expansion in the scale of our wealth management business. In particular, the growth of our wealth management business in the year ended June 30, 2020 is reflected in various aspects, including an increased number of active clients, relationship managers and wealth service centers. In addition, insurance brokerage services has continued to grow and our net revenues generated from insurance brokerage services increased from the year ended June 30, 2019 to the year ended June 30, 2020. Furthermore, we entered into some other services in the year ended June 30, 2020, representing overseas property investment consultancy services and information technology services. We expect that our net revenues from wealth management services will increase in the future. Furthermore, we also expect our fast-growing insurance brokerage services to continue to expand in the future.

The changes in business and product mix also affect our operating costs and expenses. For example, Haiyinhui online platform was operated by Shanghai Haiyinhui Financial Information Service Co., Ltd. (“Shanghai Haiyinhui”) and its then wholly-owned subsidiary, Tibet Haiyinhui Network Technology Co. Ltd. (“Tibet Haiyinhui”). After we ceased to offer other financial products through our Haiyinhui online platform, we have gradually ceased operations of Shanghai Haiyinhui and Tibet Haiyinhui since April 2018. As a result, our sales and marketing expenses and general and administrative expenses decreased accordingly during such period.

Regulatory Environment in China

The regulatory environment for the wealth management industry in China is developing and evolving, creating both challenges and opportunities that could affect our financial performance. To date, the PRC government has not adopted a unified regulatory framework governing the distribution or management of all types of wealth management products, and the PRC regulatory environment for the industry has been constantly evolving, with new legislation and trial programs being instituted in the recent years. The regulatory bodies in China have expressed support for the development of the wealth management industry with a focus on market-oriented products, and the need for strengthening the regulation and supervision of the industry. These regulatory trends are expected to present opportunities for market-oriented products such as those we distribute.

However, as the regulatory regime is relatively new and evolving, the interpretation and enforcement of related laws and regulations may create short-term uncertainties and result in short-term negative impact on the market conditions, during such a transitional period our clients may become more conservative and prefer low-risk products with lower investment returns, which was the case in 2019, that in turn affect our distribution commissions from wealth management services. In addition, as the regulations on the online financial products have become increasingly stringent, the distribution of such products is also subject to significant uncertainties and as such, we have ceased offering new financial products through our Haiyinhui online platform since April 2018. See “Risk Factors—Risks Related to Our Business and Industry—We may fail to maintain or renew existing licenses or to obtain additional licenses and permits necessary to conduct our operations, or fail to comply with laws and regulations applicable to our business and services, and our business would be materially and adversely affected.”

Productivity of Distribution Team and Network

We believe that building out an extensive branch network and a large relationship manager team is essential to increasing our brand recognition, and therefore, the productivity of our distribution team and network is and will continue to be essential to our net revenues and business operations. The productivity of our relationship manager team, as measured by transaction value per relationship manager, increased from RMB37.9 million for the year ended June 30, 2018 to RMB38.7 million for the year ended June 30, 2019, and further to RMB48.2 million for the year ended June 30, 2020. As we expand our coverage network and expand the team of our relationship managers, we will increase our capacity to cultivate and serve new clients and markets, and further improve our operation efficiency.

Number of Active Clients and Repeat Purchases Made by Active Clients

Our revenue growth has been driven primarily by the increasing number of clients we serve. We closely monitor the number of our active clients and repeat purchases made by active clients as key operating metrics. We have a growing and loyal client base. For the years ended June 30, 2018, 2019 and 2020, we had approximately 35,315, 31,757 and 36,397 active clients (those who purchased products distributed by us during any given period or those who maintained as holders of our products within the given period), respectively. An increase in the number of active clients has contributed to the growth of the total value of the products we distribute, which ultimately affects one-time commissions we receive and in the long-run the recurring service and performance-based fees we receive. In addition, we have been able to maintain a high level of client retention. For the years ended June 30, 2019 and 2020, 73.1% and 78.3% of our active clients were repeat clients and 72.0% and 75.4% of our revenue was derived from such repeat clients (those who completed new transactions with us when their previous transactions reached maturity in the given period). 78.5% of our active clients in the year ended June 30, 2019 completed at least one transaction with us during the year ended June 30, 2020. Our repeat transaction rate, which refer to the value of new transactions made by our active clients in an indicated period divided by their previous transaction value that reached maturity in the same period, remained at a high level of 80.3%, 72.0% and 78.5% for the years ended June 30, 2018, 2019 and 2020, respectively. We expect that the number of active clients and level of repeat purchases made by active clients will continue to be a key factor affecting our revenue growth.

Key Components of Results of Operations

Net Revenues

We generated net revenues primarily from (i) wealth management services; (ii) insurance brokerage services; (iii) asset management services and (iv) other services. The table below sets forth the components of our net revenues for the periods indicated.

	For the year ended June 30,
	2018		2019		2020		2020
	RMB	%	RMB	%	RMB	%	US$
	(in thousands, except for percentages)
Wealth management services	1,081,757	93.9	1,062,420	92.6	1,183,468	92.1	167,168
Insurance brokerage services	36,717	3.2	71,969	6.3	90,966	7.1	12,849
Asset management services	32,925	2.9	12,223	1.1	4,620	0.4	653
Others	-	-	-	-	5,809	0.5	821

Total Net Revenues	1,151,399	100.0	1,146,612	100.0	1,284,863	100.0	181,491

Wealth Management Services

We derive one-time commissions from distribution of various financial products provided by financial product providers. Such commissions are calculated as a pre-agreed percentage of the value of the products purchased by our clients. In addition, we are entitled to receive performance-based fees for certain privately raised products when the fund’s investment performance exceeds a certain threshold. Such performance-based income is typically recognized as revenues at a point in time, usually when the fund liquidates and the cumulative return of the fund can be determined.

The range of distribution commissions for our wealth management products is as follows:

•

Privately raised products—We generate distribution commissions paid by fund managers calculated as 0.3% to 2.9% of the total capital balance raised from our clients as of the year end, with the vast majority of our privately raised products generating distribution commissions ranging from 2.3% to 2.7%.

•	Publicly raised fund products—Our commission rates generally range from 0.03% to 0.6% per year.

•

Other financial products (relating to our online financial products distributed through our Haiyinhui online platform which has ceased operations since April 2018)—We generally charged a commission that ranged from 2.5% to 3.0%.

Third-party product providers typically pay our commission within two to three months of distribution of financial products. For the year ended June 30, 2020, one-time commissions accounted for all of our net revenues from wealth management services.

By product type

Our wealth management products can be classified into privately raised products, publicly raised fund products, and other financial products. The privately raised products are offered to qualified investors through wealth services centers and comprise (i) real estate products; (ii) private equity and venture capital funds; and (iii) others, consisting of supply chain financing products, certain cash management products, FoFs, or funds of funds, and products that invest in publicly traded securities in the secondary market in China and non-RMB denominated funds through our Hong Kong subsidiary. Our real estate products comprise of three types of products: (a) traditional real estate fixed-income products, (b) real estate securitization products whereby accounts receivables of real estate companies are pooled and sold as asset-backed securities and (c) real estate equity investments in real estate projects or private project companies that are incorporated for the sole purpose of real estate development. We offer products investing in real estate projects from some of the well-recognized large-scale real estate developers with good credit ratings, such as Evergrande and Sunac. Terms for our real estate products generally range from 6 to 36 months. For the years ended June 30, 2018, 2019 and 2020, there were no significant changes in fees for the real estate products that we offer to our clients. For the years ended June 30, 2018, 2019 and 2020, we distributed all three types of real estate products, of which traditional real estate fixed-income products and real estate securitization products comprised an increasing proportion due to the increasing popularity of these products.

The publicly raised fund products generally do not have investor qualification requirements. In addition to the privately raised products and publicly raised fund products, we also distributed other financial products issued by corporate borrowers through our Haiyinhui online platform operated by Shanghai Haiyinhui and its then wholly-owned subsidiary named Tibet Haiyinhui, which accounted for RMB84.8 million of our net revenues, or 7.9% of our net revenues from wealth management services, for the year ended June 30, 2018. Due to the tightened regulatory environment on the fin-tech industry and related online services, we have ceased offering new products through the Haiyinhui online platform and have gradually ceased businesses of Shanghai Haiyinhui and Tibet Haiyinhui since April 2018. We disposed of Tibet Haiyinhui in September 2018 and deregistered Shanghai Haiyinhui in May 2020. As such, we no longer generated net revenues from such products from the year ended June 30, 2019.

The following table sets forth the components of our net revenues from wealth management services by product type for the periods indicated.

	For the year ended June 30,
	2018		2019		2020		2020
	RMB	%	RMB	%	RMB	%	US$
	(in thousands, except for percentages)
Privately raised products
—Real estate products	805,356	74.4	837,568	78.8	1,050,830	88.8	148,433
—Traditional real estate fixed-income products	71,298	6.6	183,303	17.2	250,522	21.2	35,387
— Real estate securitization products	651	0.0	478,661	45.1	799,208	67.5	112,891
— Real estate equity investments	733,407	67.8	175,604	16.5	1,100	0.1	155
—Private equity and venture capital funds	116,888	10.8	146,403	13.8	53,465	4.5	7,552
—Others	74,454	6.9	76,453	7.2	68,333	5.8	9,652

Subtotal	996,698	92.1	1,060,424	99.8	1,172,628	99.1	165,637

Publicly raised fund products	295	0.0	1,996	0.2	10,840	0.9	1,531
Other financial products	84,764	7.9	-	-	-	-	-

Total	1,081,757	100.0	1,062,420	100.0	1,183,468	100.0	167,168

The following table sets forth the transaction value and net revenues of different product categories under our wealth management services for the periods indicated.

	For the year ended June 30,
	2018		2019		2020
	Transaction value	Revenue	Transaction value	Revenue	Transaction value		Revenue
	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$
	(in millions)
Privately raised products	43,591	997	49,483	1,060	52,774	7,455	1,172	165
—Real estate products	26,417	805	33,570	838	39,203	5,538	1,051	148
—Private equity and venture capital funds	1,879	117	1,670	146	674	95	53	7
—Others	15,295	75	14,244	76	12,897	1,822	68	10
Publicly raised fund products	2,939	0	6,069	2	15,457	2,183	11	2
Other financial products	4,922	85	-	-	-	-	-	-

Total	51,452	1,082	55,552	1,062	68,231	9,638	1,183	167

The composition and level of net revenues that we derive from wealth management services are affected by the type of products we distribute, as the rates of distribution commissions are determined by our product mix.

Insurance Brokerage Services

We derive one-time brokerage commissions from insurance brokerage services by facilitating sales of insurance products through our Hong Kong subsidiaries. The insurance products we currently offer include (i) life insurance products such as individual whole life insurance, individual term life insurance, universal life insurance and individual health insurance, (ii) annuity insurance products, and (iii) critical illness insurance product (including personal accident insurance product). The one-time commissions are computed as a pre-agreed percentage of insurance premiums received by the insurance companies from sales facilitated by our Hong Kong subsidiaries.

The commission for our insurance products is as follows:

•	Life insurance products—Approximately 5% of the first year’s policy premium.

•	Annuity insurance products—Generally more than 65% of the first year’s policy premium.

•	Critical illness products—Generally more than 95% of the first year’s policy premium.

For the year ended June 30, 2020, premiums from our life insurance products, annuity insurance products and critical illness products accounted for approximately 4%, 88% and 8% of total premiums from sales of insurance products facilitated by our Hong Kong subsidiaries, respectively.

Other services

We derive one-time commissions from other services, representing (i) referral service fees for overseas property investment, and (ii) information technology service fees for providing transaction process management service to fund managers. Revenues generated from other services are recognized at a point in time based on the value of property purchased (in the case of overseas property investment) and the fund-raising amount of the products (in the case of information technology service).

Asset Management Services

Our net revenues from the asset management services consist of (i) management fees derived from asset management services, calculated in accordance with the respective fund contract, either as a percentage of the total investments made by the investors to the fund or as a percentage of the fair value of the fund’s net assets on daily basis, and (ii) performance-based fees based on the extent by which the fund’s investment performance exceeds a certain threshold. For the years ended June 30, 2018, 2019 and 2020, we provided asset management services through (i) Hywin Asset Management, a licensed fund manager focusing on investment in secondary market products and (ii) Hywin Asset Management (Hong Kong) Limited, a licensed fund manager in Hong Kong. In June/August 2019, we strategically shifted the investment focus of our asset management business in mainland China from secondary market products to private equity and venture capital. In anticipation of this strategic shift in mainland China, we gradually decreased the AUM of Hywin Asset Management for the year ended June 30, 2019, resulting in a corresponding decrease in net revenues from this segment. We disposed Hywin Asset Management to entities controlled by the same owners of the Company in June 2019. Since 2020, in addition to the continuing product offering through Hywin Asset Management (Hong Kong) Limited, we began to offer asset management services through Shenzhen Panying, a PRC fund manager licensed in private equity and venture capital, which we acquired in August 2019. See “History and Corporate Structure.” No gain or loss was recognized in our earnings in the reporting period when we disposed Hywin Asset Management. A deemed net distribution to the shareholders was recorded in our additional paid-in capital as a result of such disposal.

We offer asset management services to our clients based on either a discretionary or advisory model. Under the discretionary model, we manage pooled client funds as segregated portfolios, which means that clients must invest their funds with us for a defined period of time. Under the advisory model, we are investment advisors of our HNWI clients and assist them in their day-to-day investing, but such clients have discretion whether or when to enter or exit an investment at any point in time.

The following table sets forth the components of our net revenues from asset management services by revenue type for the periods indicated.

	For the year ended June 30,
	2018		2019		2020		2020
	RMB	%	RMB	%	RMB	%	US$
	(in thousands, except for percentages)
Management fees	32,185	97.8	10,801	88.4	4,620	100.0	653
Performance based income	740	2.2	1,422	11.6	-	-	-

Total	32,925	100	12,223	100	4,620	100.0	653

Operating Costs and Expenses

Our operating costs and expenses primarily consist of (i) compensation and benefits; (ii) sales and marketing expenses; and (iii) general and administrative expenses. The following table sets forth the components of our operating costs and expenses for the periods indicated.

	For the year ended June 30,
	2018		2019		2020		2020
	RMB	%	RMB	%	RMB	%	US$
	(in thousands, except for percentages)
Compensation and benefits	561,924	53.0	624,531	60.2	708,654	62.9	100,100
Sales and marketing expenses	293,339	27.7	261,155	25.2	246,108	21.9	34,763
General and administrative expenses	202,894	19.2	145,854	14.1	171,423	15.2	24,214
Share-based compensation expenses/(benefits)	1,213	0.1	5,558	0.5	(369)	0.0	(52)

Total operating cost and expenses	1,059,370	100.0	1,037,098	100.0	1,125,816	100.0	159,025

Compensation and Benefits

Our compensation and benefits primarily include the compensation of our relationship managers, including their base salaries, sales commissions, and other compensation and benefits. We anticipate that our cost of compensation and benefit will increase as we hire more relationship managers for our existing and new wealth service centers.

Sales and Marketing Expenses

Our sales and marketing expenses primarily include office rental expenses, salaries and bonus for our sales and marketing team, and other expenses related to marketing activities. We anticipate that our sales and marketing expenses will continue to increase as we expand our product offering and launch more marketing campaigns to promote our brand recognition, increase client loyalty and attract new clients.

General and Administrative Expenses

Our general and administrative expenses primarily include compensation of management and administrative staff, rental and other expenses of our headquarters. We anticipate that our general and administrative expenses will increase as we hire additional managerial and administrative employees in line with the increase in the scale of our business and as we enhance our internal controls after we become a publicly held company.

Share-based Compensation Expenses/(Benefits)

For the year ended June 30, 2018, 3,352,990 options were issued to employees, executive officers and directors of Hywin Wealth Management under the 2018 Option Plan, and as a result, an amount of RMB0.1 million of share-based compensation expenses was recognized for the year ended June 30, 2018. There were no newly issued options for the years ended June 30, 2019 and 2020. For details of the 2018 Plan, see “Management—Share Incentive Plan—2018 Plan.” The options granted and issued under the 2018 Option Plan were treated as liabilities as a repurchase feature was attached. As a result, they were measured at fair value when granted and remeasured as of each reporting date. For the years ended June 30, 2018 and 2019, losses in fair value of the option liabilities recorded as share-based compensation expenses amounted to RMB1.1 million and RMB5.6 million, respectively. For the year ended June 30, 2020, benefits in fair value of the option liabilities recorded as share-based compensation expenses/(benefits) amounted to RMB0.4 million (US$52,000).

Other Income/(Expenses)

Interest Income, Net

Our net interest income primarily consists of interests from loans to related parties and bank deposits.

Other Expenses/(Income), Net

Our net other expenses are recorded as a result of non-operating income or expenses. For the year ended June 30, 2018, our other expenses mainly represented contingent losses related to legal proceedings and contract damage cost related to early termination of a lease contract. For the year ended June 30, 2019, our other expenses mainly represented litigation compensation fee, enterprise income tax overdue charges and contingent losses relating to legal proceedings. For the year ended June 30, 2020, our other expenses mainly represented charity fee, contingent losses relating to legal proceedings and detained lease deposits.

Income Tax Expense

Cayman Islands

Hywin Holdings Ltd. is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, our company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the BVI, our subsidiaries incorporated in BVI are not subject to tax on income or capital gains. Additionally, upon payments of dividends by these BVI companies to their respective shareholders, no BVI withholding tax will be imposed.

Hong Kong

Our subsidiaries incorporated in Hong Kong are subject to an income tax rate of 16.5% for taxable income earned in Hong Kong. Effective from April 1, 2018, a two-tier corporate income tax system was officially implemented in Hong Kong, which is 8.25% for the first HK$2.0 million profits, and 16.5% for the subsequent profits.

PRC

Our PRC subsidiaries, variable interest entities, or VIEs, and their respective subsidiaries are considered PRC resident enterprises under PRC income tax law, and subject to PRC enterprise income tax on their taxable income at a rate of 25%.

Critical Accounting Policies, Judgments and Estimates

Our consolidated financial statements include the accounts of our company, our subsidiaries and consolidated VIEs of which our company is the primary beneficiary, from the dates they were acquired or incorporated. All inter-company transactions and balances have been eliminated upon consolidation. We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. For further information on our critical accounting policies, see Note 3 to our consolidated financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

In accordance with ASC Topic 606, which we early adopted from July 1, 2017, revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, we perform the following five-step analysis: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Wealth management service

Revenue generated from providing wealth management service represents one-time distribution commissions and performance-based income we earn by serving as a financial products distributor.

One-time distribution commissions

One-time distribution commissions generated from our wealth management service are earned from distribution of various financial products (mostly private-raised fund products) on behalf of the financial product issuers.

We enter into distribution agreements with the financial product issuers to specify key terms and conditions of each arrangement, which among other things, include a pre-agreed one-time distribution commission entitled by the Group in exchange for its distribution service. Such one-time distribution commissions entitled by us do not include rights of return, credits or discounts, rebates, price protection or other similar privileges, once earned.

One-time distribution commissions are separately negotiated for each agreement, and is calculated based on a pre-agreed annualized rate, the fixed lock-up period of the financial products (days), and total amounts purchased by the investors through our distribution channels.

Revenues from one-time distribution commissions are recognized at a point in time upon establishment of a financial product, which is when the single performance obligation to provide distribution service of financial products on behalf of the product issuer to investors is fulfilled. We define the “establishment of a financial product” for our revenue recognition purpose as the time when both of the following two criteria are met: (i) the investor referred by us has entered into a purchase or subscription contract with the product issuer; and (ii) the product issuer has issued a formal notice to confirm the establishment of a financial product. Different types of wealth management products would have the same timing on recognition of revenue but different commission rate.

The one-time distribution commissions are earned and recognized when each individual investment is made, while the commission payments received from the product issuers are made in accordance with payment schedule agreed between us and the product issuer, which is usually less than three months after the end of the fund raising period.

Performance-based income

In some of our fund distribution arrangements, we are also entitled to a performance-based income, which is based on the extend by which the related fund’s investments performance exceeds a hurdle rate. Such performance-based fees are a form of variable consideration, and are typically calculated and distributed when the cumulative return of the fund can be determined.

Such performance-based income is typically recognized as revenues at a point in time, usually when the fund liquidates and the cumulative return of the fund can be determined.

We do not bear any loss from the investors’ investments nor provides any guarantees of return with respect to the products it distributes.

Insurance brokerage service

Revenues generated from providing insurance brokerage service represents one-time commission we earns by serving as a broker to an insurance company through facilitating the sales of various insurance products offered by the insurance companies. The single performance obligation identified is to provide facilitation service to the insurance companies, i.e. to refer clients to buy the customers’ insurance products. The brokerage service commission are earned when each individual insurance transaction is completed and a cooling off period has elapsed.

We enter into insurance brokerage service contracts with insurance companies to specify key terms and conditions of each arrangement, which among other things, include a pre-agreed one-time commission entitled by us in exchange for its sales facilitation service provided to each of the insurance companies. These commissions is normally calculated as a percentage (which varies depending on the type of insurance products involved) of the premium to the insurance companies from sales facilitated by us in respect of an insurance product. The insurance companies have the right to amend the prospective commission percentages from time to time at their entire discretion by giving written notice to us.

The one-time commissions do not include credits or discounts, rebates, price protection or other similar privileges, once earned, but are subject to clawback under all circumstances that results in a refund of premium from the insurance companies to its clients.

The clawback provision entitled the insurance companies to recall any payment previously paid to us or to set off against any future payment. During the years ended June 30, 2018, 2019 and 2020, revenue amounting to HKD0.07 million, HKD0.03 million and HKD1.0 million, respectively was subject to clawback. We evaluate and update our estimates of the clawback provision of each contract at each reporting date, based on historical experiences and various other assumptions that we believe to be reasonable under the circumstances and concludes that the occurrence of clawback from insurance companies is considered remote.

The commission payment term from insurance companies is normally on a semi-month basis, with payment paid within 6-26 days after the amount of service fee of previous statement was confirmed by both parties.

As a result, we recognize the one-time commissions at a point in time when earned upon the end of the cooling off period of each insurance product sales contract signed by the insurance companies with our clients, of which the transaction was facilitated by the Group, as the Group believes that it is probable that a significant reversal in the cumulative amount of revenue recognized would not occur. We define the “cooling off period” for our revenue recognition purpose as the period that the clients can unconditionally cancel their insurance contract and obtain refund after the contract has established. The performance obligation to provide referral service can only be fulfilled after the cooling off period.

Asset management service

Revenues generated from providing asset management service represents management fees and performance-based income we earn by serving as a fund manager.

Management fees

Management fees generated from our asset management service are earned from providing daily fund property management service throughout the duration of various investment funds, which represents a performance obligation that is satisfied over time.

Revenues of fund management fees are recognized over time on a monthly basis over the contracts term, which is calculated in accordance with the respective fund contract, either as a percentage of the total investments made by the investors to the fund or as a percentage of the fair value of the fund’s net assets, calculated daily. Fund management fees entitled by us do not include any rights of return, credits or discounts, rebates, price protection or other similar privileges, once determined.

Performance-based income

In a typical asset management arrangement in which we serve as a fund manager, beside management fee, we are also entitled to a performance-based fee based on the extent by which the fund’s investment performance exceeds a certain threshold. The performance-based fee earned by us are a form of variable consideration in our asset management contracts with customers.

We adopt the same methodology to assess the uncertainty related to the performance-based income in its fund management arrangements as that applied to the financial product distribution arrangements for revenues recognition purpose, as discussed above. As a result, revenues of performance-based income from providing asset management service is recognized at a point in time when the performance of the fund can be determined.

Others

Revenue generated from others mainly represents referral service fees for oversea property investment and information technology service fees for providing transaction process management service to fund managers. These revenues are recognized at a point in time based on the value of property purchased and the fund-raising amount of the products.

Practical expedients

We assessed and concluded that there is no significant financing component given that the period between performance and payment is generally one year or less.

Accounts Receivable, Net

We record accounts receivable at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Impairment of Long-lived Assets

All long-lived assets, which include tangible long-lived assets and intangible long-lived assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value. For the years ended June 30, 2019 and 2020, there were no impairment recognized on long-lived assets.

Income Taxes

We follow the guidance of ASC Topic 740 “Income taxes” and use liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of income and comprehensive income in the period that includes the enactment date.

Fair Value

Our financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, loan to third parties and due from related parties. The carrying values of these financial instruments approximate fair values due to their short maturities.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

Liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of June 30, 2018 and 2019 is as follows:

		Fair value measurement at reporting date using
	As of June 30, 2018	Quoted Prices in Active Markets for Identical Assets/ Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB
Share-based compensation liabilities	2,045	-	-	2,045

		Fair value measurement at reporting date using
	As of June 30, 2019	Quoted Prices in Active Markets for Identical Assets/ Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB
Share-based compensation liabilities	6,929	-	-	6,929

In addition, there are no share-based compensation liabilities as of June 30, 2020.

Significant unobservable inputs utilized to determine the fair value of the share-based compensation liabilities was disclosed in “—Share-based Compensation.”

Share-based Compensation

On January 1, 2016, January 1, 2017 and January 8, 2018, one of the Group’s consolidated VIEs, Hywin Wealth Management granted and issued options to its employees for the purchase of an aggregate of 8,998,465 shares of Hywin Wealth Management. The option exercise price was set at RMB1.23, RMB1.35 and RMB1.83 per share for the options granted on January 1, 2016, 2017 and January 8, 2018, respectively. All these options were vested upon issuance. The options issued had a repurchase feature, which gave the awardees the right to require the Group to repurchase part or all of the options the employees hold for cash. Given the condition of the grants, vests, repurchases and exercises of the relevant options issued historically were all under similar conditions, the Group considered all these options were granted and issued under a share incentive plan, or the 2018 Option Plan.

On September 30, 2019, the Company adopted a share option plan (the “2019 Option Plan”) for the employees to purchase ordinary shares of the Company. Under the 2019 Option Plan, the maximum aggregate number of ordinary shares available for issuance would be 2,250,000 ordinary shares. Each grantee of the 2018 Option Plan entered into an amended grant letter with Hywin Wealth Management and the Company, all parties agreed to replace the issued and outstanding options granted by Hywin Wealth Management with the options granted by the Company under the 2019 Option Plan, and terminate the 2018 Option Plan, with each one option granted by the Company replacing ten options granted by Hywin Wealth Management. The exercise price replaced by the 2019 Option Plan was US$1.894, US$1.946 and US$2.801 per share for the options originally granted in January 1, 2016, 2017 and January 8, 2018, respectively. The 2019 Option Plan also granted the employees 1,499,753 new options of the Company with nil exercise price. The exercise period of any options granted under the 2019 Option Plan shall start from one year after the IPO of the Company through December 31, 2023.

The options granted and issued under the 2018 Option Plan were treated as liabilities due to the repurchase feature attached, allowing the employees to cause the Company to repurchase part or all of the options they hold, which permitted the employees to avoid bearing the risks and rewards normally associated with equity share ownership. As a result, they were measured at fair value when granted and remeasured as of each reporting date, with the changes in fair value of these liability classified awards be recorded in earnings in each reporting period. As of September 30, 2019, the options granted and issued under the 2018 Option Plan were replaced by the 2019 Option Plan with no repurchase feature. According to ASC 718, the transaction was classified as modification from a liability award to an equity award. The aggregate amount of compensation cost recognized is generally the fair-value-based measure of the award on the modification date, and no longer has to be remeasured at a fair-value-based amount in each reporting period until settlement.

Expenses related to options granted and issued under the 2018 Option Plan and losses/(gain) incurred as a result of increase/(decrease) in fair value of these option liabilities for the years ended June 30, 2018, 2019 and three months ended September 30, 2019 were recorded as share-based compensation expenses/(benefits) in the Group’s statement of income and comprehensive income.

The options under 2019 Option Plan granted to employees contain an explicit service condition, in which the options will be considered to be forfeited if the grantees resigned within 5 years after the dates they joined the 2018 Option Plan or 2019 Option Plan (“5-year condition”). Also, all grantees were restricted to convert the options into ordinary shares until a certain period subsequent to the IPO date (“lock up period”). If the grantees resigned from the Company before the IPO or during the lock up period, the Company has the right to cancel their options. The 5-year condition and lock up period are service condition and the exercise of the options were contingent to the IPO, which is a performance condition. Under ASC 718, if the vesting (or exercisability) of an award is based on the satisfaction of both a service and performance condition, the entity must initially determine which outcomes are probable and recognize the compensation cost over the longer of the explicit or implicit service period. Because an IPO generally is not considered to be probable until the IPO is effective, the compensation cost of the 2019 Option Plan will only be recognized upon the completion of IPO based on the fair value of grant date as the cumulative effect on current and prior periods of the change in the estimated number of awards for which the requisite service is expected to be rendered. As of the date hereof, however, the Company considered the obligation under the 2018 Option Plan still exists after the replacement of 2019 Option Plan because no forfeiture is expected due to the replacement. As a result, previously recorded share-based compensation liabilities as of September 30, 2019 (i.e. RMB6,560) based on fair value under 2018 Option Plan was transferred to equity, and the change in value due to the replacement would be recognized after the IPO occurs.

The following table summarizes option activities during the years ended June 30, 2018, 2019 and 2020:

	Number of options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
Outstanding and exercisable, July 1, 2017	5,645,475	2.25	1.30
Granted/Vested	3,352,990	1.75	1.83
Forfeited	-	-	-
Exercised	-	-	-

Outstanding and exercisable, June 30, 2018	8,998,465	1.25	1.50
Granted/Vested	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Repurchased	(1,495,995)	1.08	1.23

Outstanding and exercisable, June 30, 2019	7,502,470	0.25	1.55

Granted/Vested	-	-	-
Forfeited	-	-	-

	Number of options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
Exercised	-	-	-
2019 Option Plan as of September 30, 2019	(7,502,470)	-	1.55

Outstanding and exercisable, June 30, 2020	-	-	-

Fair Value of the Option Awards

We estimate the fair value of granted options using the binomial tree pricing method, with assistance from an independent third-party valuation firm. Under this option pricing model, certain assumptions, including the risk-free interest rate, the expected dividends on the underlying ordinary shares, the expected volatility of the price of the underlying shares for the contractual term of the options, are required in order to determine the fair value of our options. The following table sets forth the fair value of the option awards granted under the 2018 Option Plan as of June 30, 2018 and 2019 and September 30, 2019 estimated based on the aforementioned assumptions:

	As of June 30,		As of September 30, 2019
	2018	2019
Options granted in 2016
Risk-free interest rate (1)	3.29%	2.61%	1.44%
Dividend yield (2)	0%	0%	0%
Expected volatility (3)	35.4%	47.4%	50.8%
Year to maturity (4)	1.25	0.25	Nil
Exercise Price (5) (RMB)	1.23	1.23	1.23
Fair value per ordinary share (6) (RMB)	1.55	3.13	2.43

Fair value per option (RMB)	0.45	1.91	1.20

	As of June 30,		As of September 30, 2019
	2018	2019
Options granted in 2017
Risk-free interest rate (1)	3.29%	2.61%	1.44%
Dividend yield (2)	0%	0%	0%
Expected volatility (3)	35.4%	47.4%	50.8%
Year to maturity (4)	1.25	0.25	Nil
Exercise Price (5) (RMB)	1.35	1.35	1.35
Fair value per ordinary share (6) (RMB)	1.55	3.13	2.43

Fair value per option (RMB)	0.38	1.79	1.08

	As of June 30,		As of September 30, 2019
	2018	2019
Options granted in 2018
Risk-free interest rate (1)	3.29%	2.61%	1.44%
Dividend yield (2)	0%	0%	0%
Expected volatility (3)	35.4%	47.4%	50.8%
Year to maturity (4)	1.25	0.25	Nil
Exercise Price (5) (RMB)	1.83	1.83	1.83
Fair value per ordinary share (6) (RMB)	1.55	3.13	2.43

Fair value per option (RMB)	0.17	1.32	0.60

(1)	We estimate risk-free interest rate based on the yield of China Benchmark Bond with a maturity period close to the expected term of the options.
(2)	Dividend yield is based on the fact that we do not expect to pay any cash dividends in the foreseeable future.
(3)

The computation of expected volatility is based on the fluctuation of the historical share prices of comparable companies. When selecting these comparable companies whose stock prices had been used by us to determine its expected share price volatility, the selection criteria primarily included: (i) companies which are primarily engaged in wealth management and asset management related businesses; (ii) companies that have its primary operations in Greater China; and (iii) relevant companies’ information is both available and publicly disclosed.

(4)	The maturity date of the options is assumed to be on September 30, 2019, as a new option plan, i.e. the 2019 Option Plan was adopted to replace the 2018 Option Plan on such date.
(5)	Exercise prices are the contract exercise prices of the options.
(6)

Fair value of the underlying ordinary shares is estimated by us using guideline publicly-traded comparable method under market approach with reference to the stock price of the comparable publicly-traded companies. In addition, we also considered various other factors that we believed to be reasonable under the circumstances, including its results of operations, financials position, external market conditions affecting the wealth management service industry, trends within the wealth management and asset management services industry etc.

These assumptions represented our best estimates, but the estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use significantly different assumptions or estimates when valuing our options, our share-based compensation expenses/(benefits) could be materially different.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. The information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of results that may be expected for any further period.

	For the year ended June 30,
	2018		2019		2020		2020
	RMB	%	RMB	%	RMB	%	US$
	(in thousands, except for percentages)
Net revenues
From third parties
Wealth management	701,044		1,015,288		1,179,853		167,168
Insurance brokerage	36,717		71,969		90,966		12,849
Assets management	23,152		11,323		4,620		653
Others	-		-		5,809		821
Total net revenues from third parties	760,913		1,098,580		1,281,248		180,980

From related parties
Wealth management	380,713		47,132		3,615		511
Assets management	9,773		900		-		-
Total net revenues from related parties	390,486		48,032		3,615		511
Total net revenues	1,151,399		1,146,612		1,284,863		181,491
Compensation and benefits	561,924	48.8	624,531	54.4	708,654	55.2	100,100
Sales and marketing	293,339	25.5	261,155	22.8	246,108	19.2	34,763
General and administrative expenses	202,894	17.6	145,854	12.7	171,423	13.3	24,214
Share-based compensation expenses/(benefits)	1,213	0.1	5,558	0.5	(369)	0.0	(52)

Total operating cost and expenses	1,059,370	92.0	1,037,098	90.5	1,125,816	87.7	159,025

Interest income, net	2,380	0.2	769	0.1	325	0.0	46
Other income/(expenses), net	(8,007)	(0.7)	(10,810)	(0.9)	(2,458)	0.2	(347)

Income before income tax expense	86,402	7.5	99,473	8.7	156,914	12.2	22,165

Income tax expense	(44,314)	(3.8)	(38,013)	(3.3)	(50,763)	(3.9)	(7,170)

Net income	42,088	3.7	61,460	5.4	106,151	8.3	14,995

Year Ended June 30, 2020 Compared to Year Ended June 30, 2019

Net Revenues

Our net revenues increased by RMB138.3 million, from RMB1,146.6 million for the year ended June 30, 2019 to RMB1,284.9 million (US$181.5 million) for the year ended June 30, 2020. Although the COVID-19 outbreak has had a limited impact on our net revenues for the year ended June 30, 2020, the extent to which the COVID-19 outbreak will impact our future financial condition and results of operations cannot be reasonably estimated at this time and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the COVID-19 outbreak or treat its impact, and the impact on the economic growth and business of our clients for the foreseeable future, among others. See “Risk Factors—Risks Related to Our Business and Industry—We face risks related to outbreaks of health epidemics, natural disasters, and other extraordinary events, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operations.

Wealth management services

Our net revenues from wealth management services increased by RMB121.1 million from RMB1,062.4 million for the year ended June 30, 2019 to RMB1,183.5 million (US$167.2 million) for the year ended June 30, 2020, primarily due to expansion in the scale of our business, which is reflected in the increase in numbers of our active clients, relationship managers and wealth service centers, and to a lesser extent, due to the increased productivity of our relationship managers. During the year ended June 30, 2020, we modified our advisory strategies based on client’s preference and market and economy conditions, and focused on real estate products and publicly raised products, which in turn led to a corresponding increase in revenue generated from these products.

For a description of our net revenues from wealth management services generated from related parties, see “Related Party Transactions—Other Transactions with Related Parties.”

Insurance brokerage services

Our net revenues from insurance brokerage services increased by RMB19.0 million from RMB72.0 million for the year ended June 30, 2019 to RMB91.0 million (US$12.8 million) for the year ended June 30, 2020, primarily due to continuing expansion of our insurance brokerage services as we offered an increasing number of insurance products overseas and in mainland China, while our customer base of insurance brokerage services also increased at the same time.

Asset management services

Our net revenues from asset management services decreased by RMB7.6 million from RMB12.2 million for the year ended June 30, 2019 to RMB4.6 million (US$0.7 million) for the year ended June 30, 2020, because (i) we disposed Hywin Asset Management to our related parties in June 2019 and (ii) our assets under management were not scalable during this period, partially offset by an increase in overseas asset management fees. See “Key Components of Results of Operations—Net Revenues—Asset Management Services.”

For a description of our net revenues from asset management services generated from related parties, see “Related Party Transactions—Other Transactions with Related Parties.”

Other services

Our net revenues from other services was RMB5.8 million (US$0.8 million) for the year ended June 30, 2020 as compared to nil for the year ended June 30, 2019, as we only entered into other services, representing overseas property investment consultancy services and information technology services, in the year ended June 30, 2020.

Operating Cost and Expenses

Our total operating cost and expenses increased by RMB88.7 million from RMB1,037.1 million for the year ended June 30, 2019 to RMB1,125.8 million (US$159.0 million) for the year ended June 30, 2020.

For a description of our operating cost and expenses paid to related parties, see “Related Party Transactions—Other Transactions with Related Parties.”

Compensation and benefits

Our cost of compensation and benefits increased by RMB84.2 million from RMB624.5 million for the year ended June 30, 2019 to RMB708.7 million (US$100.1 million) for the year ended June 30, 2020. This increase was primarily due to an increase in relationship manager headcount as we hired more relationship managers and opened more wealth services centers for the year ended June 30, 2020, coupled with the increased base salaries for relationship managers.

Sales and marketing expenses

Our sales and marketing expenses decreased by RMB15.1 million from RMB261.2 million for the year ended June 30, 2019 to RMB246.1 million (US$34.8 million) for the year ended June 30, 2020. This decrease was primarily due to the decrease in sales and marketing activities and rental payments, all of which were related to COVID-19.

General and administrative expenses

Our general and administrative expenses increased by RMB25.5 million from RMB145.9 million for the year ended June 30, 2019 to RMB171.4 million (US$24.2 million) for the year ended June 30, 2020, primarily due to increases in (i) salaries and social welfare payments in line with the increase in employee headcount; (ii) IT service fee; and (iii) professional fees in relation to accounting services.

Share-based compensation expenses/(benefits)

We recorded share-based compensation expenses of RMB5.6 million for the year ended June 30, 2019, representing the losses in fair value of the option liabilities. For the year ended June 30, 2020, due to the changes of fair value of the option liabilities during this period, we recorded share-based compensation benefits of RMB0.4 million (US$52,000). For details, see “Management—Share Incentive Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Judgments and Estimates—Share-based Expenses/(benefits).”

Interest Income, Net

Our net interest income decreased slightly from RMB0.8 million for the year ended June 30, 2019 to RMB0.3 million (US$46,000) for the year ended June 30, 2020.

Other Expenses, Net

We recorded net other expenses of RMB10.8 million for the year ended June 30, 2019 and net other expenses of RMB2.5 million (US$0.3 million) for the year ended June 30, 2020. For the year ended June 30, 2019, the net expenses primarily represented litigation compensation fee of RMB4.9 million, overdue fine for unpaid income tax of RMB3.8 million and contingent losses relating to legal proceedings of RMB3.3 million. For the year ended June 30, 2020, the net expenses primarily represented contingent losses relating to legal proceedings of RMB1.6 million (US$0.2 million) and detained lease deposit relating to early termination of RMB1.5 million (US$0.2 million).

Income Tax Expense

Our income tax expense increased from RMB38.0 million for the year ended June 30, 2019 to RMB50.8 million (US$7.2 million) for the year ended June 30, 2020. Such increase was in line with our business growth.

Net Income

As a result of the foregoing, our net income increased by RMB44.7 million from RMB61.5 million for the year ended June 30, 2019 to RMB106.2 million (US$15.0 million) for the year ended June 30, 2020.

Year Ended June 30, 2019 Compared to Year Ended June 30, 2018

Net Revenues

Our net revenues decreased by RMB4.8 million, from RMB1,151.4 million for the year ended June 30, 2018 to RMB1,146.6 million for the year ended June 30, 2019.

Wealth management services

Our net revenues from wealth management services decreased by RMB19.4 million from RMB1,081.8 million for the year ended June 30, 2018 to RMB1,062.4 million for the year ended June 30, 2019, primarily because we ceased offering other financial products through our Haiyinhui online platform since April 2018 and we no longer generated distribution commission from such financial products for the year ended June 30, 2019. Net revenues from our Haiyinhui online platform accounted for RMB84.8 million of our net revenues, or 7.9% of our net revenues from wealth management services, for the year ended June 30, 2018. Such decrease was partially offset by the increased transaction value and distribution commissions generated from our fund products. See “Business—Our Services—Wealth Management Services—Other financial products.”

For a description of our net revenues from wealth management services generated from related parties, see “Related Party Transactions—Other Transactions with Related Parties.”

Insurance brokerage services

Our net revenues from insurance brokerage services increased by RMB35.3 million from RMB36.7 million for the year ended June 30, 2018 to RMB72.0 million for the year ended June 30, 2019, primarily due to continuing expansion of our insurance brokerage services.

Asset management services

Our net revenues from asset management services decreased by RMB20.7 million from RMB32.9 million for the year ended June 30, 2018 to RMB12.2 million for the year ended June 30, 2019, due to the decreased asset management scale. This decrease was primarily because we gradually decreased the AUM of Hywin Asset Management in anticipation of the strategic shift in the investment focus of our asset management business from secondary market products to private equity and venture capital. See “Key Components of Results of Operations—Net Revenues—Asset Management Services.”

For a description of our net revenues from asset management services generated from related parties, see “Related Party Transactions—Other Transactions with Related Parties.”

Operating Cost and Expenses

Our total operating cost and expenses decreased by RMB22.3 million from RMB1,059.4 million for the year ended June 30, 2018 to RMB1,037.1 million for the year ended June 30, 2019.

For a description of our operating cost and expenses paid to related parties, see “Related Party Transactions—Other Transactions with Related Parties.”

Compensation and benefits

Our cost of compensation and benefits increased by RMB62.6 million from RMB561.9 million for the year ended June 30, 2018 to RMB624.5 million for the year ended June 30, 2019. This increase was primarily due to an increase in relationship manager headcount as we hired more relationship managers and opened more wealth services centers for the year ended June 30, 2019, coupled with the increased base salaries for relationship managers.

Sales and marketing expenses

Our sales and marketing expenses decreased by RMB32.1 million from RMB293.3 million for the year ended June 30, 2018 to RMB261.2 million for the year ended June 30, 2019. This decrease was primarily because we gradually ceased the operation of our Haiyinhui online platform and two related subsidiaries since April 2018. A significant portion of the operation expenses of our Haiyinhui online platform was incurred by these two subsidiaries.

General and administrative expenses

Our general and administrative expenses decreased by RMB57.0 million from RMB202.9 million for the year ended June 30, 2018 to RMB145.9 million for the year ended June 30, 2019, primarily due to decreases in the number of research and development personnel and related R&D activities of Shanghai Haiyinhui and Tibet Haiyin after we ceased the operation of our Haiyinhui online platform.

Share-based compensation expenses/(benefits)

Our share-based compensation expenses increased by RMB4.4 million from RMB1.2 million for the year ended June 30, 2018 to RMB5.6 million for the year ended June 30, 2019.

Interest Income, Net

Our net interest income decreased from RMB2.4 million for the year ended June 30, 2018 to RMB0.8 million for the year ended June 30, 2019, primarily because we had an interest-bearing loan to a related party for the year ended June 30, 2018, which was repaid by the related party in the same year. In the year ended June 30, 2019, our interest income only consisted of bank interests.

Other Expenses, Net

We recorded net other expenses of RMB8.0 million and RMB10.8 million for the year ended June 30, 2018 and 2019, respectively. For the year ended June 30, 2018, Our net other expenses primarily represented contingent losses related to legal proceedings of RMB4.1 million and contract damage cost related to early termination of a lease contract of RMB3.3 million. For the year ended June 30, 2019, the net expenses primarily represented litigation compensation fee of RMB4.9 million, overdue fine for unpaid income tax of RMB3.8 million and contingent losses relating to legal proceedings of RMB3.3 million.

Income Tax Expense

Our income tax expense decreased from RMB44.3 million for the year ended June 30, 2018 to RMB38.0 million for the year ended June 30, 2019. Such decrease was due to, except for Hywin Wealth Management and Hywin Asset Management, the fact that most of our subsidiaries recorded losses for the year ended June 30, 2019, which resulted in no income tax for the same year. In addition, we made provisions for substantially all the deferred tax assets resulting from the net operating loss of the loss-making subsidiaries, resulting in low deferred tax expenses.

Net Income

As a result of the foregoing, our net income increased by RMB19.4 million from RMB42.1 million for the year ended June 30, 2018 to RMB61.5 million for the year ended June 30, 2019.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations. We had net income of approximately RMB42.1 million, RMB61.5 million and approximately RMB106.2 million (US$15.0 million)

for the years ended June 30, 2018, 2019 and 2020, respectively. As of June 30, 2018, 2019 and 2020, we had cash and cash equivalents of RMB11.0 million, RMB17.2 million and RMB108.4 million (US$15.3 million), respectively. As of June 30, 2020, all of our cash and cash equivalents were located in China.

We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for at least the next 12 months. We may, however, need additional capital in the future to fund our continued operations. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity or debt securities would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that might restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Although we consolidate the results of our consolidated variable interest entities, we only have access to cash balances or future earnings of our consolidated variable interest entities through our contractual arrangements with our variable interest entities. See “History and Corporate Structure.”

As a Cayman exempted and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our wholly foreign-owned subsidiary in China may provide Renminbi funding to our consolidated VIEs only through entrusted loans. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and our VIEs, or to make additional capital contributions to our PRC subsidiary.”

The following table sets forth a summary of our cash flows for the periods indicated.

	For the years ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	211,033	137,750	133,210	18,816
Net cash used in investing activities	(93,252)	(95,128)	(43,439)	(6,136)
Net cash (used in)/provided by financing activities	(101,409)	14,180	(5,709)	(806)

Effect of exchange rate changes	(169)	(3,145)	(4,420)	(624)
Net increase in cash, cash equivalents, and restricted cash	16,203	53,657	79,642	11,250
Cash and cash equivalents at beginning of the year	10,453	11,027	17,196	2,429
Cash and cash equivalents at end of the year	11,027	17,196	108,358	15,306
Restricted cash at beginning of the year	28,430	44,059	91,547	12,931
Restricted cash at the end of the year	44,059	91,547	80,027	11,304

Operating Activities

Net cash provided by operating activities for the year ended June 30, 2020 was RMB133.2 million (US$18.8 million). This reflected net income of RMB106.2 million (US$15.0 million), as adjusted by non-cash and non-operating items primarily including (i) depreciation and amortization of RMB26.2 million (US$3.7 million) mainly in relation to equipment, furniture, fixture and leasehold improvements; (ii) loss from disposal of long-term assets of RMB1.5 million (US$0.2 million) due to the disposal of Shanghai Haiyinhui’s fixed assets; and (iii) bad debt provision of RMB1.3 million (US$0.2 million) mainly in relation to non-collectible lease deposits. This amount was further adjusted by positive changes in operating assets and liabilities primarily including (i) an increase in other payables and accrued liabilities of RMB56.0 million (US$7.9 million), which mainly consisted of increased value-added tax payables and IT service payables and payables in relation to acquisition of Ziji, (ii) an increase in income tax payable of RMB49.5 million (US$7.0 million) due to increased profit in the year ended June 30, 2020 and our failure to pay the income tax in a timely manner; and (iii) a decrease in accounts receivable due from related parties of RMB33.1 million (US$4.7 million) primarily due to the gradually decreasing sales to related parties in recent years, partially offset by (i) an increase in account receivables of RMB111.3 million (US$15.7 million) due from third parties in line with the increase in revenue; (ii) a decrease in commission payable-noncurrent of RMB28.7 million (US$4.1 million) due to a change in commission policy; (iii) a decrease in investors’ deposit of RMB14.1 million (US$2.0) million.

Net cash provided by operating activities for the year ended June 30, 2019 was RMB137.8 million. This reflected net income of RMB61.5 million, as adjusted by non-cash and non-operating items primarily including (i) depreciation and amortization of RMB28.4 million mainly in relation to equipment, furniture, fixture and leasehold improvements and (ii) share-based compensation expenses of RMB5.6 million. This amount was further adjusted by positive changes in operating assets and liabilities primarily including (i) an increase in other payables and accrued liabilities of RMB53.8 million, which mainly consisted of increased value-added tax payables and payroll payables; (ii) an increase in investors’ deposit of RMB47.7 million, which were investors’ uninvested cash balances temporarily deposited in our bank accounts in line with the increased transaction value of publicly raised fund products); (iii) an increase in income tax payable of RMB35.3 million because we failed to pay the income tax in a timely manner; and (iv) a decrease in accounts receivable due from related parties of RMB27.2 million primarily due to the gradually decreasing sales to related parties in recent years, partially offset by (i) an increase in account receivables of RMB131.7 million due from third parties, primarily because x) we made efforts to diversify the sources of our products and significantly increased the number of third-party product providers as well as the transaction value of their products in recent years, and y) a substantial majority of such account receivables were related to sales that primarily occurred in the second quarter of 2019 compared to the same period of 2018, which led to a significantly higher accounts receivables as of June 30, 2019 compared to those as of June 30, 2018; and (ii) a decrease in commission payable of RMB9.5 million due to a change in our commission payment policy pursuant to which since March 2019, we have settled approximately 20% of our commission payments directly through our payroll system instead of through third-party agents (as was the practice prior to March 2019) in order to strengthen our control over commission payments, resulting in a decrease in commission payable.

Net cash provided by operating activities for the year ended June 30, 2018 was RMB211.0 million. This reflected net income of RMB42.1 million, as adjusted for non-cash and non-operating items primarily including depreciation and amortization of RMB32.9 million in relation to equipment, furniture, fixture and leasehold improvements. This amount was further adjusted by positive changes in operating assets and liabilities primarily including (i) a decrease in account receivable due from related parties of RMB109.5 million due to the gradually decreasing sales to related parties; (ii) an increase in commission payable of RMB42.7 million and an increase in commission payable-noncurrent of RMB24.0 million due to a change in our commission payment policy pursuant to which we strengthened our control over our sales team and adopted a deferred payment cycle policy for commission payments, resulting in an increase in commission payable; and (iii) an increase in income tax payable of RMB38.6 million because we failed to pay the income tax in a timely manner, partially offset by an increase in accounts receivable of RMB101.2 million due to increased sales to third parties.

Investing Activities

Net cash used in investing activities for the year ended June 30, 2020 was RMB43.4 million (US$6.1 million), primarily attributable to (i) loans lent to related parties of RMB107.2 million (US$15.1 million); (ii) payment for office equipment, fixture and leasehold improvements of RMB10.4 million (US$1.5 million), partially offset by (i) collection of loans lent to related parties of RMB45.1 million (US$6.4 million); (ii) cash effect of acquisition of VIEs’ subsidiaries of RMB15.2 million (US$2.2 million) and (iii) collection of short-term loan receivables amounting to RMB14.2 million (US$2.0 million).

Net cash used in investing activities for the year ended June 30, 2019 was RMB95.1 million, primarily attributable to (i) loans lent to related parties of RMB69.1 million; (ii) payment for office equipment, fixture and leasehold improvements of RMB21.2 million; (iii) distribution of short-term loan receivables of RMB8.2 million; (iv) payment for purchase of intangible assets of RMB7.9 million, representing the purchase of insurance brokerage license in Hong Kong; and (v) cash effect of deconsolidation of a VIE’s subsidiaries of RMB2.9 million, partially offset by (i) proceeds related to disposal of a subsidiary of RMB10.0 million; (ii) collection of loans to lent to related parties of RMB2.2 million; and (iii) collection of short-term loan receivables of RMB2.0 million.

Net cash used in investing activities for the year ended June 30, 2018 was RMB93.3 million, primarily attributable to (i) loans lent to related parties of RMB324.7 million; (ii) distribution of short-term loan receivables of RMB29.2 million; and (iii) payment for office equipment, fixture and leasehold improvements of RMB27.7 million, partially offset by collection of loans lent to related parties of RMB290.0 million.

Financing Activities

Net cash used in financing activities for the year ended June 30, 2020 was RMB5.7 million (US$0.8 million), primarily attributable to the repayment of loans borrowed from third parties of RMB7.0 million (US$1.0 million), partially offset by proceeds from loans borrowed from related parties of RMB2.0 million (US$0.3 million).

Net cash provided by financing activities for the year ended June 30, 2019 was RMB14.2 million, primarily attributable to proceeds from loans borrowed from third parties of RMB14.7 million. All of the related loans were fully repaid by December 2019.

Net cash used in financing activities for the year ended June 30, 2018 was RMB101.4 million, primarily attributable to repayment of loans borrowed from related parties of RMB104.7 million, partially offset by RMB3.3 million proceeds from loans borrowed from third parties.

Capital Expenditures

We made capital expenditures of RMB29.4 million, RMB29.1 million and RMB13.2 million (US$1.9 million) for the years ended June 30, 2018, 2019 and 2020, respectively. Our capital expenditures have been used primarily to purchase of office equipment and intangible assets, such as insurance license in Hong Kong. We estimate that our capital expenditures will increase moderately in the following two or three years to support the expected growth of our business. We anticipate funding our future capital expenditures primarily with net cash flows from operating activities.

Contractual Obligations and Commitments

The following table sets forth our contractual obligation and commitments as of June 30, 2020.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(RMB in thousands)
Operating lease obligation	188,751	107,106	81,100	546	-

Except for those disclosed above, we did not have any significant capital or other commitments, long-term obligations, or guarantees as of June 30, 2020.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Holding Company Structure

Our company, Hywin Holdings Ltd., is a holding company with no material operations of its own. As most of our operations are conducted through our PRC (excluding Hong Kong) subsidiary and VIEs, our ability to pay dividends is primarily dependent on receiving distributions of funds from our PRC subsidiary and VIEs. Our WFOEs are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our WFOEs and our VIE is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our WFOEs may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

Inflation

To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018, 2019 and 2020 were increases of 1.9%, 4.5% and 2.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Our credit risk arises from cash and cash equivalents, restricted cash, accounts receivable, loan to third parties, due from related parties and deposit to suppliers. As of June 30, 2020, all of the cash and cash equivalents and restricted cash were held by major financial institutions located in Mainland China and Hong Kong. We believe that these financial institutions located in Mainland China and Hong Kong are of high credit quality. For accounts receivable, loan to third parties, due from related parties and deposit to suppliers, we extend credit based on an evaluation of the customer’s or other parties’ financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, we delegated a team responsible for credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, we review the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, we consider that our credit risk for accounts receivable, loan to third parties, due from related parties and deposit to suppliers is significantly reduced.

Customer Concentration Risk

For the year ended June 30, 2020, three customers accounted for 26%, 15% and 10% of the Company’s total revenues. For the year ended June 30, 2019, one customer, namely Shenzhen Liaoyuan Commercial Factoring Co., Ltd. (深圳燎原商业保理有限公司), accounted for 16% of the Company’s total revenues. For the year ended June 30, 2018, two customers, namely Shenzhen Five Bulls Equity Investment Fund Management Co., Ltd. (深圳五牛股权投资基金管理有限公司), an entity controlled by an immediate family member of Mr. HAN Hongwei, our founder, controlling shareholder and chairman of the board, and Hangzhou Qianyi Asset Management Co., Ltd.

(杭州仟意资产管理有限公司), accounted for 27% and 20% of the Company’s total revenues, respectively. No other customer accounts for more than 10% of the Company’s revenue for the years ended June 30, 2018, 2019 and 2020, respectively.

As of June 30, 2020, two customers accounted for 34% and 22% of the total balance of accounts receivable. As of June 30, 2019, two customers accounted for 23% and 11% of the total balance of accounts receivable. As of June 30, 2018, three customers accounted for 16%, 15% and 14% of the total balance of accounts receivable. No other customer accounts for more than 10% of the Company’s accounts receivable as of June 30, 2018, 2019 and 2020, respectively.

Liquidity Risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions to obtain short-term funding to meet the liquidity shortage.

Foreign Currency Risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the preparation and external audit of our consolidated financial statements, we and our independent registered public accounting firm identified four material weakness in our internal control over financial reporting as of and for the years ended June 30, 2018, 2019 and 2020. The material weaknesses that have been identified relate to (i) lack of sufficient resources with US GAAP and the SEC reporting experiences in the accounting department to provide accurate information on a timely manner; (ii) lack of the key monitoring mechanisms such as internal audit department to oversee and monitor Company’s risk management, business strategies and financial reporting procedures, we also lacked of adequate designed and documented management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness or significant deficiency in our internal control over financial reporting, as we will be required to do once we become a public company and our independent registered public accounting firm may be required to do once we cease to be an emerging growth company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified.

To remediate the material weakness identified in internal control over financial reporting of the Company, we have: (a) hired an experienced outside consultant with adequate experience with US GAAP and the SEC reporting and compliance requirements; (b) continued our efforts to provide ongoing training courses in US GAAP to existing personnel, including our Chief Financial Officer; (c) continued our efforts to set up the internal audit department, and enhance the effectiveness of the internal control system; and (d) continued our efforts to implement necessary review and controls at related levels and all important documents and contracts (including all of our subsidiaries) will be submitted to the office of its chief administrative officer for retention. We expect that we will incur significant costs in the implementation of such measures. However, the implementation of these measures may not fully address the material weakness identified in our internal control over financial reporting. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal control, we may be unable to accurately or timely report our results of operations or prevent fraud.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the FASB issued Accounting Standard Update (“ASU”) No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. All other entities shall adopt the amendments in this ASU for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842)—Targeted Improvements”, which provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date (such as January 1, 2019, for calendar year-end public business entities) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)-Effective date”, which defer the effective date for all other entities by an additional year to for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Group, as an emerging growth company, is taking advantage of the extended transition period offered to private entities and will adopt the amendments in this ASU for its fiscal year ending June 30, 2022. The Group is currently evaluating the impact on its consolidated financial position and results of operations upon adopting the leasing standard.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. As a result of the issuance of ASU No. 2019-10 as discussed above, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this ASU eliminate, add and modify certain disclosure requirements for fair value measurements. The amendments in this ASU, among other things, require public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and entities are permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The Group does not expect the adoption of these amendments to have a material impact on its consolidated financial position and results of operations.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group’s consolidated financial position and results of operations upon adoption.

INDUSTRY

The information in this section is derived from a market research report prepared by China Insights Consultancy, or CIC, an independent industry consultant (the “CIC Report”) which was commissioned by us to provide information on our industry and market in China.

HNWI Population in China

China’s population can be categorized into four segments in terms of amount of investable assets: (i) high net worth individual, or HNWI, population (defined as those with investable assets above US$1 million); (ii) mass affluent, or MA, population (defined as those with investable assets between US$100,000 to US$1 million); (iii) emerging middle class, or EMC, population (defined as those with investable assets of between US$5,000 to US$100,000); and (iv) mass population (defined as those with investable assets of less than US$5,000). “Investable assets” are defined as cash, deposit, stocks, funds, bonds, insurance and other financial products held by individuals, as well as investment property owned by individuals excluding their primary residence.

Driven by China’s economic growth and wealth accumulation, China’s population of HNWIs increased from approximately 1.4 million in 2015 to approximately 2.3 million in 2019 and is expected to further increase to 3.1 million by 2024. China’s HNWI population as a percentage of its total population increased from 0.1% in 2015 to 0.2% in 2019, and is expected to further increase to 0.3% in 2024. Although representing only a small segment of China’s population, HNWIs accounted for 36.4% of the total personal investable assets in China in 2019, and that percentage is expected to increase to 39.0% by 2024.

Total personal investable assets of HNWIs increased from US$6.4 trillion in 2015 to US$12.2 trillion in 2019, and is expected to further increase to US$19.1 trillion by 2024. The following diagrams illustrate the historical and forecast growth of personal investable assets and population by segment for the period indicated.

Investment Preference of China’s HNWIs

The following table sets forth the investment allocation preferences of China’s four population segments.

Note 1: Fixed income products in China are non-standard wealth management products with characteristic of potential prospective fixed rate of returns which are not guaranteed under PRC laws. The non-standard wealth management products in China refer to the non-standard debt assets that are not traded in the interbank markets or stock exchanges, which primarily include trust loans, trust beneficial rights, credit assets and others. Fixed income products include bank wealth management products (WMP), fixed income trusts, ABS, and income certificates, etc.;

Note 2: Publicly raised funds include closed-end publicly raised funds, monetary publicly raised funds, and QDII funds, etc.;

Note 3: Privately raised funds include private securities investment funds, buyout funds, real estate private equity funds, and private equity placement, etc.;

Note 4: Others includes securities firm asset management plan (AMP), exchange management products, overseas products, and structured products, etc.

Compared to banks and non-bank traditional financial institutions, or non-bank TFIs, (i.e. securities firms, asset management firms and insurance companies), non-traditional financial institutions, or non-TFIs, such as third-party wealth management service providers are able to offer a more diversified range of high quality products and customized services, which meets the needs of HNWIs and mass affluent population in China. Driven by the development of China’s capital markets, investors have access to various investment products, such as stocks, funds, bonds and insurances. With these relatively diversified investment options and an ability to accept higher risks, HNWIs tend to allocate their investable assets in products with higher risks and returns.

Due to the release of the Guidelines on Standardizing Asset Management Businesses of Financial Institutions, or the 2018 Guidelines, banks’ supply of off-balance sheet wealth management products, especially fixed income products with guaranteed returns, have declined. In addition, the notice issued by China Banking and Insurance Regulatory Commission in May 2019 imposed more restrictions on real estate related trust products issued by trust companies, such as a prohibition of financing for the property development projects without certain certificates, as well as a ban on fund-raising for real estate developers to pay for land transfer. With the increasing supply of diversified and market-based products, investors are expected to increasingly turn to more NAV-based products, such as privately raised funds.

China’s Wealth Management Services Market

Private wealth held by households in China was the second largest in the world in 2019. Total personal investable assets witnessed rapid growth in the past five years, due to the continued growth in GDP and disposable income per capita, and are expected to maintain a growth pattern in the foreseeable future. The total population with investable assets increased from 1,007.8 million in 2015 to 1,044.9 million in 2019, and is expected to further increase to 1,092.3 million by 2024. The total private wealth held by such population in terms of investable assets increased from approximately US$19.6 trillion in 2015 to approximately US$33.5 trillion in 2019, and is expected to further increase to US$48.9 trillion by 2024.

The market size of wealth management as measured by transaction value, increased from US$4.6 trillion in 2015 to US$7.8 trillion in 2019, representing a CAGR of 14.3% from 2015 to 2019, and is expected to reach US$2.6 trillion by 2024, representing a CAGR of 9.9% from 2019 to 2024. The following diagrams illustrate the historical and forecast market size of wealth management market in China and a comparison of the major types of wealth management service providers in China.

*Non-bank TFI includes securities firms, fund management firms and insurance companies;

** Non-TFI includes traditional offline third-party wealth management companies, online wealth management platforms, P2Ps and other third-party wealth management companies.

Third-Party Wealth Management Services Market in China

Overview

The third-party wealth management services market in China is currently at an early stage of development. Driven by private wealth accumulation, evolving risk appetite and long-term low interest rate, the investment preference of investors in China has shifted toward a more diversified and professional asset allocation, which in turn has fostered the development of third-party wealth management service in China. The market size of third-party wealth management, as measured by transaction value, increased from US$166.8 billion in 2015 to US$489.1 billion in 2019, representing a CAGR of 30.9% from 2015 to 2019, and is expected to maintain high growth rate to reach US$989.5 billion by 2024, representing a CAGR of 15.1% from 2019 to 2024. Based on the same metric, third-party wealth management services for China’s HNWI population increased from US$101.6 billion in 2015 to US$313.6 billion in 2019, representing a CAGR of 32.6%, and is expected to reach US$655.7 billion by 2024, representing a CAGR of 15.9% from 2019 to 2024. The third-party wealth management services market in China has strong growth potential as its penetration rate in 2019 was only 6.2%, which was much lower than that of 32% in Hong Kong and 62% in the United States. Due to the outbreak of the novel coronavirus (COVID-19), the market size of third-party wealth management is expected to remain unchanged in 2020. As third-party wealth management services have been widely accepted by China’s HNWIs, transaction value of third-party wealth management services as a percentage of the total wealth management services market is expected to increase and reach 7.9% by 2024, while transaction value of traditional financial institutions as a percentage of the total wealth management services market is expected to decrease from 84.6% in 2019 to 81.7% in 2024.

*TPWM penetration rate refers to the percentage of the transaction value of TPWM among the total transaction value of the wealth management services market.

**Hereby refers to the SEC-registered investment advisors (RIA) in USA. Their employees are required with highly strict qualifications to operate business and different type of their products is required to be sold with different sales permission licenses. They are independent of traditional financial institutions in USA but also able to provide their clients with a full coverage of investment advisory services, wealth management services, asset management services, etc.

*** The market size of third-party wealth management service is measured by gross transaction value, without consideration of the effects of different product terms vary across companies.

Competitive Landscape

The third-party wealth management industry in China is still at a fast growing stage and is highly fragmented with more than 2,000 participants and approximately 50 leading players in the market. Hywin is the third largest third-party wealth management services provider in China in terms of 2019 transaction value. Hywin ranked second among top 5 third-party wealth management service providers in China in terms of transaction value per relationship manager in 2019. Hywin also enjoyed rapid growth from 2017 to 2019 with the highest growth rate of 26.5% among top five industry participants in China.

In 2019, approximately 14% of all wealth management products offered by third-party wealth management service providers were real estate related fixed income products. Hywin is the largest third-party wealth management service provider as measured by transaction value in real estate-related fixed income products of US$4.8 billion in 2019.

Market Drivers

Key market drivers of third-party wealth management services industry in China include the following:

•

Growing demand for wealth management services. Due to growing GDP and disposable income per capita, total personal investable assets in China increased from US$19.6 trillion in 2015 to approximately US$33.5 trillion in 2019, representing a CAGR of 14.3%, and are expected to further increase to approximately US$48.9 trillion by 2024, with a CAGR of 7.9% from 2019 to 2024. The rapid development of personal investable assets has improved the awareness of financial management in China, bringing high demand for wealth management.

•

Increasing supply of diversified and NAV-based products. Since the release of the 2018 Guidelines, the number of new products issued by banks declined by 9.4% from July 2018 to July 2019, and the number of new products offering guaranteed returns declined by 24.4% during the same period. It is expected that the shortage of bank-distributed wealth management products will be filled by more diversified and NAV-based products. With strengthening supervision and less products with guaranteed returns distributed by banks, an increasing volume of alternative diversified and NAV-based products are expected to be launched, hence generating substantial needs for wealth management services.

•

Change of assets allocation and investment preference. The ratio of household savings deposit to disposable income decreased from 45.8% in 2015 to 44.4% in 2019, indicating that Chinese are less willing to keep disposable income as savings and instead are allocating more disposable assets for wealth management. Considering the implications of recent regulations such as the 2018 Guidelines, investors are expected to increasingly invest in NAV-based products, leading to increasing need for wealth management services.

•

Increasing complexity of the market. China’s financial market is offering a more diverse range of investment products and the market is becoming increasingly complex. It is increasingly difficult for individuals to accurately capture market dynamics and gain insights into market investment opportunities. At the same time, it is difficult for individual investors to have sufficient financial knowledge to conduct detailed due diligence to determine higher-yielding products. As a result, it is expected that China’s individual investors will increasingly rely on professional advisors for investment advice.

•

Increasing overseas asset allocation. Compared with the average penetration rate of global asset allocation in developed countries, penetration rate of overseas asset allocation among investors in China was low in the past. However, due to an evolving risk tolerance and an increasing demand for portfolio diversification from investors in China, Chinese investors’ investment preference has shifted towards global asset allocation, which promotes the development of the wealth management services market in China.

•

Supporting policies and regulations issued by the government. In July 2020, China Securities Regulatory Commission, or CSRC, promised to trim unnecessary regulations, so market forces play will be able to play a bigger role in the capital market. CSRC is expected to continue to improve the mechanisms to enhance the quality of industry institutions and develop high-quality investment banks and wealth management institutions, which are expected to drive the development of the wealth management service market.

Market Trends

Key market trends of third-party wealth management services industry in China include the following:

•	Emphasis on overseas asset allocation and value-added services by the HNWI. Driven by globalization and depreciation of the Renminbi, overseas asset allocation is gaining popularity among clients of wealth management service providers, in particular, HNWIs. Along with the increasing total investable assets, HNWIs’ awareness of overseas asset allocation is growing and HNWIs tend to pursue investments with high returns and diversify risk. In addition, most Chinese HNWIs prefer service providers that share a common culture and language. Thus, more value-added services such as immigration advisory and tax advisory services have been provided by third-party wealth management services providers to meet the demands of HNWI for wealth preservation and growth.

•

Increasing concentration towards leading market players under more stringent market regulation. With the increasingly stringent market regulation, market participants with a high level of compliance and professional sophistication occupy a favorable position in the increasingly competitive market.

•

Stronger capabilities of leading third-party wealth management services providers in proprietary asset management. With the increasing growth of PE/VC funds in China, the third-party wealth management participants with greater capability in asset management in PE/VC funds enjoy advantages of backward integration in the value chain.

•

Tailored products and digital and intelligent services. Compared to other investors, the HNWI investors are in more imperative needs for tailored wealth management services regarding their risk appetites. Driven by enhanced differentiation and intense competition, third-party wealth management service providers need to develop client-centric services and tailored products to clients.

•

Product innovation and diversification. With the development of the Fintech, more digital services based on big data, cloud computation and artificial intelligence technology are applied. For instance, emerging robo-advisors can provide clients with digital asset management services based on more precise algorithms and products. More third party wealth management services providers are actively engaged in launching more diversified and innovative financial products such as property fixed return products focusing on senior citizen community and logistics real estate.

Key Success Factors

The key success factors of the third-party wealth management service industry include the following:

•

Brand reputation. Brand reputation is crucial to third-party wealth management service providers. Such reputation is usually built up through the launch of a large number of successful wealth management products. Since the quality of wealth management is directly associated with clients’ asset value and the performance is mainly evaluated by the clients, a proven track record is essential for HNWI client retention and new client acquisition. This directly contributes to expansion of client base and revenue base of third-party wealth management service providers.

•

Product portfolio offerings. Third-party wealth management service providers with high quality products and comprehensive service offerings are able to address various types of clients’ investment needs and build continuing relationships with clients. Currently, the industry is still in the initial stage of product sales, with limited high quality product types and significant homogenized competition. As the main product category in third-party wealth management industry, privately raised funds have complex risk-return characteristics, avoiding direct price competition among market players. The ability to acquire high quality financial products and to meet the investment and financing needs of clients hold the key to success.

•

Sales network coverage. China’s HNWIs are located in various provinces and cities across the country, which requires wealth management services providers to maintain a nationwide sales network for establishing and expanding the client base. As HNWIs generally prefer face-to-face interaction, wealth management service providers need to have outlets across the country. In addition, to further tap into the vast market, online-based channels have become a promising choice. Building a comprehensive sales network with both offline branches and online channels requires substantial investments in time and capital.

Entry Barriers

The key entry barriers of the third-party wealth management service industry include the following:

•

Client resources. HNWIs are key clients of wealth management service providers. Client resources are accumulated by expanding offline branch coverage, providing excellent customer experience, and building up proven track record in providing wealth management services. As accumulating client resources takes time, effort, and capital investment, it sets major entry barrier for new market participants in the wealth management market.

•

Talent acquisition and retention capability. Wealth management service professionals (also known as relationship managers) play a key role in deal sourcing, clients acquisition, and asset allocation advisory. Their capability and working experience is crucial to providing one-stop solutions that cater to the investment objectives of different types of clients. Since wealth management is highly dependent on wealth management professionals, the skills and experiences of these individuals, as well as the recruitment and retention become an important entry barrier for wealth management service providers.

•

License and qualification. Third-party wealth management service providers are required to acquire a fund sales license in order to be eligible to sell fund products sourced from asset management companies. In addition, there are a number of relevant licenses in the industry that help establish reputation and build trust between service providers and clients. Qualifications such as the wealth management investment fund manager registration certificate, insurance broker business license, security investment consulting license and insurance agent license demonstrate the service providers’ professional capacities and create an entry barrier for new market participants.

Wealth Management Products

Two of the largest categories of wealth management products distributed by third-party wealth management service providers include privately raised funds and publicly raised funds. The following is a description of these two product categories.

Privately Raised Funds

The market of privately raised funds market in China in terms of AUM increased from US$605.4 billion in 2015 to US$2,051.4 billion in 2019 with a CAGR of 35.7%, and is expected to reach US$4,044.8 billion in 2024, representing a CAGR of 14.5% from 2019 to 2024. This market growth resulted from various factors including progressive institutional reform, government support, more normative and mature regulatory environment and increasing demand from HNWIs.

Privately raised funds in China are categorized into three types of funds in terms of the type of business, including private securities investment funds, private equity and venture capital, and privately raised funds of other assets. The market development of privately raised funds in China has been primarily driven by the growth of private equity and venture capital, and increasing financing demands of real estate developers.

The following diagram illustrates the historical and forecast market size of privately raised funds in China.

Real Estate Products

Real estate related fixed-income products generally originate from real estate funds and trust funds, whose funds are raised privately from qualified investors. Due to historically loose regulatory requirements and the boom of the real estate industry in China, real estate related fixed-income products were particularly popular among investors with relatively low risk tolerance. Underlying investments of the fixed income products are typically investments in real estate development, local government financing vehicle, consumer finance, supply chain finance projects. As funding sources like domestic bank loans became more limited, property developers were forced to rely more on non-standard financing regardless of higher funding costs. The following diagram illustrates the historical and forecast market size of market size of real estate funds and trust funds in China.

*Hereby refers to a kind of privately raised fund related to real estate investment, including the funds with GPs from real estate developers, other private equity funds and segregated accounts investing on real estate projects, Its market size refers to the total AUM of Renminbi real estate funds in China.

Real estate funds have been an important component of privately raised fund market for the past five years, accounting for 15.6% and 12.1% in 2015 and 2019, respectively. From 2015 to 2019, the market size of real estate funds in terms of AUM of products increased from US$94.7 billion to US$247.6 billion, while trust funds on real estate investment increased from US$187.6 billion to US$403.4 billion. A large amount of these funds were raised in the form of real estate-related fixed income products to investors. During this period, real estate developers’ increasing reliance on these two funding sources can mainly be attributed to the credit crunch in bank loans as the major traditional financing channel. However, with the government’s effort to control property development loans through more stringent regulatory rules and the further tightening of financing in the real estate industry, trust companies and real estate funds are required to comply with stricter market regulations. As authorities are banning so-called “principal guaranteed” products, more standard products will be favored by the wealth management market. Real estate developers are expected to accept more equity financing through private equity, convertible bonds, and preferred shares. The market size of trust funds on real estate investment is expected to increase at a CAGR of 6.7% from 2019 to reach US$558.4 billion in 2024, while the market size of real estate funds in terms of AUM of products will grow to US$412.1 billion in 2024 with a CAGR of 10.7% from 2019 to 2024.

Publicly Raised Funds

The market size of publicly raised funds in terms of AUM increased from US$1,223.2 billion in 2015 to US$2,151.1 billion in 2019, representing a CAGR of 15.2%, and is expected to reach US$4,938.2 billion by 2024, representing a CAGR of 18.1% from 2019 to 2024. Driven by regulatory support for the publicly raised fund managers, such as permission for the establishment of a Sci-Tech Innovation Board, deeper market participation of foreign capital, increasing demands form diversified investors like pension funds and insurance funds, the market of publicly raised funds is expected to retain strong growth in the next five years.

China’s Asset Management Services Industry

Asset management services are generally complementary to wealth management services. Asset management services place greater emphasis on a wealth management service provider’s investment management capabilities on behalf of the asset owners, who are primarily institutions, while wealth management services are focused more on capabilities in asset allocation and financial planning for clients, who are primarily HNWIs. As the HNWIs seek more diversified and professional asset allocation services offered by wealth management service providers, it becomes more important for these service providers to be supported by asset management platforms equipped with in-house investment management capabilities and broader investment product choices.

The rise of China’s private wealth and enhanced capabilities of asset management companies have also fostered the growth of China’s asset management industry. Total AUM of China’s asset management industry increased from US$12.4 trillion in 2015 to US$18.4 trillion in 2019, representing a CAGR of 10.3%. There was a decline from 2017 to 2018, which was primarily due to the new management regulations in China. Due to the new management regulations, the growth rate will slow down in the future, and the total AUM is expected to reach approximately US$26.8 trillion in 2024, with a CAGR of 7.9% from 2019 to 2024.

Insurance Brokerage Industry in Hong Kong

Brokers, agents, and banks are the three most significant intermediary distribution channels in Hong Kong’s insurance industry. Due to the comprehensive regulatory system, mature financial markets and increasing demands for insurance services in Hong Kong, the total gross income in Hong Kong’s insurance brokerage market grew rapidly, increasing from US$1,649.7 million in 2015 to US$2,697.3 million in 2019, representing a CAGR of 13.1%. From 2015 to 2019, the total premium of the PRC consumers increased from US$4.0 billion to US$5.6 billion, which reflects their increasingly strong demands and purchasing power for the insurance services in Hong Kong.

However, strict regulations imposed on PRC insurance clients in 2017 had a negative impact on Hong Kong insurance market as well as insurance brokerage market. In 2020, the number of the PRC consumers in the Hong Kong’s market continued to decrease due to the compulsory quarantine for travelers as a result of the outbreak of Covid-19. It is expected that growth of total gross income in Hong Kong’s insurance brokerage market will slow down with a CAGR of 7.1% from 2019 and 2024, reaching a total gross income of US$3,798.5 million by 2024.

Non-investment Related Value-added Services

To attract and retain ultra HNWI clients, wealth management service providers have increasingly offered a broader range of customized non-investment related and value-added services, such as overseas education advisory, immigration consulting, high-end medical consulting service, tax planning and other services. Through these value-added services, wealth management service providers are able to provide more customized financial products, thereby improving the level of clients’ satisfaction as well as building longer-term and more stable relationships with clients. An increasing number of Chinese HNWIs have shown preference for overseas property investment and emigration. From 2014 to 2018, the number of Chinese students studying abroad increased from 0.5 million to 0.7 million with a CAGR of 9.5%, and the number of Chinese emigrants grew from 200,000 to 247, 000, representing a CAGR of 5.4%.

HISTORY AND CORPORATE STRUCTURE

We commenced operations in November 2006 through Hywin Wealth Management Co., Ltd., or Hywin Wealth Management, in the PRC. Since then, we have established a number of subsidiaries in the PRC and Hong Kong to offer wealth management, asset management and insurance brokerage services. The controlling shareholders of Hywin Wealth Management are Hywin Financial Holding Group Co. Ltd. (海银金融控股集团有限公司), or Hywin Financial Holdings (as to 85%) and Ms. WANG Dian (as to 15%). In addition to wealth management, Hywin Financial Holdings operates asset management, micro-finance, and finance leasing businesses.

The following timeline sets out key milestones in the Company’s history and development:

November 2006	We commenced operations through Hywin Wealth Management Co., Ltd. in the PRC.

2014	We launched our “Global Strategy”.

We were granted the qualification to distribute securities investment funds by the Shanghai Securities Regulatory Bureau.

2015	We engaged McKinsey & Company to advise on strategy and best practices.

Our subsidiary, Hywin Fund Distribution Co., Ltd., became a member of the Asset Management Association of China.

2016	We published the “China Family Office Report”, which became an important guide for the family office sector in the PRC.

2017	Our 100th wealth service center was opened.

2018	We cooperated with Roland Berger to upgrade our strategy.

2019	Our total number of HNWI clients exceeded 100,000.

We commenced our global collaboration with VP Bank AG to provide certain external asset management (EAM) services for our HNWI clients.

2020	We launched Hywin International Family Office (EAM model) in Hong Kong with global custody and execution capabilities.

We won the “Best Wealth Manager of Greater China Families” and Ms. WANG Dian won the “Woman of the Year in Greater China Wealth Management” at the WealthBriefingAsia Greater China Awards 2020.

We launched our digital transformation program supported by one of the largest technology companies globally.

In 2019, in preparation for our initial public offering, we restructured our corporate organizations through the following steps:

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Shifting focus in asset management. Historically, we operated an asset management business through Hywin Asset Management, which focused on investment in publicly-traded securities. Because these assets may be subject to significant pricing fluctuations, we disposed Hywin Asset Management to our related parties in June 2019. In August 2019, we acquired Shenzhen Panying, a PRC fund manager licensed in private equity investments.

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Establishing offshore holding companies. In July 2019, we incorporated Hywin Holdings Ltd., or Hywin Holdings, under the laws of Cayman Islands as our offshore holding company to facilitate our financing and offshore listing. In the same month, we incorporated Hywin Wealth Global Limited., or Hywin Wealth Global, under the laws of the British Virgin Islands as Hywin Holdings’ wholly-owned subsidiary. In August 2019, we incorporated Hywin Wealth International Limited, or Hywin Wealth International, in Hong Kong, as Hywin Wealth Global’s wholly-owned subsidiary.

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Establishing WFOE. In September 2019, our PRC WFOE, Hywin Enterprise Management Consulting (Shanghai) Co., Ltd., or Hywin Consulting, was incorporated in Shanghai, PRC by Hywin Wealth International. Hywin Consulting controls Hywin Wealth Management, Shenzhen Panying and Shanghai Hywin Network Technology through a series of contractual agreements. See “—Contractual Arrangements.”

In February 2020, Hywin Wealth Management established Haiwen (Shanghai) Industrial Development Co., Ltd. (海闻（上海）实业发展有限责任公司), a wholly-owned subsidiary to provide education consulting as value-added services to HNWIs. In April 2020, Shanghai Hywin Network Technology established Youqiding Information Technology (Shanghai) Co., Ltd.（优其鼎信息技术（上海）有限公司）, or Youqiding, a wholly-owned subsidiary, and acquired Shanghai Ziji Information Technology (Shanghai) Co., Ltd. (上海资霁信息科技有限公司), or Shanghai Ziji, a company that primarily engaging in IT services, through Youqiding in May 2020, in order to improve our operation efficiency especially online services and provide IT services to customers, such as financial product issuers, leveraging on Shanghai Ziji’s information technologies and systems.

The following diagram illustrates our corporate structure, including our significant subsidiaries and VIEs, as of the date of this prospectus.

Notes:

(1)	Held by Mr. HAN Hongwei as to 99% and Ms. HAN Yu, daughter of Mr. Han, as to remaining 1% respectively.
(2)	Ms. WANG Dian is the beneficial shareholder and held the relevant shares through a nominee arrangement with Ms. WANG Pei, sister of Ms. WANG Dian.

Contractual Arrangements

In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. The Catalog divides industries into three categories: encouraged, restricted and prohibited. On June 23, 2020, the MOFCOM and the NDRC promulgated the Special Administrative Measures for Market Access of Foreign Investment (Negative List), or the Negative List, to amend the Catalogue, effective on July 23, 2020. The Catalogue (as amended by the Negative List) lists the industries and economic activities in which foreign investment in the PRC is encouraged, restricted or prohibited. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations. Our company and Hywin Consulting are considered as foreign investors or foreign invested enterprises under PRC law.

We primarily engage in the distribution of wealth management products to HNWIs in China. While the distribution of private equity funds or securities investment funds is not explicitly categorized as restricted to foreign investment, a qualification is required for the sales of private equity funds or securities investment funds by private asset management companies. In practice, any foreign shareholder of a foreign-invested asset management company focusing securities investment funds must be a financial institution approved by the national or regional financial regulatory authority where the foreign investor locates, and such national or regional financial regulatory authority must have signed a memorandum of understanding on bilateral regulatory cooperation with the CSRC or its approved institution. Accordingly, we are currently not eligible to conduct our asset management business by directly establishing a foreign-invested asset management company.

In addition, PRC laws and regulations impose restrictions on foreign ownership of companies that engage in asset management, such as our subsidiary Shenzhen Panying. Furthermore, Shanghai Hywin Network Technology has recently expanded its business into market research and consultation services, which is also a business subject to foreign ownership restrictions.

As a result of the above, we conduct our business in China through our VIEs by way of a series of contractual arrangements. We believe the contractual agreements between Hywin Consulting and Hywin Wealth Management, Hywin Consulting and Shenzhen Panying, and Hywin Consulting and Shanghai Hywin Network Technology, are essential for our current and future business operations.

These contractual arrangements with VIEs and their major shareholders enable us to exercise effective control over Hywin Wealth Management, Shenzhen Panying and Shanghai Hywin Network Technology and consolidate their financial results as our VIEs. Hywin Consulting effectively assumed management of the business activities of VIEs through a series of agreements which are referred to as the VIE Agreements. Through the VIE Agreements, Hywin Consulting has the right to advise, consult, manage and operate Hywin Wealth Management, Shanghai Hywin Network Technology and Shenzhen Panying, in each for an annual consulting service fee in the amount of 100.0% of the net profit of the respective entity.

The VIE Agreements, all of which were entered into in September 2019, consist of a series of agreements, including Equity Pledge Agreements, Exclusive Technical Consultation and Service Agreement, Equity Option Agreements, and Voting Rights Proxy and Financial Support Agreements.

The following is a summary of these agreements.

Exclusive Technical Consultation and Service Agreements

Pursuant to the Exclusive Technical Consultation and Service Agreement between Hywin Consulting and Hywin Wealth Management, Hywin Consulting has the exclusive right to provide consultation and services to Hywin Wealth Management in its businesses and operations, human resources, technology and intellectual property rights, in return for fee equal to 100.0% of the consolidated net profits of the VIE.

Without Hywin Consulting’s prior written consent, Hywin Wealth Management shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. Hywin Consulting has the right to determine the service fee charged to Hywin Wealth Management under this agreement by considering, among other things, the complexity of the services, the time spent by employees of Hywin Consulting to provide the services, content and commercial value of the service provided, as well as the benchmark price of similar services in the market. Hywin Consulting exclusively owns any intellectual property rights arising from the performance of this Exclusive Technical

Consultation and Service Agreement. The technical consultation and services agreement remains in effect for 20 years from the date when the agreement was signed. The Exclusive Technical Consultation and Service Agreement can be extended only if Hywin Consulting gives its written consent of extension of the agreement before the expiration of the agreement and Hywin Consulting will agree to the extension without reserve.

Hywin Consulting and Shanghai Hywin Network Technology also entered into an Exclusive Technical Consultation and Service Agreement, which contains terms substantially similar to the Exclusive Technology Consulting and Services Agreement described above.

Hywin Consulting and Shenzhen Panying entered into an Exclusive Technical Consultation and Service Agreement, which contains terms substantially similar to the Exclusive Technology Consulting and Services Agreement described above.

Equity Pledge Agreement

Pursuant to a series of Equity Pledge Agreements among Hywin Consulting, Hywin Wealth Management and the shareholders of Hywin Wealth Management, shareholders of Hywin Wealth Management pledged all of their equity interests in Hywin Wealth Management to Hywin Consulting to guarantee Hywin Wealth Management’s performance of relevant obligations and indebtedness under the Exclusive Technical Consultation and Service Agreement and other control agreements (“Control Agreement”).

In addition, the shareholders of Hywin Wealth Management expect to complete by October 2020 the registration of the equity pledge under the Equity Pledge Agreement with the competent local authority. If Hywin Wealth Management breaches its obligation under the Control Agreement, Hywin Consulting, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests in order to recover these breached amounts.

The Equity Pledge Agreements will be continuously valid until all of the shareholders of Hywin Wealth Management are no longer its shareholders or until all of Hywin Wealth Management’s obligations under the Control Agreements are satisfied.

Hywin Consulting and Shanghai Hywin Network Technology and each of the shareholders of Shanghai Hywin Network Technology entered into an equity pledge agreement, which contains terms substantially similar to the Equity Pledge Agreement described above.

Hywin Consulting and Shenzhen Panying and each of the shareholders of Shenzhen Panying entered into an equity pledge agreement, which contains terms substantially similar to the Equity Pledge Agreement described above.

Equity Option Agreement

Pursuant to a series of Equity Option Agreements among Hywin Consulting, Hywin Wealth Management and the shareholders of Hywin Wealth Management, Hywin Consulting has the exclusive right to require the shareholders of Hywin Wealth Management to fulfill and complete all approval and registration procedures required under PRC laws for Hywin Consulting to purchase, or designate one or more persons to purchase, equity interests of shareholders of Hywin Wealth Management in Hywin Wealth Management, once or at multiple times at any time in part or in whole at Hywin Consulting’s sole and absolute discretion. The purchase price will be the lowest price allowed by PRC laws. The Equity Option Agreements will remain effective until all the equity interest owned by each shareholder of Hywin Wealth Management has been legally transferred to Hywin Consulting or its designee(s).

Hywin Consulting and Shanghai Hywin Network Technology and each of the shareholders of Shanghai Hywin Network Technology entered into an equity option agreement, which contains terms substantially similar to the Equity Option Agreement described above.

Hywin Consulting and Shenzhen Panying and each of the shareholders of Shenzhen Panying entered into an equity option agreement, which contains terms substantially similar to the Equity Option Agreement described above.

Voting Rights Proxy and Financial Supporting Agreement

Pursuant to the Voting Rights Proxy and Financial Supporting Agreements among Hywin Consulting, Hywin Wealth Management and the shareholders of Hywin Wealth Management, each shareholder of Hywin Wealth Management irrevocably appointed Hywin Consulting or Hywin Consulting’s designee to exercise all his/her/its rights as shareholders of Hywin Wealth Management under the Articles of Association of Hywin Wealth Management, including but not limited to the power to exercise all shareholders’ voting rights with respect to all matters to be discussed and voted in the shareholders’ meeting of Hywin Wealth Management. The term of the Voting Rights Proxy and Financial Support Agreements is 20 years.

Hywin Consulting and Shenzhen Panying and each of the shareholders of Shenzhen Panying entered into a voting rights proxy and financial supporting agreement, which contains terms substantially similar to the Voting Rights Proxy and Financial Support Agreement described above.

Hywin Consulting and Shanghai Hywin Network Technology and each of the shareholders of Shanghai Hywin Network Technology entered into a voting rights proxy and financial supporting agreement, which contains terms substantially similar to the Voting Rights Proxy and Financial Support Agreement described above.

BUSINESS

Overview

Hywin is the third largest third-party wealth management service provider in China, with a 7.5% market share in terms of 2019 transaction value, according to CIC. According to the same source, among the five largest industry participants in China, we were also the fastest-growing in terms of transaction value. In recent years, we have won awards for our achievements, including “Best Wealth Manager of Greater China Families” at the WealthBriefingAsia Greater China Awards 2020.

We primarily provide wealth management services, insurance brokerage services, asset management services and other services to our clients. Our largest business to date has been our wealth management service business, under which we market and distribute privately raised products, publicly raised fund products and other products, providing a wealth management solution platform to serve clients across lifecycles and both onshore and offshore. For years ended June 30, 2018, 2019 and 2020, the aggregate transaction value of the wealth management products we distributed totaled RMB51.5 billion, RMB55.6 billion and RMB68.2 billion (US$9.7 billion), respectively. Our privately raised products mainly consist of real estate products and private equity and venture capital fund products. We are the largest distributor of real estate wealth management products in China in terms of 2019 transaction value, according to CIC. Real estate products are a large category of fixed-income products, which are popular among investors with relatively low risk tolerance in China. We have offer products investing in real estate projects from some of the largest property developers in China, such as Evergrande and Sunac. In terms of private equity and venture capital funds, we offer clients investment opportunities in funds managed by leading fund managers such as Hony Capital, China International Capital Corporation, CDH investments, China Renaissance and Fortune, as well as international funds like Hillhouse and GGV. Our insurance brokerage service, under which we offer non-RMB denominated insurance products to our PRC clients through our Hong Kong subsidiaries, has grown rapidly in recent years. Our asset management service business, which historically has been small, is expected to grow significantly as we increase investment in the business. Furthermore, we entered into some other services in the year ended June 30, 2020, primarily representing overseas property investment consultancy services.

We have built out an extensive network coverage with strong distribution capability. As of December 31, 2019, our distribution team consists of approximately 1,700 relationship managers, which is the third largest in China, according to CIC. We had 167 wealth service centers located in 84 cities in 25 provinces and municipalities across China as of June 30, 2020. The productivity of our relationship manager team, as measured by transaction value per relationship manager, was RMB38.7 million (US$5.6 million) for the year ended June 30, 2019, ranking us second among the five largest third-party wealth management service providers in China in 2019, according to CIC.

We have a growing and loyal client base. As of June 30, 2018, 2019 and 2020, we had 88,826, 100,817 and 113,146 clients that conducted at least one transaction with us, respectively. For the years ended June 30, 2018, 2019 and 2020, we had approximately 35,315, 31,757 and 36,397 active clients, which refer to clients who purchased products distributed by us during any given period or clients who maintained as holders of our products with the given period, respectively. For the year ended June 30, 2020, 78.3% of our active clients were repeat clients and 75.4% of our revenue was derived from such repeat clients, who completed new transactions with us when their previous transaction reached maturity in the given period. Furthermore, we have been able to increase our share of wallet of existing clients. For the years ended June 30, 2018, 2019 and 2020, the transaction value of our repeat clients for privately raised products was RMB28.1 billion, RMB35.5 billion and RMB39.8 billion (US$5.6 billion), respectively. To better meet the investment objectives of our clients and provide customized client services, we segment our clients into three categories based on personal investable asset value. The level and type of our client services vary across different categories. We also offer a wide spectrum of value-added client services include investor education service, overseas education advisory, and exclusive one-to-one advisory service.

Since the second calendar quarter of 2018, due to increasingly stringent regulatory environment in China, our net revenues decreased from RMB1,151.4 million for the year ended June 30, 2018 to RMB1,146.6 million for the year ended June 30, 2019, but increased to RMB1,284.9 million (US$181.5 million) for the year ended June 30, 2020. Our net income increased from RMB42.1 million for the year ended June 30, 2018 to RMB61.5 million for the year ended June 30, 2019 and RMB106.2 million (US$15.0 million) for the year ended June 30, 2020.

Competitive Strengths

Third largest and rapidly growing PRC third-party wealth management service provider

Hywin is the third largest third-party wealth management service provider in China, with a 7.5% market share in terms of 2019 transaction value, according to CIC. Despite slowdown in China’s economic growth in recent years, we have achieved the fastest-growing transaction value among the five largest industry participants in China, according to the same source.

The third-party wealth management service market in China is a US$489.1 billion market in 2019 and is expected to reach US$989.5 billion by 2024, in terms of transaction value. Based on the same metric, third-party wealth management services for the HNWI population increased from US$101.6 billion in 2015 to US$313.6 billion in 2019 at a CAGR of 32.6% from 2015 to 2019 (US$101.6 billion in 2015, US$143.0 billion in 2016, US$207.0 billion in 2017, US$272.5 billion in 2018 and US$313.6 billion in 2019), and is expected to reach US$655.8 billion by 2024 at a CAGR of 15.9% from 2019 to 2024 (US$313.6 billion in 2019, US$324.6 billion in 2020, US$363.2 billion in 2021, US$441.0 billion in 2022, US$540.2 billion in 2023 and US$655.7 billion in 2024). As a leading third-party wealth management service provider focusing on the HNWI population, we believe that we are benefiting from the ongoing industry and regulatory trends:

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Continued wealth accumulation by HNWIs. The HNWI population represented 2.3 million, or 0.2%, of China’s total population with investable assets in 2019 but held US$12.2 trillion, or 36.4%, of China’s total personal investable assets. The personal investable assets held by HNWIs is expected to further increase to US$19.9 trillion by 2024, or 39.0% of China’s total personal investable assets.

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Unfulfilled client needs for more products and better service. Penetration rate of third-party wealth management services in China was only 6.2% in 2019, as compared to 32% in Hong Kong and 62% in the United States. Compared to other population segments with investable assets, HNWIs in China have a greater need for comprehensive product offering and customized services, which we believe that third-party wealth management service providers like us are better equipped to offer than commercial banks, online-based service providers and non-bank traditional financial institutions in China. Driven by private wealth accumulation, longer life expectancy, evolving risk appetite and long-term low interest rate, the HNWI population have demonstrated a greater demand for professional advice on asset diversification, which promotes the development of third-party wealth management service in China, according to CIC.

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Increasing regulation of traditional products. The aggregate market share of wealth management products issued by banks and trust products issued by trust companies decreased significantly in 2019, primarily due to the Guidelines on Standardizing Asset Management Businesses of Financial Institutions, or the 2018 Guidelines, aimed at reining in banks’ supply of off-balance sheet wealth management products and prohibiting implicit guarantee of returns on wealth management products. In addition, the notice issued by China Banking and Insurance Regulatory Commission in 2019 imposed more restrictions on real estate-related trust products issued by trust companies, including restrictions on financing of property development projects without certain certificates and on fund-raising by developers to pay for land transfer. These regulatory trends are expected to present opportunities for NAV-based products such as those we distribute.

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Increasing dominance by top players. Although China’s third-party wealth management service industry has over 1,000 industry participants, the market share of the five largest industry participants reached 53.0% in terms of transaction value in 2019. As investors’ trust and brand recognition become increasingly important, CIC expects the industry to become increasingly concentrated, with the market share of the five largest industry participants increasing to 60.0% in 2024.

Extensive network coverage with strong distribution

We believe that building out an extensive network and a large relationship manager team is essential to increasing our brand recognition. Accordingly, we have invested significantly since our inception in building our network and team. As of June 30, 2020, as a result of these investments, we had 167 wealth service centers located in 84 cities in 25 provinces and municipalities across China.

We believe that our distribution team exhibits the following characteristics:

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Large and selective. We assembled a distribution team of approximately 1,700 relationship managers as of December 31, 2019, which was the third largest in China, according to CIC. As of June 30, 2020, we had approximately 1,700 relationship managers. Most of our relationship managers served VIP clients at commercial banks and private banks before joining us, and came to us with a highly portable client base. A majority of our relationship managers are also certified with CFPs, CFAs or other qualifications required for funds, insurance and security businesses in China.

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Productive. The productivity of our relationship manager team, as measured by transaction value per relationship manager, increased from RMB37.9 million for the year ended June 30, 2018, to RMB38.7 million for the year ended June 30, 2019, and further to RMB48.2 million (US$6.8 million) for the year ended June 30, 2020. In 2019, we ranked second among the five largest third-party wealth management service providers in terms of productivity of our relationship managers according to CIC.

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Loyal and stable. We reward and retain top performers and upgrade those that under-perform. The core members of our relationship manager team have remained very stable. The turnover rate of our most productive relationship managers, or those who contributed to 70% of our total revenue for the years ended June 30, 2018, 2019 and 2020, was only 5% to 6%. Approximately 94% of these relationship managers remained under our employment as of June 30, 2020.

In addition to our high-quality distribution team, we currently maintain an effective online robo-advisor platform for online distribution of publicly raised fund products, which is an automated product recommendation online system employing portfolio management algorithms based on analysis of client’s personal information, investment goals and risk tolerance. From the launch of our robo-advisor in early 2019 to June 30, 2020, we have offered over 400 publicly raised fund products with transaction value of RMB8.4 billion (US$1.2 billion) to more than 5,000 clients through our robo-advisor platform. Through the application of our robo-advisor platform, we offer our clients a real-time access to personalized investment advice with a risk level and portfolio mix that suits their investment goal and are able to reach more clients with relatively low customer acquisition and service costs.

Diversified product offering and leadership in real estate products

We currently maintain a diversified product offering and distribute thousands of products from a large number of product issuers. We offer a broad range of products, including: real estate products, private equity and venture capital funds, supply chain financing products and foreign currency denominated insurance policies. We believe that our products have the following attributes:

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Leadership in real estate products. We have historically focused on real estate products in China, and remain the largest industry participant for distributing such products today in terms of transaction value, according to CIC. We believe that the market demand for these products will continue to be strong because these are typically fixed-income products, which are a core investment category for many of our clients. We offer products investing in real estate projects from some of the largest players in China, including Evergrande and Sunac.

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Spotless track record in product selection. We are highly selective in the products we distribute. To date, none of the fixed income products we distributed have experienced any material default, which distinguishes us from some of our leading competitors. Each product candidate is vetted by our product center and must be approved by our investment committee, which has our chief executive officer as a member.

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Brand names. We offer clients investment opportunities in funds managed by the leading brand names in the industry, including private equity funds like Hony Capital, China International Capital Corporation (“CICC”) and CDH investments, venture capital funds like China Renaissance and Fortune, as well as international funds like Hillhouse and GGV. We also collaborate with VP Bank to provide certain external asset management (EAM) services for our HNWI clients with investable offshore assets, with VP Bank as the custodian and execution platform.

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Rapidly growing insurance products. We provide insurance products to our HNWI clients. The insurance products we currently offer are underwritten by reputable international insurance companies including AIA and AXA. Revenue generated from our insurance brokerage services increased significantly from RMB36.7 million for the year ended June 30, 2018 to RMB72.0 million for the year ended June 30, 2019, and further to RMB91.0 million (US$12.8 million) for the year ended June 30, 2020.

Customized services for a loyal client base

We have a growing and loyal client base. As of June 30, 2018, 2019 and 2020, we had 88,826, 100,817 and 113,146 clients that conducted at least one transaction with us, respectively. For the years ended June 30, 2018, 2019 and 2020, we had approximately 35,312, 31,757 and 36,397 active clients, respectively, where “active client” is defined as clients who purchased products distributed by us during any given period or clients who maintained as holders of our products within the given period. We have been able to maintain a high level of client retention. For the years ended June 30, 2019 and 2020, 73.1% and 78.3% of our active clients were repeat clients and 72.0% and 75.4% of our revenue was derived from such repeat clients, who completed new transactions with us when their previous transaction reached maturity in the given period. 78.5% of our active clients in the year ended June 30, 2019 completed at least one transaction during the year ended June 30, 2020. Our repeat transactions rate, which refer to value of the new transactions made by our active clients in a given period divided by their previous transaction value that reached maturity in the same period, remained in a high level of 80.3%, 72.0% and 78.5% for the years ended June 30, 2018, 2019 and June 30, 2020, respectively. Furthermore, we have been able to increase our share of wallet of existing clients. For the year ended June 30, 2018, 2019 and 2020, the transaction value of our repeat clients for privately raised products was RMB28.1 billion, RMB35.5 billion and RMB39.8 billion (US$5.6 billion), respectively.

To better meet the investment objectives of our clients, we segment our clients into three categories based on personal investable asset value. The level and type of client services vary across different categories. Each client is serviced by a service unit that is led by one relationship manager and supported by two to three specialists with expertise in areas such as tax and insurance. In addition to product distribution, we offer a wide spectrum of value-added client services include investor education service, overseas education advisory, and exclusive one-to-one advisory service. We publish a widely read annual White Paper on the investments in China and deliver research reports to subscribers through our websites and social media accounts regularly, which has further enhanced our brand recognition in the market. To date, we have published more than 1,300 research reports and articles with millions of views. To sustain and further improve our service quality, we are also dedicated to the ongoing maintenance of client relationships and collection of client feedback.

Best positioned Chinese wealth management service provider for the “New Era”

After 20 years’ high-speed expansion, Chinese economy has entered into a period with moderated growth—the “New Era.” Driven by systemic mellowing of investment horizon of HNWI clients, longer life expectancy, evolving risk appetites and growing advisory needs, Chinese wealth management market is witnessing increasing competition and individualization, which requires a greater demand for professional and customized advice from wealth management service providers in China. Rising to the challenges of the “New Era,” we executed a “Five-Year Plan,” which includes the following:

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We strengthen our market leadership in the real estate products, expand our product offerings with features including fixed-income, annual dividends and high liquidity, in order to satisfy needs of high-certainty and high-stability cash flows from an aging wealthy population that are gradually entering retirement. We believe that the real estate sector, a key engine of China’s economic growth since 1987, will continue to be a powerful source of steady returns for clients.

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We are building up our capabilities in the private equity and venture capital area, as both wealth management service provider and asset management service provider, to position us for the forthcoming boom of home-grown tech industries in China.

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To attract and retain ultra HNWI clients, we enhance the strength and longevity of client relationships through our “family office” services and succession advisory services. We believe we are well-positioned to gain insights into multiple generations of the client families and win their trust, ensuring full discovery of client needs and delivery of tailored solutions.

Partnership culture, experienced management team with global perspective and extensive experience

We embrace a partnership culture to ensure long-term commitment from our key employees. In 2014, we established our first employee stock option plan, or the 2015 Plan, which has covered our key employees including our senior managements, our top 200 relationship managers and other key employees. We view our partnership culture as fundamental to our success. The turnover rate of our most productive relationship managers, or those who contributed to 70% of our total revenue for the years ended June 30, 2018, 2019 and 2020, was only 5% to 6%. Approximately 94% of these relationship managers remained under our employment as of June 30, 2020.

Our management team came from leading commercial banks, private banks, insurance companies, securities firms, asset management companies and family offices in China and across Asia. Our founder and chairman of the board, Mr. HAN Hongwei, founded Hywin in 2006. He has built it into a leading third-party wealth management service provider, and remains active in guiding our strategic direction. He also serves as the chairman of the parent company of our principal operating subsidiary, Hywin Financial Holdings. Hywin Financial Holdings is a large holding group providing comprehensive financial services including asset management, wealth management, microfinance and finance leasing, which may represent potential acquisition targets in our future expansion. Ms. WANG Dian, our chief executive officer, has over ten years of management experience in the financial industry. In 2020, she won the “Woman of the Year in Greater China Wealth Management” at the WealthBriefingAsia Greater China Awards 2020. Other members of our management team have an average of over 15 years of industry experience in wealth and asset management. Leveraging our management team’s global mind-set, we launched our “Global Strategy” in 2014 and a “Wealth+” Strategy Suite in 2018, to rise to the challenges and capture the opportunities of the “New Era.” Through our “Global Strategy”, we aim to solidify China’s position as an industry leader in wealth management and expand globally using Hong Kong as a gateway to serve current clients and reach out to China’s overseas HNWIs as the target group of clients. Through our “Wealth+” Strategy Suite, we aim to increase the prominence of the wealth management industry in China, utilizing asset management and fintech as key tenets to promote our business. Our vision is to be the best wealth management institution for Chinese HNWI clients across lifecycles and both onshore and offshore. We believe that our management team’s insightful industry knowledge and vision, and strong execution capabilities enable us to closely follow the market trends, anticipate future market opportunities, quickly carry out business strategy and rapidly adapt to changing economic and business environment, and therefore provide us a competitive edge in the industry.

Business Strategy

Strengthen and expand our product and service offering

We plan to continue to strengthen and expand our product and service offering by focusing on the following aspects:

•

Asset management. We believe asset management business will be a key driver for our growth into the future and plan to increase recurring revenue from clients in such business to enhance client stickiness. Leveraging our business relationships with well-recognized private equity, venture capital and other asset management companies, we plan to launch additional funds of funds, or FoFs, in our asset management business. To this end, we intend to significantly expand our asset management investment team. We also plan to launch more products with annuity-income so as to increase its proportion in our total revenue.

We aim to source products from well-recognized private funds in China and well-recognized alternative managers offshore, collaborate with sector-specific funds and provide our clients with access to global public markets. We will continue to use external asset management (EAM model) as the offshore advisory and discretionary platform for our ultra HNWI and HNWI clients.

•

Real estate products. Capitalizing on our market leadership position in real estate related investment products, we intend to diversify our product offering in this area. For example, we are working with potential issuers on new and growth-oriented asset categories such as entertainment, health care and logistics properties. We are also collaborating with the leading developers that we have worked with to develop new products.

•

“Family office” services. Our ultra HNWI clients (which we define as those with investable assets of over RMB100.0 million) have greater needs for longer-term and individualized services. To attract and retain these clients, we plan to offer a broader range of customized investment products and value-added services including comprehensive strategic asset allocation, wealth preservation and legacy planning, and family governance.

•

Institutional customer services. Leveraging our existing long-term business relationship with financial advisory firms, investment firms and large corporations, we intend to offer cash management services and financial advisory services to such companies.

•

Foreign currency and others. We expect demand from our Chinese clients for foreign currency-denominated investment products and insurance products to increase. Accordingly, we plan to continue expand our product offering, in particular our insurance products, through our presence in Hong Kong. In addition, we intend to offer more non-investment related services such as immigration consulting services to meet the rising demand of our clients.

We believe the continuing upgrade and expansion of our product and service offering can satisfy the evolving demand of the HNWI population, diversify their investment options, minimize their risks while generating attractive returns, which in turn would continue to expand our client base, increase the cross-selling and up-selling opportunities and the wallet share of our clients, and solidify our market-leading position.

Continue to invest in our sales network and expand international presence

We intend to continue investing in and expanding our sales network to serve the increasing HNWI population in China and overseas. In China, as we have invested significantly in building out our sales network in recent years, the next phase of our network expansion is expected to be more selective, with a continuing focus on deepening penetration in first- and second-tier cities where we have an existing presence as well as expanding to third-tier cities and other new markets. As part of that effort, we will also seek to divide our teams at existing locations into smaller service teams to widen our geographical coverage with existing team members, which we believe will improve our operating efficiency. In addition, as many of our clients in China diversify their asset allocation through global investment, we plan to enhance the provision of wealth management, asset management, insurance and estate planning solutions to these clients through our Hong Kong subsidiaries. We also plan to increase our international presence in major financial centers in the world such as Singapore, London, New York, Zurich and Luxemburg to better serve the needs of our existing clients and potential clients.

Invest in intelligence client service platform and relationship manager management platform

As part of our “Smart Hywin” strategy, we plan to build an intelligence client service platform and relationship manager management platform, taking advantage of artificial intelligence, big data and cloud computing technologies. Some of our planned initiatives include:

•

Hywin Wealth+ platform on WeChat. Hywin Wealth+ is a client service platform based on WeChat mini-program we developed. We plan to further invest in the development of Hywin Wealth+ platform to better serve our clients. Through the Hywin Wealth+, clients are able to stay in touch with our relationship managers, follow our latest news and events, schedule individual meetings with our relationship managers and review their product portfolios.

•

Hywin Smart Asset Allocator. We plan to further invest in our Hywin Smart Asset Allocator, an advisory platform aim to provide analysis results and advisory guidance to relationship managers and other specialists. This platform is built on modern portfolio theories and quantitative analytics and our years of experiences in the Chinese wealth management market. We plan to further promote this platform among our relationship managers in our daily operation.

•

Robo-advisor. To attract and better serve mass affluent clients, we intend to further invest in the improvement and optimization of our proprietary robo-advisor to enhance its performance and functions, broaden its range of services and diversify its investment portfolios. Though the application of our robo-advisor, we will be able to reach more clients with relatively low customer acquisition and maintenance costs.

•

Hywin Relationship Manager Portal. We plan to further invest in our Hywin Relationship Manager Portal to improve the quality of our performance management, operation management and cost management. This portal aims to provide real-time performance indicators, client information analysis, internal policies and guideline reference and online learning programs and training material to our employees.

In addition to our current digital services to individual clients, we are developing intelligence services to our institutional clients. We recently acquired Shanghai Ziji that primarily engages in technology information services, which has and will continue to empower our online transaction process and services, such as online transaction process management services for asset management services and technology information services to institutional financial service providers. We also aim to implement digital tools to support discovery and conversion of prospective clients and assist in “know your clients” procedures, risk profiling and portfolio construction and digital as well as implement digital processes and governance for our human resource, finance, customer relationship management and counterparty management functions. With the implementation of our

“Smart Hywin” strategy, we aim to taking advantage of data analysis and data mining to build a one-stop intelligent wealth management platform and to further enhance our capabilities to improve the quality of our customer services, productivity and operation efficiency.

Our Services

We provide wealth management services, insurance brokerage services, asset management services and other services to our clients. These complementary service capabilities enable us to offer customized, value-adding and integrated services to our HNWI clients. We offer a broad range of products, including real estate products, private equity and venture capital funds and foreign currency denominated insurance policies. Our revenues have been primarily generated from our businesses in China. Our overseas businesses consist of insurance brokerage services and foreign currency denominated products under our wealth management services.

Wealth Management Services

For the three years ended June 30, 2020, we distributed thousands of products from a large number of product issuers, which can be categorized into privately raised products, publicly raised fund products and other financial products. The following table sets forth the transaction value and revenue by product types that we distributed during the period indicated.

	For the year ended June 30,
	2018		2019		2020
	Transaction value	Revenue	Transaction value	Revenue	Transaction value		Revenue
	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$
	(in millions)
Privately raised products	43,591	997	49,483	1,060	52,774	7,455	1,172	165
Publicly raised fund products	2,939	0	6,069	2	15,457	2,183	11	2
Other financial products	4,922	85	-	-	-	-	-	-

Total	51,452	1,082	55,552	1,062	68,231	9,638	1,183	167

Privately Raised Products

Our privately raised products were distributed through our sales network and are offered to a limited number of qualified investors. Under PRC law, minimum investment per person on each privately raised product is generally RMB1.0 million and required investors to have corresponding risk tolerance and risk identification abilities, certain investment experience and certain amount of investable assets. Our privately raised products can be primarily categorized as privately raised fund products and exchange administered products under the current PRC regulatory requirements. In addition to the privately raised products we offered through our PRC subsidiary, we also distribute non-RMB denominated funds through our Hong Kong subsidiary. For the years ended June 30, 2018, 2019 and 2020, the potential prospective annualized return of privately raised products we distributed ranged from 8% to 11%. The following table sets forth key information on the privately raised products we distributed for the year indicated.

	For the year ended June 30,
	2018			2019			2020
	Number of products	Transaction value	Revenue	Number of products	Transaction value	Revenue	Number of products	Transaction value		Revenue
		RMB	RMB		RMB	RMB		RMB	US$	RMB	US$
	(in millions, except for number of products)
Privately raised products
—Real estate products	109	26,417	805	277	33,570	838	316	39,203	5,538	1,051	148
—Private equity and venture capital funds	34	1,879	117	35	1,670	146	20	674	95	53	7
—Others	41	15,295	75	42	14,244	76	120	12,897	1,822	68	10

Total	184	43,591	997	354	49,483	1,060	456	52,774	7,455	1,172	165

The following is a summary description of privately raised products:

•

Real estate products. To date, we have distributed approximately 2,450 products under this category. Historically, a substantial majority of our revenues from wealth management services were commissions derived from distribution of our real estate products, which are typically fixed-income products. Fixed-income products in China are wealth management products with characteristics of potential prospective fixed rate of returns which are not guaranteed under PRC laws, according to CIC. Our real estate products comprise of three types of products: (a) traditional real estate fixed-income products, (b) real estate securitization products whereby accounts receivables of real estate companies are pooled and sold as asset-backed securities and (c) real estate equity investments in real estate projects or private project companies that are incorporated for the sole purpose of real estate development. Our equity investments contain guarantees, collaterals, redemption and other debt features that enable them to be categorized as fixed-income products. We offer products investing in real estate projects from some of the well-recognized large-scale real estate developers with good credit ratings, such as Evergrande and Sunac. Terms for our real estate products generally range from 6 to 36 months.

•

Private equity and venture capital fund products. To date, we have distributed approximately 91 products under this category. The underlying investments include direct investments in private equity and venture capital funds issued by leading domestic or international asset management companies and indirect investments in such funds via participation in asset management plans issued by mutual fund management companies or securities companies. We offer clients investment opportunities in funds managed by certain leading brand names in the industry, including limited partners to private equity funds like Hony Capital, CICC and CDH investments, venture capital funds like China Renaissance and Fortune, as well as international funds like Hillhouse and GGV. Terms for such products generally range from four to ten years.

•

Others. In addition to the above products, we also distribute supply chain financing products, FoFs, cash management products and products that invested in publicly traded securities in the secondary market in

China and non-RMB denominated funds through our Hong Kong subsidiary. To date, we have distributed approximately 1,624 products under this category.

We receive distribution commissions for all wealth management products distributed by us based on the amount purchased by our clients. We generate distribution commissions paid by fund managers calculated as 0.3% to 2.7% of the total capital balance raised from our clients as of the year end, with the vast majority of our privately raised products generating distribution commissions ranging from 2.3% to 2.9%. In addition, we are entitled to performance-based fees subject to hurdle rate in certain private equity and venture capital fund products. As of June 30, 2020, the performance-based fee rate of such products we distributed ranged from 25% to 60%. To date, we have recognized performance-based fees for one private equity fund with a performance fee structure exited investments, which is the time when such fees are paid under our agreements.

Publicly Raised Fund Products

Publicly raised fund products in China generally do not have any investor qualification requirements. For the years ended June 30, 2018, 2019 and 2020, we distributed approximately 284, 589 and 1,064 publicly raised fund products, respectively, with an aggregate transaction value of RMB2.9 billion, RMB6.1 billion and RMB13.4 billion (US$2.0 billion), respectively. All of the publicly raised fund products we distribute are sourced from third-party issuers. Our commission rates generally range from 0.03% to 0.6% per year. For the years ended June 30, 2018, 2019 and 2020, the potential prospective annualized return of publicly raised fund products we distributed is approximately 0.8%, 4.5% and 18.1%, respectively (compared to the Shanghai Stock Exchange composite index annualized return of -10.7%, 4.6% and 0.19%, respectively).

The following is a summary description of these products:

•

Money market fund. These products are fixed income mutual fund products generally investing in low risk, highly liquid and short-term financial instruments. These instruments include government bonds, central bank bills, term deposits, certificates of deposits and corporate commercial papers.

•	Bond fund. These products are also fixed income fund products investing in treasury bonds and local government bonds but in higher risk categories than money market fund products.

•	Equity securities fund. These fund products primarily invest in publicly traded stocks.

•	Hybrid fund. These fund products primarily invest in mixed products in combination of publicly traded stocks, bonds or money market fund.

Other Financial Products

In the second half of 2016, we began distributing certain financial products online. Such products were issued by quality corporate borrowers with undeserved financing needs and had similar underlying investments as our fund products. As such products did not have minimum qualification requirements on investors, we distributed these products and facilitated transaction process through our online platform “Haiyinhui.” We generally charged a commission that ranged from 2.5% to 3.0% of gross sales. In April 2018, in light of the tightened regulatory environment on the fin-tech industry and related online services, we ceased offering such online products.

Insurance Brokerage Services

In April 2017, we began to offer insurance brokerage services through our Hong Kong subsidiaries. The insurance products we currently offer include (i) life insurance products such as individual whole life insurance, individual term life insurance, universal life insurance and individual health insurance, (ii) annuity insurance products, and (iii) critical illness insurance product (including personal accident insurance product). Our insurance products are underwritten by reputable international insurance companies including AIA and AXA. For the year ended June 30, 2018, 2019 and 2020, the insurance products we sold under the insurance brokerage services through our Hong Kong subsidiaries amounted to RMB84.0 million, RMB222.0 million and RMB264.0 million (US$37.3 million), respectively. We generate brokerage commission paid by insurance companies as income. Revenue generated from our insurance brokerage services increased significantly from RMB36.7 million for the year ended June 30, 2018 to RMB72.0 million for the year ended June 30, 2019, and further to RMB91.0 million (US$12.8 million) for the year ended June 30, 2020.

Other Services

Overseas Property Investment

We have been developing our overseas property investment services since early 2019 and began to provide services in June 2019. The overseas property investments we currently offer are mainly residential properties. We provide client referrals to third-party overseas property developers and charge property developers a one-time commission as our referral service fee upon completion of the first installment and signing of the property purchase agreements. For the year ended June 30, 2020, the commission we charged third-party overseas property developers ranged from 6% to 8% of the purchase value of the property.

Information Technology Service

We acquired Shanghai Ziji Information Technology Co., Ltd., a company primarily engages in technology information services, from an independent third party in May 2020. Through Shanghai Ziji, we began to provide information technology services, including transaction process management, data analysis and system maintenance services, to customers, such as asset management service providers and financial product issuers. We charge asset management service providers a fixed rate of the product transaction value as our information technology service fees.

Asset Management Services

Historically, we provided asset management services through our subsidiary, Hywin Asset Management. Hywin Asset Management provided asset management services and related services, and in return charged a recurring management fee that ranged from 0.3% to 2% of the AUM. We are entitled to performance fees upon fund exit when certain performance-based thresholds are exceeded. Funds managed by Hywin Asset Management can be categorized as: (i) funds that focus on investments in secondary market products, which refer to publicly traded securities on secondary markets; and (ii) other funds that mainly invest in cash management products. Revenue generated from our asset management services decreased from RMB32.9 million for the year ended June 30, 2018 to RMB12.2 million for the year ended June 30, 2019 and further to RMB4.6 million (US$0.6 million) for the year ended June 30, 2020.

Historically, Hywin Asset Management was primarily focused on investment in public-traded securities. Because such assets may be subject to significant pricing fluctuations, we disposed of Hywin Asset Management to our related parties in June 2019. To date, we are in the process of changing business registration of Hywin Asset Management in relevant regulatory authorities. However, we continue to offer asset management services through our subsidiary, Hywin Asset Management (Hong Kong) Limited, a licensed fund manager in Hong Kong which offers assorted private funds with select strategies to professional investors and financial advice and discretionary asset management services to ultra HNWI clients. We acquired an asset management company with a PRC fund manager licensed in private equity investments, Shenzhen Panying, from an independent third parties in August 2019. In August 2019, Ms. WANG Dian and Ms. HAN Yu entered into an equity transfer agreement with the then shareholders of Shenzhen Panying, pursuant to which, the then shareholders of Shenzhen Panying agreed to transfer 99% and 1% of the equity interests in Shenzhen Panying to Ms. WANG Dian and Ms. HAN

Yu for consideration of RMB1.881 million and RMB19,000, respectively. Such consideration was determined based on arm’s length negotiation between the parties taking into account the valuation of Shenzhen Panying’s equity interests prepared by an independent appraiser. Such consideration was fully settled on August 29, 2019. As of June 30, 2020, such asset management company has launched two products, of which only one earns management fee revenue. To date, we have not exited any funds under our management. See “History and Corporate Structure—Contractual Arrangements” for details on our VIE contractual arrangements with Shenzhen Panying.

We offer asset management services to our clients based on either a discretionary or advisory model. Under the discretionary model, we manage pooled client funds as segregated portfolios, which means that clients must invest their funds with us for a defined period of time. Under the advisory model, we are investment advisors of our HNWI clients and assist them in their day-to-day investing, but such clients have discretion whether or when to enter or exit an investment at any point in time.

Administrative Proceedings

During the course of development of the China Securities Law and relevant laws regarding wealth management, we were subject to three administrative orders in our 16 years of operation. Details of the administrative orders are available on the relevant regulatory bodies’ websites.

On May 29, 2015, the Shanghai Branch of China Securities Regulatory Commission (“Shanghai CSRC”) issued an administrative order against Hywin Wealth Management and Mr. HAN Hongwei for failure to disclose certain information required by Article 86 of the China Securities Law. In the order, Shanghai CSRS issued a warning and imposed fines on Hywin Wealth Management and Mr. HAN. The fines were fully paid and the case was closed.

On October 26, 2015, the Market Supervision and Administration Bureau of Shanghai Pudong New Area issued an administrative order and imposed a fine on Hywin Wealth Management for inappropriate advertising leading to unfair competition. The fine was fully paid and the case was closed.

On September 30, 2018, Hywin Asset Management was subject to an administrative order by Shanghai CSRC to correct its operational practice in relation to maturity mismatch of certain non-standard assets. Hywin Asset Management provided a rectification report to Shanghai CSRC to acknowledge the disposition of such assets prior to the order and undertook to desist from similar practice in the future. The report satisfied Shanghai CSRC’s procedural requirement and the case was closed.

We have been following the undertakings we made to the authorities and took a series of measures to improve our operating procedures and compliance. We have been continuously upgrading and strengthening the governance and compliance of our businesses with reference to good industry practices, including a robust compliance and risk management regime, systematic training and enforcement, and timely alignment with regulatory updates and guidance.

Our Client Base

We believe we have a growing and loyal client base. As of June 30, 2018, 2019 and 2020, we had 88,826, 100,817 and 113,146 clients that conducted at least one transaction with us, respectively. We had approximately 35,315, 31,757 and 36,397 active clients for the years ended June 30, 2018, 2019 and 2020, respectively. “Active client” is defined as clients who purchased products distributed by us during any given period or clients who maintained as holders of our products within the given period. For the years ended June 30, 2019 and 2020, 73.1% and 78.3% of our active clients were repeat clients and 72.0% and 75.4% of our revenue was derived from such repeat clients, who completed new transactions with us when their previous transactions reached maturity in the given period. 78.5% of our active clients in the year ended June 30, 2019 completed at least one transaction with us during the year ended June 30, 2020. Our repeat transaction rate, which refer to the value of new transactions made by our active clients in an indicated period divided by their previous transaction value that reached maturity in the same period, remained at a high level of 80.3%, 72.0% and 78.5% for the year ended June 30, 2018, 2019 and 2020, respectively. In addition, we have been able to increase our share of wallet of existing clients. For the year ended June 30, 2018, 2019 and 2020, the transaction value of our repeat clients for privately raised products was RMB28.1 billion, RMB35.5 billion and RMB39.8 billion (US$5.6 billion), respectively.

Our Relationship managers and Client Services

Relationship managers

We have assembled a distribution team of approximately 1,700 relationship managers as of December 31, 2019, which is the third largest in China according to CIC, with great selectivity. A majority of our relationship managers have more than five years of working experience in relevant industries and process industry-recognized certificates, such as CFP, CFA and practitioner qualifications required for fund, insurance and security businesses in China. Most of our relationship managers served VIP clients at commercial banks before joining us, and came to us with a convertible client base.

Our relationship manager team has also been highly productive. The productivity of our relationship manager team, as measured by transaction value per relationship manager, increased from RMB24.9 million for the year ended June 30, 2017 to RMB37.9 million for the year ended June 30, 2018, remained stable at RMB38.7 million for the year ended June 30, 2019, and further increased to RMB48.1 million (US$6.8 million) for the year ended June 30, 2020. In 2019, we ranked second among all large-sized third-party wealth management service providers in terms of productivity of relationship managers according to CIC. Our relationship manager team remains relatively stable compared to our competitors. The turnover rate of our elite relationship managers, which refer to our most productive relationship managers who contributed to 70% of our total revenue in 2018, 2019 and 2020, was only 5% to 6%. Approximately 94% of these relationship managers remained under our employment as of June 30, 2020. The compensation package of our relationship managers is a combination of base salary and performance-based commissions. The performance-based commission of a relationship manager mainly depends on (i) the total value of the products distributed, (ii) the number of clients he or she covers, and (iii) compliance with internal guidelines and government laws and regulations.

In addition to our high-quality distribution team, we currently maintain an effective online robo-advisor platform, an automated product recommendation online system employing portfolio management algorithms based on analysis of client’s personal information, investment goal and risk tolerance. Since the launch of our robo-advisor in early 2019, we have offered over 400 publicly raised fund products with transaction value of RMB8.4 billion (US$1.2 billion) to more than 5,000 clients.

Client Services

To provide quality and customized services to our HNWI clients from the outset of our services, our relationship managers meet with potential clients individually to evaluate their risk profile, identify their investment objectives and create customized investment plans. We have a broad range of products for our relationship managers and clients to choose from in order to develop customized portfolios. To ensure that highly professional investment advice is delivered to the client, each client is serviced by a service unit that is led by one relationship manager and supported by two to three specialists specializing in tax, insurance and law.

To better meet the various needs and investment objectives of our clients, we segment our clients into three categories based on the amount of personal investable assets: “Gold club,” “Diamond club” and “Black diamond club.” The level and type of client services vary based on category. We offer a wide spectrum of value-added client services include investor education service, overseas education advisory and exclusive one-to-one advisory service. Based on our in-depth understanding of our clients’ long-term wealth management demands, we are able to provide individualized wealth preservation and legacy planning advisory services including trust and tax planning, succession planning, insurance solutions, high-end medical consulting, immigration consulting and overseas education advisory to our ultra-HNWI clients. To maintain and further improve our service quality, we are also dedicated to the ongoing maintenance of client relationships and collection of client feedback.

To provide deeper insights in our investment advice, we have assembled a high-caliber in-house industry research team. Our research mainly focuses on macroeconomic conditions, financial and wealth management industry, real estate and related industries, private equity and secondary market. We publish a widely read annual white paper on investments in China, which has further enhanced our brand recognition in the market. On social media platforms such as WeChat, Weibo and LinkedIn, we also deliver research results on our website and social media accounts to subscribers regularly, which has further enhanced our brand recognition in the market. To date, we published more than 1,300 research reports and articles with millions of views.

Sales and Marketing

We believe that building out an extensive sales network is essential to increasing brand recognition. As of June 30, 2020, we have 167 wealth service centers located in 84 cities in 25 provinces and municipalities across China. Headquartered in Shanghai, one of the most economically developed cities in China, the geographic reach of our distribution network targets the most economically vibrant regions where HNWIs are concentrated, including the Yangtze River Delta, the Guangdong-Hong Kong-Macao Greater Bay Area, the Bohai Rim and Central and Western China, which are the major wealth clusters in China.

The following map shows our sales network by wealth service center location as of June 30, 2020.

To attract new clients and strengthen our relationship with existing clients, we organize regular sales and marketing activities. For the years ended June 30, 2018, 2019 and 2020, we held more than 6,355 marketing activities covering more than 120,000 participants. We also organize high-profile industry conferences and seminars where we invite industry experts, scholars and KOLs to share their views on macroeconomic prospects, market trends, new government policies, and asset allocation strategy with our clients. We also collaborate with local chambers of commerce, luxury and fashion brands and alumni association of universities in promotional activities that enable us to introduce our market analysis, investment strategies, products and services to our clients.

Product Selection and Risk Management

We are highly selective in the products we distribute. In light of the tightened regulatory environment in China in recent years, we maintain and implement a comprehensive risk management system covering our services and products we offer. Under our wealth management services, although we are not directly liable to our clients in the performance or default of the third-party products distributed through us, as our clients typically enter into contracts directly with the third-party product issuers in connection with such products, any default or negative performance of these products may adversely affect our reputation. We have developed a product selection procedure to carefully screen each product candidate that we plan to distribute as part of our risk management process, including:

•

Information collection. Our product center collects preliminary product information from the product issuer to pass our product screening. Such information mainly consists of the product’s basic information, including background information of the product issuer, underlying asset information, industry analysis, profit forecast, risk analysis and internal control.

•

Due diligence. After a product candidate passes the initial evaluation, we will designate a dedicated project team to conduct preliminary due diligence, investigation and research on its potential investment target. After conducting the preliminary review, the project team to submit an investment analysis and due diligence memorandum on the investment targets, focusing on investment overview and recommendation, market opportunities, investment strategies, investment return analysis, eligible investors, key risks and risk control solutions, among other considerations. If necessary, we will also engage qualified third-party services providers such as independent auditors, law firms, risk evaluation experts to conduct independent research and analysis on our product candidate. The risk rating reports, due diligence reports and legal opinions issued by such independent professionals will be taken into consideration during our investment committee review.

•

Two-tier review. We have a two-tier review procedure: (i) investment sub-committees of our wealth management business, insurance brokerage business and asset management business, and (ii) operation and management committee of Hywin Wealth Management, our main operating subsidiary. Our investment sub-committee convenes investment evaluation meetings on a regular basis and is responsible for preliminary review of the product candidates under its business segment. A prospective product needs to be approved by at least a majority of the sub-committee members before being passed to the next stage for screening. Depending on the product type and offering size of the product candidate, certain prospective product will further undergo final review by the operation and management committee of Hywin Wealth Management. Our operation and management committee of Hywin Wealth Management is comprised of chief executive officer, chief operation officer, chief marketing officer, vice president of the product center, vice president of the strategy development center. Our operation and management committee holds regular sessions to review product selection. Most of the product candidates need to be approved by at least a majority of the operation and management members before they are launched.

•	Launch. Our product launches after passing the two-tier review.

Information Technology

We currently use a combination of commercially available and self-developed software and hardware systems to support our business operation, including:

•	our client relationship management system, or CRM system, enables us to manage customer information, develop customer care strategies and provide intelligent online service to customers;

•	our sales management system that supports our sales and marketing management and client relationship management;

•	our artificial intelligence-based client service system, a 24-hour online interactive tool that provides quality and efficient services to our clients; and

•

“Hywin Mobile,” a mobile application that integrates our online system in assisting our relationship managers in accessing updated market and portfolio information and providing services to clients on a timely basis.

In addition, we use big data analytics to further strengthen our product selection, product design and customer service capabilities, and we hold online training sessions for our client managers through our e-learning system. We recently acquired Shanghai Ziji that primarily engages in technology information services, which has and will continue to empower our online transaction process and services, such as online transaction process management services for asset management services and technology information services to institutional financial service providers.

Employees

We had 2,395, 2,238 and 2,436 employees as of June 30, 2018, 2019 and 2020, respectively. The following table sets forth the number of our employees by function as of June 30, 2020.

Function	Number of employees	% of total
Relationship managers	1,696	69.6%
Management and administration	563	23.1%
Sales and marketing	177	7.3%
Total	2,436	100.0%

As required by PRC regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to contribute to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by local governments from time to time. See “Risk Factors—Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability.” We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

Our principal executive offices are located on premises comprising approximately 6,000 square meters in Shanghai, China. As of June 30, 2020, we had in aggregate 167 wealth service centers located in Shanghai, Zhejiang, Jiangsu, Guangdong, Fujian, Beijing, Hubei, Shandong, Shanxi, Tianjin, Sichuan, Jiangxi, Yunnan, Liaoning, Hainan, Hong Kong, Hunan, Shaanxi, Hebei, Guizhou, Anhui, Ningxia, Gansu, Chongqing, Guangxi and Henan with an aggregate floor area of approximately 48,800 square meters. Substantially all of the lessors for the leased premises have valid title to the property. These leases vary in duration from one year to five years.

Competition

According to CIC, the wealth management services market in China is currently at an early stage of development. We operate in an increasingly competitive environment and compete for clients on the basis of various factors, including asset management, product choice, reputation and brand recognition. As a leading third-party wealth management providers, our main competitors include:

•

Banks. Generally, private banks and commercial banks in China have advantages in terms of branch network and full license coverage for distribution. However, the banks are inherently conflicted because their main business is interest-based lending rather than a commission-based business such as wealth management service; therefore they typically do not offer personalized services and lack the independence in providing investment advice.

•

Non-bank traditional financial institutions. Non-bank traditional financial institutions includes securities firms, asset management firms, trust companies and insurance companies. These financial institutions may have advantages on specific product types, particularly product types that they themselves have developed and manage (e.g. trust plans for trust companies). However, they are disadvantaged in terms of product choices, branch network and comprehensive client services, and more and more cooperate with banks and third-party wealth management service providers to distribute their products.

•

Non-traditional financial institutions. Non-traditional financial institutions includes traditional offline third-party wealth management companies, online wealth management platforms and other third-party wealth management companies. Compared to banks and non-bank traditional financial institutions, non-traditional financial institutions such as third-party wealth management service providers are able to offer a more diversified range of high quality products and customized services, which meets the needs of HNWIs and mass affluent population in China. Our direct competition comes from other third-party wealth management service providers, many of which are relatively well-developed. Although China’s third-party wealth management service industry has over 1,000 industry participants, the market share of the five largest industry participants reached 62.6% in terms of transaction value in 2018. We believe that we can compete effectively due to our market niche, the quality of our client-oriented and customized services, our product sourcing and our strict risk management systems, in light of the great potential of the wealth management services market.

Intellectual Property

Our brand, trade names, trademarks, trade secrets, proprietary database and research reports and other intellectual property rights distinguish the products we distribute and our services from those of our competitors and contribute to our competitive advantage in the wealth management services industry. We rely on a combination of trademark and trade secret laws as well as confidentiality agreements and non-compete covenants with our employees and our wealth management product issuers. To date, we have been granted 20 registered computer software copyrights, and we have 26 registered trademarks in China, (including 5 registered trademarks in Hong Kong) and 12 registered domain names. The registrants of our domain names include Hywin Wealth Management, Shanghai Ziji and Haiyin Wealth Management (Hong Kong) Limited.

Insurance

We maintain casualty insurance on certain of our assets. We participate in government sponsored social security programs including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing provident funds. We do not maintain business interruption insurance and key-man life insurance. We consider our insurance coverage to be in line with the market practice of other wealth management companies of similar size in China.

Legal Proceedings

We may from time to time be involved in litigation and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. We are currently subject to several pending judicial proceedings as defendant but we believe we are not currently subject to any pending judicial, administrative or arbitration proceedings that we expect to have a material impact on our results of operations or financial condition. See “Risk Factors—Risks Related to Our Business and Industry—We may be involved from time to time in legal proceedings and commercial or contractual disputes, which could have a material adverse effect on our business, results of operations and financial condition.”

REGULATION

We mainly conduct our wealth management, asset management, and other financial services and businesses in China, Hong Kong and United States. In China, we are subject to relevant regulations enforced by the China Securities Regulatory Commission (“CSRC”), the Asset Management Association of China (“AMAC”), China Banking and Insurance Regulatory Commission (“PBOC”), The Ministry of Commerce (“MOFCOM”) and other regulators. In Hong Kong, we are subject to relevant regulations enforced by Insurance Authority and Securities Futures Commission. This section sets forth a summary of the most significant rules and regulations that affect our business activities in China and Hong Kong.

Regulations on Asset Management Plans

According to the CSRC, qualified mutual asset management companies, securities companies and other financial institutions may be entrusted by clients to engage in asset management business.

In April 2018, the PBOC, the CBIRC, the CSRC and SAFE joint issued the Asset Management Guidance. Pursuant to the Asset Management Guidance, investors of asset management plans are divided into non-specific public and qualified investors. Qualified investors shall be natural persons, legal entities or other organizations that have corresponding risk identification ability and risk-taking ability to invest in a single asset management production no less than a certain amount, and meets certain requirements. Rigid payment is not allowed under such guidance.

In October 2018, the CSRC promulgated Administration Measures on Privately Offered Asset Management Business of Securities and Futures Operation Institutions, or the Asset Management Administration Measures. The Asset Management Administration Measures replaced former administration measures on asset management business of fund companies, securities companies and futures companies.

The Asset Management Administration Measures apply to privately offered asset management plans established and managed by securities and futures operation institutions (including securities company, asset management company, futures companies and subsidiaries established by the aforesaid institutions that engage in privately offered asset management business) through private placement of funds or acceptance of property entrustment, with a custodian institution acting as the asset custodian, and makes investments according to the asset management agreement. Securities and futures operation institutions engaging in privately offered asset management business shall be approved by the CSRC. The securities and futures operation institutions may sell its asset management plans on its own or through an agency qualified to sell mutual funds. The securities and futures operation institutions, custodian, selling agency shall ensure the authenticity, accuracy, completeness and promptness of information disclosure. The asset management plans shall be raised to qualified investors in a non-public manner, and securities and futures operation institutions and selling agencies shall perform appropriate management obligations. Selling agency shall provide investors’ information to the securities and futures operation institutions within prescribed time limit. For the sale of asset management plan, selling agency shall strictly fulfill the appropriate management obligations, fully know the investors and classify the investors, conduct risk assessment on the asset management plan, follow the risk match principle, recommend appropriate products to investors. Selling agency is not allowed to mislead investors to purchase products not matching their risk tolerance, to sell asset management plans to investors with lower risk identification capabilities and lower risk tolerances below the product risk levels. Records relating to the sale of asset management plans shall be kept at least 20 years from the termination date of the asset management plans. The Asset Management Administration Measures provided for a transition period ending on December 31, 2020 for rectification.

Hywin Asset Management (Hong Kong) Limited, or Hywin Asset Management, as one of our Hong Kong subsidiaries, obtained the Type 4,5 and 9 License in December 24, 2013, December 24, 2013 and July 5, 2013 respectively from Hong Kong Securities and Futures Commission, or HKSFC, to carry out advising on securities, advising on futures contracts and asset management business. Hywin Asset Management is subject to the supervision and administration of HKSFC.

The Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the HKSFO, including its subsidiary legislation, is the principal legislation regulating the securities and futures industry in Hong Kong, including the regulation of securities and futures markets and leveraged foreign exchange trading, the offering of investments to the public in Hong Kong, and intermediaries and their conduct of regulated activities. In particular, Part V of the HKSFO and the relevant guidelines and codes issued by the HKSFC deal with licensing and registration matter. The HKSFO is administered by the HKSFC, which is the statutory regulatory body that governs the securities and futures markets and non-bank retail leveraged foreign exchange market in Hong Kong.

Regulations on Insurance Brokerages

Hywin International Insurance Broker Limited, or Hywin International Insurance Broker, as one of our Hong Kong subsidiaries, is authorized to carry on both long term (include LLT) business and general business in Hong Kong under Insurance Ordinance (Chapter 41 of the Laws of Hong Kong) or the IO. Hywin International Insurance Broker obtains a certificate of membership issued by Professional Insurance Brokers Association and subject to the supervision and administration of Insurance Authority.

The main source of statutory regulation of the insurance market and insurance businesses in Hong Kong is the IO and its subsidiary regulations, which set out requirements for the authorization, ongoing compliance and reporting obligations of insurers and insurance intermediaries.

Regulations on Private Equity Investment Products

In China, Renminbi denominated private equity funds are typically formed as limited liability companies or partnerships, and therefore, their establishment and operation are subject to the PRC company laws or partnership laws. The PRC Partnership Enterprise Law was revised in August 2006 when it expanded the scope of eligible partners in partnerships from individuals to legal persons and other organizations and added limited partnerships as a new form of partnership. A limited partnership shall consist of limited partners and at least one general partner. The general partners shall be responsible for the operation of the partnership and assume joint and several liabilities for the debts of the partnership, and the limited partners shall assume liability for the partnership’s debts limited by the amount of their respective capital commitment.

CSRC is now in charge of the supervision and regulation of private funds, including, but not limited to, private equity funds, private securities investment funds, venture capital funds and other forms of private funds. Further, CSRC authorized the Asset Management Association of China, or AMAC, to supervise the registration of private fund managers, record filing of private funds and perform its self-regulatory role. Thus, the AMAC formulated the Measures for the Registration of Private Investment Fund Managers and Filling of Private Investment Funds (for Trial Implementation), or the Measures, which became effective as of February 7, 2014, setting forth the procedures and requirements for the registration of private fund managers and filing of private funds to perform self-regulatory administration of privately placement funds. On August 21, 2014, CSRC promulgated the Interim Provisions for the Supervision and Management of Private Equity Funds, which further clarified the self-regulatory requirements for private funds. Local governments in certain cities, such as Beijing, Shanghai and Tianjin, have promulgated local administrative rules to encourage and regulate the development of private equity investment in their areas. These regulations typically provide preferential treatment to private equity funds registered in the cities or districts that satisfy the specified requirements. Such local administrative rules may be changed or preempted according to the new regulations to be issued by CSRC.

In April 2016, AMAC issued the Measures for the Administration of the Fund Raising Conducts of the Private Investment Funds, or the Fund Raising Measures. According to the Fund Raising Measures, only two types of institutions are qualified to conduct fund raising activities for private investment funds: (a) private fund managers which have registered with AMAC (only allowed to raise fund for the funds established and managed by such fund managers); and (b) the fund distributors that have are the members of AMAC and obtained the fund distribution license. In addition, the Fund Raising Measures set out detailed procedures for conducting fund raising business and introduced new process such as “cooling-off period” and the “re-visit”. We are qualified to conduct the fund raising activities of the funds managed by us.

In February 2017, AMAC released the No. 4 Filing Rules to regulate the securities and futures institution’s investment into the real estate area. According to the No. 4 Filing Rules, private fund managers shall follow relevant rules when investing into real estate development enterprises or projects. Among others, the No. 4 Filing Rules specify that AMAC will not accept the filing application of private asset management plans or private funds investing in ordinary residential properties in “popular cities”, including Beijing, Shanghai, Guangzhou, Shenzhen, Xiamen, Hefei, Nanjing, Suzhou, Wuxi, Hangzhou, Tianjin, Fuzhou, Wuhan, Zhengzhou, Jinan and Chengdu, by way of debt investment, the specific types of which are identified in the No. 4 Filing Rules.

In January 2018, AMAC issued Notice regarding Filing of Private Investment Fund, or the Filing Notice. The Filing Notice provides that private investment funds are prohibited from raising funds from unqualified investors. It also provides that private investment fund manager should file the contracts and other documents of the fund with AMAC on a timely basis and keep proper records of all filing materials. In addition, the Fling Notice also provides that private investment funds should not make debt investments, including (i) investing in private loans, small loans or factoring facilities or other assets or beneficiary interests of which the nature is borrowing;(ii) lending money through entrusted bank loans or trusts; and (iii) conducting the aforementioned activities through the form of special purpose vehicle or investment enterprise. AMAC will not approve the filing of private investment funds that are engaged in the unpermitted debt investment activities.

In August 2018, AMAC issued an explanation specifying requirements for application for private fund manager engaging in cross-class investment, which covers requirements on actual controller, equity structure stability, senior management, and initial fund raising scale.

In September 2018, AMAC issued the Notice on Strengthening the Self-Regulatory Administration of Information Disclosure by Private Investment Fund, which emphasizes the information disclosure obligations of private fund manager. Pursuant to the notice, starting from November 1, 2018, failure to comply with relevant private fund information disclosure obligations can lead to suspension on receiving the private investment fund filing application of the relevant private fund manager.

In December 2018, AMAC updated Notice for Registration of Private Fund Manager. Among others, the notice further clarifies the requirements of authenticity and stability of shareholders, related parties and other requirements for application for registration as a private fund manager, and the requirements of continuous operation and internal control requirements for registered private fund manager.

Regulations on the Sale of Mutual Funds

On December 28, 2012, the Standing Committee of the PRC National People’s Congress promulgated the Law on Securities Investment Funds, or the New SIF Law, which became effective on June 1, 2013 and replaced the Securities Investment Funds Law effective since June 1, 2004. The New SIF Law not only imposes detailed regulations on mutual funds but also includes new rules on the fund services agencies for the first time. Agencies that engage in sales and other fund services related to mutual funds are required to register or file with the securities regulatory authority.

Correspondingly, on March 15, 2013, the CSRC amended the Administrative Measures on the Sales of Securities Investment Funds, or the Fund Sales Measures, which became effective on June 1, 2013. The Fund Sales Measures specify that it only applies to the sales of mutual funds. Commercial banks, securities companies, futures companies, insurance companies, securities investment consultation agencies, independent fund sales agencies and other agencies permitted by the CSRC may apply with the local branches of the CSRC for the license related to mutual fund sales. On August 28, 2020, the CSRC issued Sales Agency Measure and its implementation rules, which are effective on October 1, 2020. In order to obtain license for mutual fund sales, an independent fund sales agency shall meet certain requirements, including without limitation: (i) having a net assets of no less than RMB50.0 million; (ii) the senior executives shall have obtained the fund practice qualification, be familiar with fund sales business and comply with the qualifications for senior executives as prescribed by the CSRC in fund industry; (iii) having at least 20 employees qualified to engage in fund related business; and (iv) not being involved in any material changes that have impacted or are likely to impact the normal operation of organizations, or other material issues such as litigations and arbitrations.

When dealing with fund sales business, fund sales agencies may collect subscription fee, purchase fee, redemption fee, switching fee, sales service fee, and other relevant fees from the investors according to fund contracts and prospectuses. When providing value-added services to fund investors, fund sales agencies may charge the fund investors value-added service fee. In addition, they shall not charge investors extra fees unless otherwise agreed in fund contracts, prospectuses and fund sales service contracts.

The Sales Agency Measures define fund selling as opening fund transaction accounts for fund investors, promoting fund sales, handling fund units sale, and handling subscription, redemption and account information inquiry. Pursuant to the Sales Agency Measure, the requirements for an independent fund sales agency include, among others: (i) having net assets of no less than RMB50.0 million; (ii) the senior executives shall have obtained the fund practice qualification, be familiar with fund sale business and comply with the qualifications for senior executives as prescribed by the CSRC in fund industry; (iii) having at least 20 employees qualified to engage in fund related business; (iv) not being involved in any material changes that impacted or are likely to impact the normal operation of organizations or other material issues such as litigations and arbitrations. The application or the sales agency qualification shall be submitted to the CSRC. In addition, shareholders who own more than 5% shares of the sales agency shall, among others, meet the following requirements: (i) if the shareholder is a legal entity or other net asset shall be no less than RMB50.0 million; (ii) if the shareholder is an individual, he/she shall have five or more years of work experience as a manager of a securities fund business department or three or more years of work experience as a senior officer in the securities fund industry; during the period of practice, he/she has not been subject to major administrative regulatory measures adopted by the financial regulatory authorities or subject to administrative punishment or criminal punishment for a serious illegal act or violation. If the shareholder is a foreign entity, it shall be a financial institution in good standing with financial asset management or financial investment advisory experience. The average daily sales holding volume and losses of the sales agency will be taken into consideration for renewal.

Hywin Fund, has obtained a license from the CSRC for mutual fund sales. Hywin Fund may be required to apply for the securities and futures operation license and adjust its business operation to meet with the relevant requirements.

Regulations on Exchange Administered Funds

The distribution of exchange administered funds is currently regulated by the Decision Regarding Straightening out and Rectifying Various Types of Trading Venues to Effectively Prevent Financial Risks (“Document 38”) and the Implementation Opinions on Straightening out and Rectifying Various Types of Trading Venues (“Document 37”), promulgated by the General Office of the State Council on November 11, 2011 and July 12, 2012, respectively. Both Document 38 and Document 37 stipulate that exchanges that are subject to the approval of the State Council or its administration department of finance for establishment, shall be regulated by the administration department of finance of the State Council; all other exchanges shall be regulated by the local People’s Government at the provincial level, which in practice, are the offices of finance at municipal and provincial levels. Document 38 and Document 37 emphasize on the prohibitive activities relating to the issuance and distribution of exchange administered funds, for example, that the number of investors of exchange administered funds shall not exceed 200 accumulatively.

Regulations on P2P Lending Business

The online peer-to-peer, or P2P, lending services are subject to the PRC Contract Law, the General Principles of the Civil Law of the PRC, related judicial interpretations promulgated by the Supreme People’s Court and other particular rules, laws and regulations specifically regulating online financial services. On May 28, 2020, National People’s Congress promulgated the Civil Code of PRC, which took effective on January 1, 2021, to replace the PRC Inheritance Law, Adoption Law, PRC Contract Law, the General Principles of the Civil Law of the PRC, the PRC Marriage Law, the PRC Guarantee Law, the PRC Property Law and the PRC Tort Liability Law. Seven parts are introduced in the Civil Code of PRC, including General Part, Right in Rem, Contracts, Personality Rights, Marriage and Family, Inheritance, Tort Liability.

On August 17, 2016, CBRC, MIIT, the Ministry of Public Security and the State Internet Information Office issued Provisional Measures for Administration of Business Activities of Internet Lending Information Intermediaries, or P2P Measures, pursuant to which Internet lending information intermediaries shall provide information services to lenders and borrowers under the principles of integrity, voluntariness and fairness according to the law, and protect their legitimate rights and interests, and shall not provide value-added services, or directly or indirectly raise funds, absorb public deposits, selling its own wealth management products and other financial products to raise fund, or sell banks’ wealth management products, brokers’ asset management products, funds, insurance or trust products, or other financial products on behalf of others or jeopardize national or social public interests.

In February 2017, the CBRC issued the Guidelines for the Funds Custodian Business of Online Lending, which further clarifies the custodian requirement for the funds of investors and borrowers held by online lending information service providers. In August 23, 2017, the CBRC further issued the Guidelines on Information Disclosure of the Business Activities of Online Lending Information Intermediaries, which further specifies the disclosure requirements for online lending information service providers.

On March 28, 2018, the Office of the Leading Group for the Special Rectification for Internet Financial Risks issued the Notice on Strengthening the Rectification and Conducting Review and Acceptance of Asset Management Business Conducted through Internet, or Circular 29. Circular 29 emphasized that asset management business conducted through internet is subject to the oversight of financial regulatory authorities and the licensing requirements. Any public issuance or sales of asset management products through internet without requisite license or permit would be deemed as illegal fund raising and is prohibited. The existing business without license should cease operations no later than June 2018 or a later date as approved by relevant authorities. Internet platforms are not allowed to act as the agent for any types of trading exchanges to sell the asset management products.

On December 19, 2018, the Internet Finance Rectification Office and the Online Lending Rectification Office jointly issued the Opinion on Classification of Disposal and Risk Prevention of Online Lending Information Intermediaries, or the Circular 175, pursuant to which, various regions shall categorize the online lending information intermediaries within its territory into six classes, including two classes under which these institutions’ risks have been exposed, the Risk Exposed Institutions, and four classes under which these institutions’ risks have not been exposed, the Risk Non-Exposed Institutions, based on whether the case has been filed with public security departments. In addition, Circular 175 emphasizes that, among the six classes online lending information intermediaries mentioned above, all five classes of them should be closed down except for some normal larger scale institutions that comply with laws and regulations strictly.

Regulation on Entrusted Loan of Commercial Bank

In January 2018, CBRC issued the Notice of the China Banking Regulatory Commission on Promulgation of the Administrative Measures for Entrusted Loans undertaken by Commercial Banks, or Entrusted Loan Measure. According to the Entrusted Loan Measures, the “entrusted loan” refers to the loan provided by a trustor and granted by a commercial bank (trustee) on behalf of the trustor to a borrower determined by the trustor, and the purpose, amount, currency, duration and interest rate of such loan are determined by the trustor. A commercial bank shall not accept any of the following types of funds for entrusted loans: (i) funds from others that entrusted the trustors to manage, (ii) bank loans, (iii) various special funds of special purposes (unless otherwise required by relevant authorities under the State Council), (iv) other borrowings (unless otherwise required by relevant authorities under the State Council), or (v) funds of which the source cannot be proved. The above restriction, however, is not applicable to the funds raised by a corporate group for bond issuance or applied within a group.

Regulations on Labor Protection

On June 29, 2007, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Labor Contract Law, as amended on December 28, 2012, which formalizes employees’ rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedure for the termination of an employment contract. Pursuant to the PRC Labor Law promulgated by SCNPC on July 5, 1994, amended on August 27, 2009 and December 29, 2018, and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations. In addition, the Interim Provisions on Labor Dispatch which was promulgated by the Ministry of Human Resources and Social Security and became effective on March 1, 2014 sets forth that labor dispatch should only be applicable to temporary, auxiliary or substitute positions, or the Three-Nature Requirements. Temporary positions shall mean positions subsisting for no more than six months, auxiliary positions shall mean positions of non-major business that serve positions of major businesses, and substitute positions shall mean positions that can be held by substitute employees for a certain period of time during which the employees who originally hold such positions are unable to work as a result of full-time study, being on leave or other reasons.

In addition, according to the PRC Social Insurance Law promulgated by the Standing Committee of the National People’s Congress in October 2010, amended on December 29, 2018, and came into effect on the same day, and the Regulations on the Administration of Housing Funds which was promulgated by the State Council in April 1999, amended on March 24, 2019 and came into effect on the same day, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance and housing funds.

Regulations on Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2020 version), or the 2020 Negative List, and the Encouraged Industry Catalogue for Foreign Investment (2019 version), or the 2019 Encouraged Industry Catalogue, both were promulgated by the National Development and Reform Commission and the Ministry of Commerce, or the MOFCOM and took effect on July 30, 2019. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation, or the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

We engage in the direct sales of mutual funds and asset management plans. While the distribution of mutual funds and asset management plans sponsored by mutual fund management companies is not explicitly categorized as restricted to foreign investment, a license is required for the direct sales of mutual fund and asset management plans sponsored by mutual fund management companies. According to the Sales Agency Measure, the legal entity shareholders for an independent mutual fund sales agency holding more than 5% shares shall have net asset of RMB50.0 million and other requirement stipulated by CRSC. If the shareholder is a foreign entity, it shall be a financial institution in good standing with financial asset management or financial investment advisory experience.

In October 2016, the Ministry of Commerce issued the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises, or FIE Record-filing Interim Measures, which was further revised in June 2018. Pursuant to FIE Record-filing Interim Measures, the establishment and change of an FIE are subject to record-filing procedures, instead of prior approval requirements, provided that the establishment or change does not involve special entry administration measures. If the establishment or change of FIE matters involve the special entry administration measures, the approval of the Ministry of Commerce or its local counterparts is still required. In December 2019, the Ministry of Commerce issued the Measures on Reporting of Foreign Investment Information, which became effective on January 1, 2020. Pursuant to the Measures on Reporting of Foreign Investment Information, Foreign investment enterprises shall submit the annual report for the preceding year during January 1 to June 30 annually through the National Enterprise Credit Information Publicity System. Foreign investment enterprises established in the current year shall commence submission of annual reports from the following year. For foreign investment enterprises investing in China and establishing an enterprise (including multi-level investment), upon completion of registration filing and submission of annual report information to the market regulatory authorities, the relevant information shall be forwarded by the market regulatory authorities to the commerce administrative authorities, and these enterprises are not required to submit separately. The implementation of the Measures on Reporting of Foreign Investment Information repealed FIE Record-filing Interim Measures simultaneously.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM, SAMR and SAFE, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting initial reports, change reports, deregistration reports and annual reports, etc.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. After January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Regulations on Foreign Exchange

Foreign exchange regulations in China are primarily governed by the following rules:

•	Foreign Exchange Administration Rules (1996), as amended, or the Exchange Rules; and

•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, Renminbi is convertible for current account items, including the distribution of dividends, interest and royalty payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, securities investment and repatriation of investment, however, is still subject to the approval of SAFE.

Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, including approval by the Ministry of Commerce, SAFE and the National Development and Reform Commission or their local counterparts.

On November 16, 2011, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues Relating to Further Clarification and Regulation of Certain Capital Account Items under Foreign Exchange Control, or SAFE Circular 45, to further strengthen and clarify its existing regulations on foreign exchange control under SAFE Circular 142. Circular 45 expressly prohibits foreign invested entities, including wholly foreign owned enterprises, from converting registered capital in foreign exchange into Renminbi for the purpose of equity investment, granting certain loans, repayment of inter-company loans, and repayment of bank loans which have been transferred to a third party. Further, SAFE Circular 45 generally prohibits a foreign invested entity from converting registered capital in foreign exchange into Renminbi for the payment of various types of cash deposits. If our VIE requires financial support from us or our wholly owned subsidiary in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund our VIE’s operations will be subject to statutory limits and restrictions, including those described above.

On May 10, 2013, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents, which specifies that the administration by SAFE or its local branches over foreign direct investment in the PRC shall be conducted by way of registration. Institutions and individuals shall register with SAFE and/or its branches for their direct investment in China. Banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

In February 2015, SAFE promulgated the Circular of Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or Circular 13, which will become effective on June 1, 2015. Upon the implementation of Circular 13, the current foreign exchange procedures will be further simplified, foreign exchange registrations of direct investment will be handled by designated foreign exchange settlement banks instead of SAFE and its branches.

On March 30, 2015, SAFE issued the Circular on Reform of the Administrative Rules of the Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises (“SAFE Circular 19”), which became effective on June 1, 2015. Pursuant to SAFE Circular 19, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or elect to follow the “conversion-at-will” regime of foreign currency settlement. Where a foreign-invested enterprise follows the conversion-at-will regime of foreign currency settlement, it may convert part or all of the amount of the foreign currency in its capital account into Renminbi at any time. The converted Renminbi will be kept in a designated account labeled as settled but pending payment, and if the foreign-invested enterprise needs to make payment from such designated account, it still needs to go through the review process with its bank and provide necessary supporting documents. SAFE Circular 19, therefore, has substantially lifted the restrictions on the usage by a foreign-invested enterprise of its RMB registered capital converted from foreign currencies. According to SAFE Circular 19, such Renminbi capital may be used at the discretion of the foreign-invested enterprise and SAFE will eliminate the prior approval requirement and only examine the authenticity of the declared usage afterwards. Nevertheless, foreign-invested enterprises like our PRC subsidiary are still not allowed to extend intercompany loans to our PRC consolidated entities. In addition, as Circular 19 was promulgated recently, there remain substantial uncertainties with respect to the interpretation and implementation of this circular by relevant authorities.

On June 9, 2016, SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

On January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including: (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or Circular 28, which allows investment-oriented foreign-funded enterprises (including foreign-funded companies with an investment nature, foreign-funded venture capital enterprises and foreign-funded equity investment enterprises) to make equity investment with their capital funds in China in accordance with the laws and regulations, and allows non-investment foreign-funded enterprises to make domestic equity investment with their capital funds in accordance with the law on the premise that the existing Negative List is not violated and the projects invested thereby in China are true and compliant. In addition, where a non-investment foreign-funded enterprise makes equity investment in China through transfer of capital in a foreign currency, the investee shall complete registration formalities for receiving the domestic reinvestment and open a capital account to receive the funds pursuant to the provisions. It is not required to complete registration formalities for its monetary capital contribution entered into account; if a non-investment foreign-funded enterprise makes domestic equity investment through settlement of foreign capital, the investee shall complete registration formalities for receiving the domestic reinvestment and open a “capital account—account for settled foreign exchange to be paid” to receive the corresponding funds as required.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

•	Wholly Foreign-Owned Enterprise Law, as most recently amended on September 3, 2016;

•	Wholly Foreign-Owned Enterprise Law Implementing Rules, as most recently amended on February 19, 2014;

•	Company Law of China, as most recently amended on October 26, 2018; and

•	Foreign Investment Law, as promulgated on March 15, 2019 and which came into force on January 1, 2020.

Under these laws and regulations, wholly foreign-owned companies in China may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, these wholly foreign-owned companies are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the accumulative amount of such fund reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. At the discretion of these wholly foreign-owned companies, they may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations on Offshore Investment by PRC Residents

Pursuant to the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Companies and its subsequent amendments, supplements or implementation rules, or SAFE Circular 75, issued on October 21, 2005, a PRC resident (whether a natural person or legal persons) shall register with the local branch of the SAFE before it establishes or controls an overseas SPV, with assets or equity interests in a PRC company, for the purpose of overseas equity financing. On July 4, 2014, SAFE issued the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Outbound Investment and Financing and Inbound Investment via Special Purpose Vehicles (“SPV”), or SAFE Circular 37, which has superseded SAFE Circular 75. According to SAFE Circular 37, the PRC domestic resident shall apply for SAFE registration for overseas investment before paying capital to SPV by using his, her or its legal assets whether overseas or domestic. The SPV is defined as “offshore enterprise directly established or indirectly controlled by the domestic residents (including domestic institutions and individuals) with their legally owned assets and equity of the domestic enterprise, or legally owned offshore assets or equity, for the purpose of offshore investment and financing”. In addition, in the event that the SPV undergoes changes of its basic information such as the individual shareholder, name, operation term, etc., or material events including increase or decrease by domestic individual shareholder in investment amount, equity transfer or swap, merge, spin-off, etc., the domestic resident shall timely complete the change of foreign exchange registration formality for offshore investment.

According to SAFE Circular 37, failure to make such registration or truthfully disclose actual controllers of the round-trip enterprises may subject PRC residents to fines up to RMB300,000 in case of domestic institutions or RMB50,000 in case of domestic individuals. If the registered or beneficial shareholders of the offshore holding company who are PRC residents do not complete their registration with the local SAFE branches, the PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiary. Moreover, failure to comply with SAFE registration and amendment requirements described above could result in liability under PRC law for violating applicable foreign exchange restrictions.

Regulations on Stock Incentive Plans

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account.

On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or the Stock Incentive Plan Rules. The purpose of the Stock Incentive Plan Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies. According to the Stock Incentive Plan Rules, if PRC “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) participate in any stock incentive plan of an overseas listed company, a PRC domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, shall, among others things, file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. In addition, SAFE Circular 37 also provides certain requirements and procedures of foreign exchange registration in relation to equity incentive plan of SPV before listing. In this regard, if a non-listed SPV grants equity incentives to its directors, supervisors, senior officers and employees in its domestic subsidiaries, the relevant domestic individual residents may register with SAFE before exercising their rights.

If we or our PRC employees fail to comply with the Stock Incentive Plan Rules, we and our PRC employees may be subject to fines and other legal sanctions. In addition, the General Administration of Taxation has issued a few circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities.

Regulations on Tax

PRC Enterprise Income Tax

The PRC Enterprise Income Tax Law, which took effect in January 2008, and further amended in February 2017, imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign-invested enterprises, unless they qualify for certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards. If a non-resident enterprise sets up an organization or establishment in the PRC, it will be subject to enterprise income tax for the income derived from such organization or establishment in the PRC and for the income derived from outside the PRC but with an actual connection with such organization or establishment in the PRC.

Moreover, under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the SAT on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

PRC Value Added Tax

On January 1, 2012, the State Council officially launched a pilot value-added tax reform program, or the Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value added tax, or VAT, instead of business tax. The Pilot Program initially applied only to transportation industry and “modern service industries” in Shanghai and would be expanded to eight trial regions (including Beijing and Guangdong province) and nationwide if conditions permit. The pilot industries in Shanghai included industries involving the leasing of tangible movable property, transportation services, research and development and technical services, information technology services, cultural and creative services, logistics and ancillary services, certification and consulting services.

In March 2016, the MOF and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect in May 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. In November 2017, PRC State Counsel issued the amendment to Interim Regulations of PRC Value Added Taxes, or the VAT Regulation, pursuant to which entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the PRC are taxpayers of VAT, and shall pay VAT. The tax rate for VAT shall be, among others, (1) 17% for taxpayers engaged in sale of goods, services, lease of tangible movables or importation of goods, unless otherwise stipulated in VAT Regulation; (2) 11% for taxpayers engaged in sale of transportation, postal, basic telecommunications, construction, lease of immovables, sale of immovable, transfer of land use rights, sale or importation of certain types of goods; (3) 6% for taxpayers engaged in sale of services and intangible assets, unless otherwise stipulated in VAT Regulation.

According to a Notice issued by the Ministry of Finance and the State Administration of Taxation on April 4, 2018 and came into effect on May 1, 2018, the rate for taxable sale and import of goods have been lowered from 17% and 11% to 16% and 10%, respectively. On March 20, 2019, Ministry of Finance, SAT and General Administration of Customs issued the Announcement on Relevant Policies for Deepening Value-Added Tax Reform (“Circular 39”), which became effective on April 1, 2019. Under Circular 39, among others, (i) the applicable VAT rate of 16% for taxable sales or imported goods of a VAT general taxpayer, is adjusted to 13%, and the applicable VAT rate of 10% is adjusted to 9%; and (ii) the range for VAT input deduction is expanded by adding the domestic transport services, the applicable deduction rate for airline and railway tickets is 9% of ticket value, and 3% for the waterway and highway tickets.

In 2017, MOF and SAT issued Notice on Issues Relating to VAT on Asset Management Products, or Circular 56, which became effective in January 2018. According to Circular 56, VAT taxable transactions in the operations of asset management products by their managers should temporarily use simple tax computation method and be levied at 3%. In order to be qualified for the 3% VAT rate, the asset management product managers are required to separate the audit of revenues and VAT taxable amount of the operations of asset management products business from other businesses. The management services provided by the managers as entrusted by the investors or by the trustee to the entrusted assets should still apply ordinary VAT rate in accordance with the relevant laws and regulations.

On November 7, 2018, the Ministry of Finance and the SAT jointly issued the Circular on Policies on Enterprise Income Tax and Value-added Tax for Overseas Institutions Investing in the Domestic Bond Market (“Circular 108”). Pursuant to Circular 108, with effect from November 7, 2018 to November 6, 2021, enterprise income tax and VAT shall be temporarily exempted on income from bond interests derived by overseas institutions from investments in domestic bond market. The scope of the aforesaid temporary exemption of enterprise income tax shall exclude bond interests derived by the institutions established within China by overseas institutions that are connected to their affiliated Chinese institutions.

Dividend Withholding Tax

Pursuant to the EIT Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and the majority of our income may come from dividends we receive from our PRC subsidiaries directly or indirectly. Since there is no such tax treaty between China and the Cayman Islands, dividends we receive from our PRC subsidiaries will generally be subject to a 10% withholding tax. If we are deemed a PRC resident enterprise for the future years, any dividends distributed by us to our non-PRC shareholders and ADS holders would be subject to any PRC withholding tax.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Tax Arrangement”) where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% equity interests in a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the SAT on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“SAT Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations. Pursuant to the Administrative Measures for Non-Resident Taxpayer to Enjoy Treatments under Tax Treaties issued by the SAT on August 28, 2015, which became effective on November 1, 2015, any non-resident taxpayer may be entitled to such reduced withholding tax rate automatically if such non-resident taxpayer satisfies the conditions prescribed in the relevant tax rules and regulations, and obtains the approvals required under the administrative measures described in the preceding sentence.

On February 3, 2018, the SAT issued Announcement of the State Administration of Taxation on Issues concerning the “Beneficial Owner” in Tax Treaties, which clarifies the interpretation of the beneficial ownership requirement in the dividends, interest and royalty articles of Chinese double tax agreements and provides a more flexible guidance to determine whether the applicant engages in substantive business activities.

On September 29, 2018, the Ministry of Finance, SAT, NDRC and MOFCOM jointly released the Notice on Expanding the Application Scope of Withholding Tax Deferral Treatment on Direct Reinvestments Made by Foreign Investors (“Circular 102”) to further encourage foreign investments in China. According to Circular 102, when certain conditions are met, increase of paid-in capital/capital reserve in the existing investee company by its foreign investor using its attributable/distributable profits is considered a direct equity investment and withholding tax deferral treatment may apply.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information relating to our directors and executive officers upon the closing of this initial public offering:

Directors and Executive Officer	Age	Position/Title
Mr. HAN Hongwei*	55	Director, Chairman of the Board
Ms. WANG Dian**	52	Director, Chief Executive Officer
Ms. ZHU Shuming	44	Director
Mr. Joel A. GALLO***	48	Independent Director Appointee
Ms. CHEN Jie***	49	Independent Director Appointee
Mr. ZHOU Huichuan	47	Chief Financial Officer
Mr. LIU Zheng	38	Chief Marketing Officer
Mr. MU Kai	36	Chief Operating Officer
Mr. QIAN Xiaojun	38	Vice President of Products
Mr. WANG Gui	43	Vice President of Strategy
Mr. XIAO Wen	43	Vice President of Overseas Business

*	Husband of Ms. WANG Pei.
**	Sister of Ms. WANG Pei.
***

Each of Joel A. GALLO and CHEN Jie has accepted our appointment to be a director of our company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. HAN Hongwei    Mr. HAN has served as our director since July 2019, and our chairman of the board since September 2019. Mr. HAN is the founder of our Company and Hywin Financial Holdings. Prior to that, Mr. HAN served as the chairman at Henan Yizhong (Group) Co., Ltd. from July 1995 to June 2008, responsible for the overall management of the company. Mr. HAN is currently the president of Henan Chamber of Commerce (Shanghai) and New Shanghai Merchants Federation, and executive president of the Federation of Enterprises in Shanghai (Chamber of Commerce). Mr. HAN was awarded the “Industry Achievement Award” by Hurun Report in November 2017. He was recognized as the “2014 China Economic Figure” by Economic Information Daily in November 2014. He was also recognized as the “Man of the Year for China Independent Wealth Management Industry” by Fortune Today in November 2016. He was elected as the first chairman of the Council of China Private Investor Rights Protection Alliance in July 2017.

Ms. WANG Dian    Ms. WANG has served as our director since July 2019, and our chief executive officer since September 2019. Ms. WANG has served as the chief executive officer of Hywin Wealth Management since July 2018. Prior to that, Ms. WANG served as the Vice President of Hywin Financial Holding Group from July 2015 to July 2018, responsible for the middle to backstage management of the company. Ms. WANG received her executive master of business administration from Cheung Kong Graduate School of Business in 2018. In 2020, Ms. WANG won the “Woman of the Year in Greater China Wealth Management” at the WealthBriefingAsia Greater China Awards 2020.

Ms. ZHU Shuming Ms. ZHU was appointed as our director in February 2021. Ms. ZHU joined Hywin Capital Management LLC, an affiliated entity, in October 2016 and serves as its President and COO. Ms. ZHU directs the overall management of the firm and also works as the international liaison between the firm and the other entities within the Hywin Financial Holding Group in various jurisdictions. Ms. ZHU brings to the firm over 10 years of experience in the financial industry and has worked in the United States, Canada and China. Prior to joining the firm, Ms. ZHU worked in a number of roles at various North American financial firms, including Manulife Financial, Mercer Investment consulting and Mercer HR Consulting. Ms. ZHU graduated with Bachelor of Science degree from Renmin University of China in 1997 and a Master of Science degree from Boston University, United States in 2001.

Mr. Joel A. Gallo    Mr. GALLO was appointed as our independent director in June 2020, and his appointment is effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. GALLO is the chief executive officer of Columbia China League Business Advisory Co. since November 2019, providing advisory professional services, including advising Chinese companies on initial public offering issues in the U.S. From April 2013 to December 2018, Mr. GALLO served as co-founder and principal of GLS Group LLC, responsible for providing management consulting services to financial sector firms. Previously, between February 1994 and March 2013, Mr. GALLO was a senior executive at Scudder Kemper Investments (Deutsche Bank Asset Management), TLX Trading Networks, Deloitte, Ernst & Young, PricewaterhouseCoopers, EMC. In those roles, Mr. GALLO advised about 100 global financial institutions on strategy, transformation, risk and relationship manager projects. Mr. GALLO obtained his bachelor degree in management from Binghamton University – State University of New York in 1993, a master of international relations from Tufts University in 2008, and a master of public administration from Columbia University in 2008.

Ms. CHEN Jie    Ms. CHEN was appointed as our independent director in September 2019, and her appointment is effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. CHEN is the founder and the executive director of Brainzoom Business Consulting Co., Ltd. since July 2007, responsible for the operation of the company and also leading the consulting department providing business & financial consulting services to various companies. From January 2006 to May 2007, Ms. CHEN served as a vice president and finance director of Cellon International Holdings Corporation, responsible for leading the work of corporate finance department. From July 2000 to January 2006, Ms. CHEN served as the southern China regional administration manager of PricewaterhouseCoopers (2002-2006) and former Arthur Andersen (2000-2002), Shenzhen & Guangzhou branches, responsible for the regional office administration work. From June 1993 to June 2000, Ms. CHEN served as an audit manager of Arthur Andersen, Shenzhen branch, providing audit assurance services to various PRC companies that was listed on the international stock markets. Ms. CHEN obtained her bachelor degree in accounting from Shenzhen University in 1993 and is a member of CICPA and FCCA.

Mr. ZHOU Huichuan    Mr. ZHOU has served as our chief financial officer since September 2019. Mr. ZHOU has served as the chief financial officer of Hywin Wealth Management from October 2018 to April 2019, and during April 2019 to August 2019 Mr. ZHOU served as the chief financial officer of Shanghai Nuonuo Bangke Financial Information Service Co., Ltd., responsible for financial strategy formulation. Prior to that, Mr. ZHOU served as the director of finance of ZhongAn Online P&C Insurance Co., Ltd. (HKEX: 6060) from May 2013 to October 2018, responsible for financial strategy formulation. From June 2012 to May 2013, Mr. ZHOU served as a finance manager at Yingda Taihe Property Insurance Co., Ltd., responsible for the whole financial accounting and internal control system. From June 2003 to May 2013, Mr. ZHOU served as a finance manager at China Continent Property & Casualty Insurance Co., Ltd., responsible for overseeing the financial accounting and internal control system. From January 2002 to May 2003, Mr. ZHOU served as a finance manager at Mitsui Sumitomo Insurance (China) Co., Ltd., Shanghai branch, responsible for the financial management of the branch. From June 1995 to December 2001, Mr. ZHOU served as an internal auditor of PICC Property and Casualty Co., Ltd., Jiangsu Branch (HKEX: 2328), responsible for the internal audit of the branch. Mr. ZHOU obtained his bachelor degree in economics and management from Nanjing University in 1995, and obtained his master degree in finance from Graduate School of Chinese Academy of Social Sciences in 2001. He is also a member of Australia Institute of Public Accountants and United Kingdom Association of International Accountants, and a fellow of Chartered Global Management Accountant since 2018.

Mr. LIU Zheng    Mr. LIU has served as our chief marketing officer since September 2019. Mr. LIU has served as the chief marketing officer of Hywin Wealth Management since August 2017. Mr. LIU previously served as the vice president of Hywin Wealth Management from February 2014 to August 2017 and successively served as our branch manager and regional general manager of Hywin Wealth Management from May 2013 to February 2014. Prior to that, Mr. LIU worked as an independent wealth advisor from September 2010 to May 2013. Mr. LIU served as the manager of the VIP Wealth Management Center of the China Guangfa Bank Co.,

Ltd., Hangzhou Branch from July 2005 to September 2010, responsible for managing bank’s VIP and HNWI clients. Mr. LIU obtained a bachelor degree in finance from Zhejiang University City College in 2005. Mr. LIU was granted the certified financial planner (“CFP”) certification and the by Financial Planning Standards Board China Ltd. (Shanghai) in February 2010.

Mr. MU Kai    Mr. MU has served as our chief operating officer since September 2019. Mr. MU has served as the chief operating officer of Hywin Wealth Management since September 2018. Prior to that, Mr. MU served as the chief executive officer of Wudao Yanyuan Gongyingweilai (Beijing) investment management Co., Ltd. from January 2018 to August 2018, responsible for leading and managing the company. From May 2015 to January 2018, Mr. MU served as the regional general manager of Yixin Zhuoyue Wealth Investment Management (Beijing) Co., LTD., responsible for regional business development. From August 2008 to May 2015, Mr. MU served as the branch manager of the Beijing Yuanda Rd. branch of HSBC Bank (China) Co., Ltd., responsible the sales to individual clients. From July 2007 to July 2008, Mr. MU served as the marketing planning officer of Tianjin Caifuzhiye Co., Ltd., responsible for the expansion of client bases. Mr. MU is currently pursuing an executive master of business management at Peking University and he obtained a bachelor degree in English from Tianjin Foreign Studies University in 2007.

Mr. QIAN Xiaojun    Mr. QIAN has served as our vice president of products since September 2019. Mr. QIAN has served as the general manager of product department of Hywin Financial Holdings since March 2018. Prior to that, Mr. QIAN served as a product director of wealth management department of Huajing Securities Co., Ltd. from June 2017 to February 2018, responsible for the sales and management of department’s diversified products. From May 2015 to May 2017, Mr. QIAN served as a product head of private banking and wealth management department of Bank of Shanghai Co., Ltd., responsible for the management of department’s product portfolio. From August 2010 to April 2015, Mr. QIAN served as a product head at investment products department at HSBC Bank (China) Co., Ltd., Private Banking, responsible for the management of department’s product portfolio. From August 2005 to July 2010, Mr. QIAN successively worked at Industrial and Commercial Bank of China Limited and Citibank (China) Co., Ltd. with a focus on private banking area. Mr. QIAN obtained a bachelor degree in economics in 2005 and a master degree in economics in 2015 from Fudan University.

Mr. WANG Gui    Mr. WANG has served as our vice president of strategy since September 2019. Mr. WANG has served as the vice president and the head of strategy and development department of Hywin Wealth Management since January 2018. Prior to that, Mr. WANG served as the general manager of the strategy and operation management department at Zenity Holdings Ltd. from June 2015 to December 2017, responsible for strategy planning and business operations of the company. From August 2013 to May 2015, Mr. WANG served as the head of strategy at Orient Securities Asset Management Co. Ltd., responsible for strategy development and operation management and board issues. From July 2011 to July 2013, Mr. WANG served as a consultant of Shanghai Municipal Office of Finance Service, responsible for conducting researches and providing advices on the operations of financial enterprises headquartered in Shanghai. From July 2009 to June 2011, Mr. WANG successively served as a senior consultant and a project manager of Roland Berger International Management Consulting Co. Ltd., responsible for advising financial enterprises regarding their development strategies. From June 2006 to May 2008, Mr. WANG successively served as a manager and a senior manager at retail banking-card services, Bank of America Corporation in Wilmington, United States, responsible for acquisition strategies of risk management. From September 2002 to May 2006, Mr. WANG successively served as an associate manager of retail banking, Citigroup Inc. in Deerfield, United States, responsible for risk portfolio management of card services and small and medium enterprise business. Mr. WANG obtained a bachelor’s degree in international economics and trade from Xi’an Jiaotong University in 1999, a dual master degree in Economics and Applied Statistics from Bowling Green State University in 2002 and a MBA degree from Kellogg School of Business at Northwestern University in 2009.

Mr. XIAO Wen    Mr. XIAO has served as our vice president of overseas business since September 2019. Prior to that, Mr. XIAO served as managing partner of the Family Office department at CSOP Asset Management Limited from September 2017 to September 2019, responsible for the management and operation of the department. From March 2017 to August 2017, Mr. XIAO served as managing partner at Swiss China Capital Limited, responsible for the overall management of company’s strategy, business development, human resource and financial affairs. From November 2011 to September 2016, Mr. XIAO served as an executive director of business department at Julius Bär Group AG (SIX: BAER), Hong Kong branch, responsible for business development and partnerships in North Asia. From July 2007 to October 2011, Mr. XIAO served as a director of Private Banking department at Credit Suisse Group AG (NYSE: CS), Shanghai Branch and subsequently Hong Kong Branch, responsible for group’s private banking business in China, and strategic initiatives in Greater China. From August 2005 to June 2007, Mr. XIAO served as a vice president of Wealth Management Division at Standard Chartered Bank (China) Limited, a subsidiary of Standard Chartered PLC (LSE: STAN), responsible for Priority Banking and Private Banking departments of the bank. Mr. XIAO obtained a bachelor degree in economics from Wuhan University in 1999, a master degree in finance from Wuhan University in 2002, and a doctoral degree in finance from Wuhan University in 2009.

Board of Directors

Our Board of Directors will consist of five directors, including two independent directors, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The NASDAQ Global Market corporate governance rules require that a majority of an issuer’s board of directors must consist of independent directors. However, as a Cayman Islands company listed on the NASDAQ Global Market, we are a foreign private issuer and are permitted to follow the home country practice with respect to certain corporate governance matters. Cayman Islands law does not require a majority of a publicly traded company’s board of directors to be comprised of independent directors. We rely on this home country practice exception and do not have a majority of independent directors serving on our board of directors.

Our board of directors may exercise all the powers of our company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Board Committee

Prior to the completion of this offering, we intend to establish an audit committee under the board of directors and to adopt a charter for the audit committee. Under NASDAQ Global Market standards, a listed company must have a compensation committee and a nominating/corporate governance committee composed only of independent directors. Cayman Islands does not require a publicly traded company to establish such committees. As a foreign private issuer, we intend to follow our home country practice and will not establish a compensation committee or a nominating/corporate governance committee. Our audit committee will consist of Ms. CHEN Jie and Mr. Joel A. GALLO. We intend to appoint a new independent director to our board of directors and audit committee within one year after our registration statement on Form F-1, of which this prospectus is a part, becomes effective. Ms. CHEN Jie and Mr. Joel A. GALLO satisfies the “independence” requirements of Rule 5605(a)(2) of the listing rules of the NASDAQ Global Market and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our board of directors has determined that Ms. CHEN Jie qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, to chair our audit committee prior to the completion of this offering. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Compensation of Directors and Executive Officers

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. Currently, our board of directors determines the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers to our success. Each of our named executive officers are measured by a series of performance criteria by the board of directors on a yearly basis. Such criteria are set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

For the year ended June 30, 2020, we paid an aggregate of approximately RMB20.9 million (US$2.9 million) in cash to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and our variable interest entity are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated defined contribution plan.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Our employment agreements with executive officers generally provide for a term of three years. Pursuant to the agreements, the executive officers are entitled to receive annual compensation and bonus approved by the board of the directors. The agreements also provide that the executive officers are to work a minimum of 40 hours per week and are entitled to all legal holidays as well as other paid leave in accordance with applicable laws and regulations and our internal work policies.

Under applicable laws and regulations, we may immediately terminate the employment agreement and dismiss the contracted employee, such as, the employee provides false personal information when joining our company, the employee commits serious violation of labor disciplines or rules and regulations of our company, and the employee commits serious dereliction of job duties, malpractice or breach our company’s confidence. The employee may also immediately terminate the employment agreement, when we fail to pay remuneration as stipulated, fail to pay social insurance as stipulated.

Additionally, we have entered into separate confidentiality & non-compete combined agreements with most of our executive officers, though not with each of them. However, where no separate confidentiality & non-compete combined agreement is signed, the employment agreement provides for confidentiality and nondisclosure provisions. In short, each of our executive officers is subject to keeping trade secrets confidential during the course of their employment and not rendering services to or for our competitors, directly or indirectly, during the course of their employment and three to six months following the termination of their employment.

Share Incentive Plan

2018 Plan

On January 1, 2016, 2017 and January 8, 2018, Hywin Wealth Management granted 8,998,465 options to its employees and directors to purchase an aggregate of 8,998,465 shares of Hywin Wealth Management. The option exercise price were set at RMB1.23, RMB1.35 and RMB1.83 per share for the options granted on January 1, 2016, 2017 and January 8, 2018, respectively. In August 2018, Hywin Wealth Management repurchased 1,495,995 options which were issued and outstanding. As a result, by the end of August 2018, a total of 7,502,470 options remained issued and outstanding. All those options were vested upon issuance. Given the conditions for grant, vesting and exercise of relevant options were similar, we consider all these options were granted under a share incentive plan, or the original 2018 Plan. Before September 30, 2019, 7,502,470 options were granted by Hywin Wealth Management and remained outstanding under the original 2018 plan.

On September 30, 2019, each grantee of such outstanding options entered into an amended grant letter with Hywin Wealth Management and our company, all parties agreed to replace the outstanding options granted by Hywin Wealth Management by options granted by our company, with each one option granted by our company replacing 10 options granted by Hywin Wealth Management, effective immediately (the “restated 2018 plan”). As of the date of the prospectus, 750,247 options to purchase approximately 1.5% issued ordinary shares of our company before the completion of this offering were granted and outstanding under the restated 2018 Plan, at exercise prices ranging from US$1.894 per share to US$2.801 per share. All the grantees agreed not to exercise the granted options of our company within one year after the completion of this offering, and after the first anniversary date of the IPO completion date, they can exercise their options after obtaining an approval from the board. The restated 2018 plan will terminate on the fourth anniversary date of the IPO completion date and extendable at the Board’s election.

The following table summarizes, as of the date of this prospectus, the number of ordinary shares under outstanding options we granted to our directors and executive officers under the restated 2018 plan:

	Position	Date of grant	Ordinary shares underlying options granted	Exercise price (US$/share)	Date of expiration
Liu Zheng	chief marketing officer	Various dates from January 1, 2016 to January 8, 2018	47,784	1.894 to 2.801	The fourth anniversary date of the IPO completion date

2019 Plan

On September 30, 2019, Hywin Wealth Management granted 14,997,530 options to certain of our employees, executive officers and directors to purchase 14,977,530 shares of Hywin Wealth Management at exercise prices of nil. All those options were vested upon issuance. Given the conditions for grant, vesting and exercise of relevant options were similar, we consider all these options were granted under a share incentive plan, or the original 2019 plan. On the same day, each grantee of such outstanding options entered into an amended grant letter with Hywin Wealth Management and our company, all parties agreed to replace the relevant options granted by Hywin Wealth Management by options granted by our company, with each one option granted by our company replacing 10 options granted by Hywin Wealth Management, effective immediately (the “restated 2019 plan”). As of the date of the prospectus, 1,499,753 options to purchase approximately 3.0% issued ordinary shares of our company before the completion of this offering were granted and outstanding under the restated 2019 plan at an exercise price of nil. All the grantees agreed not to exercise the granted options of our company within one year after the completion of this offering, and after the first anniversary date of the IPO completion date, they can exercise their options after obtaining an approval from the board. The restated 2019 plan will terminate on fourth anniversary date of the IPO completion date and is extendable at the Board’s election.

The following table summarizes, as of the date of this prospectus, the number of ordinary shares under outstanding options we granted to our directors and executive officers under the restated 2019 plan:

	Position	Date of grant	Ordinary shares underlying options granted	Exercise price (US$/share)	Date of expiration
Wang Dian	Director, chief executive officer	September 30, 2019	749,650	Nil	The fourth anniversary date of the IPO completion date
Wang Gui	Vice president	September 30, 2019	10,768	Nil	Same as above
Qian Xiaojun	Vice president	September 30, 2019	10,768	Nil	Same as above
Liu Zheng	Chief marketing officer	September 30, 2019	20,304	Nil	Same as above

2020 Plan

On December 6, 2020, we adopted a share incentive plan, or the 2020 Plan. Under the Share Incentive Plan, the maximum aggregate number of ordinary shares available for issuance will be 5,000,000 ordinary shares, equal to 10 % of the total outstanding ordinary shares of our company immediately prior to completion of this offering. As of the date of prospectus, no share award has been granted under the 2020 Plan. The following paragraphs describe the expected principal terms of the 2020 Plan:

Type of Awards. The plan permits the awards of options, restricted shares, restricted share units and other share awards that relate to our ordinary shares.

Plan Administration. Our board of directors or a committee of one or more members of the board of directors will administer the plan, provided that grants to committee members, non-independent directors and executive officers of our Company will be made by the full board. The committee or the board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant, the way of settling or amendment of each grant, all other matters that must be determined and the revision of rules if deemed necessary to administer the 2020 Plan. We refer to our board of directors or a designated committee as the plan administrator.

Award Agreement. Awards granted under the plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, vesting schedule, the provisions applicable in the event that the participant’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Vesting Schedule and Conditions. The vesting schedule and conditions of granted share awards was determined by the board.

Exercise of Options. Subject to applicable laws, the plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers to the Company or a Subsidiary, transfers by gift to “immediate family” as that term is defined in SEC Rule 16a-1(e) promulgated under the Exchange Act, transfers by will or the laws of descent and distribution, etc.

Termination and Amendment of the Plan. Our board of directors has the authority to terminate, amend, suspend or modify the plan in accordance with our articles of association and subject to applicable laws. However, without the prior written consent of the participant, no such action may adversely affect in any material way any award previously granted pursuant to the plan.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Variable Interest Entities and its Shareholders

PRC laws and regulations as well as practice currently restrict foreign ownership and investment in business of distribution of third-party publicly-raised fund products and asset management products through online platform, as well as market research and consultation services. Due to these PRC legal restrictions on foreign ownership, we operate our relevant business through our variable interest entities and their subsidiaries based on a series of contractual arrangements. See “History and Corporate Structure—Variable Interest Entity Arrangements.”

Private Placements

See “Description of Share Capital—History of Securities Issuances”.

Employment Agreements

See “Management—Employment Agreements”.

Share Incentives

See “Management—Share Incentive Plan.”

Other Transactions with Related Parties

Wealth Management and Asset Management Service Revenues from Related Parties

For the years ended June 30, 2018, 2019 and 2020, we generated wealth management and asset management service revenues from related parties.

	Year ended June 30,
	2018	2019	2020
	RMB’000	RMB’000	RMB’000	US$’000

Yinling Group Entities (1)	57,847	47,132	-	-

Hywin Asset Management Co., Ltd.	-	-	3,615	511
Five Bulls Group Entities (2)	332,639	900	-	-

	390,486	48,032	3,615	511

Notes:

(1)	Entities controlled by Ms. WANG Dian, our chief executive officer and one of our beneficial owners.
(2)	Entities controlled by an immediate family member of Mr. HAN Hongwei, our founder, controlling shareholder and chairman of the board.

Rental Expenses Charged by Related Parties

For the years ended June 30, 2018, 2019 and 2020, we rented offices from related parties.

	Year ended June 30,
	2018	2019	2020
	RMB’000	RMB’000	RMB’000	US$’000

Yushang Group Co., Ltd. (1)	3,345	-	-	-
Real Estate Group Entities (2)	30,374	28,399	32,268	4,558

	33,719	28,399	32,268	4,558

Notes:

(1)	A direct subsidiary of Hywin Financial Holdings.
(2)	Entities controlled by an immediate family member of Mr. HAN Hongwei, our founder, controlling shareholder and chairman of the board.

Service Fee Charged by Related Parties

For the years ended June 30, 2018, 2019 and 2020, we paid technical service fee and consulting service fee to related parties.

	Year ended June 30,
	2018	2019	2020
	RMB’000	RMB’000	RMB’000	US$’000

Technical service fee charged by Hywin Financial Holdings Group Co., Ltd. (1)	9,151	-	-	-
Consulting service fee charged by Shanghai Yinling Financial Information Service Co., Ltd. (2)	2,278	277	-	-

	11,429	277	-	-

Notes:

(1)	An entity ultimately controlled by Mr. HAN Hongwei.
(2)	An entity controlled by Ms. WANG Dian, our chief executive officer and one of our beneficial owners.

Loans from/to Related Parties

For the years ended June 30, 2018, 2019 and 2020, we provided several loans without interest to Hywin Financial Holdings, an entity ultimately controlled by Mr. HAN Hongwei. As of June 30, 2018, 2019 and 2020, our outstanding amounts relating such loans amounted to RMB277.7 million, RMB164.4 million and RMB273.8 million (US$38.7 million), respectively. On August 28, 2020, our board of directors approved a capital reduction of RMB195,000,000 in our VIE, Hywin Wealth Management, which resulted in a payable to Hywin Financial Holdings and Ms. WANG Dian, on a pro rata basis. The payable to Hywin Financial Holdings offset part of the receivable balance due from Hywin Financial Holdings as of June 30, 2020. The remaining receivable balance due from Hywin Financial Holdings was collected as of January 22, 2021.

During the year ended June 30, 2018, Hywin Wealth Management disposed a subsidiary to Shanghai Yushang Commodity International Trade Co., Ltd., an indirect subsidiary of Hywin Financial Holdings, and then Shanghai Yushang Commodity International Trade Co., Ltd. borrowed a non-interest loan of RMB40.0 million from us to increase such subsidiary’s registered capital. Such amount has been settled in November 2019.

We provided several loans without interest to Yushang Group Co., Ltd., a direct subsidiary of Hywin Financial Holdings, to support its short-term capital need. As of June 30, 2018 and 2019, our outstanding amounts relating such loans amounted to RMB1.4 million and RMB0.3 million, respectively.

During the year ended June 30, 2018, we provided a non-interest loan of RMB7.0 million to Shanghai Youqiding Asset Management Co., Ltd., an indirect subsidiary of Hywin Financial Holdings, to support its short-term capital need. The entire outstanding balance was fully collected in October 2019.

During the year ended June 30, 2019, we borrowed RMB0.8 million from Tibet Haiyinhui Network Technology Co., Ltd, an entity ultimately controlled by Mr. HAN Hongwei, bearing no interest. The entire outstanding balance has been fully repaid.

During the year ended June 30, 2020, we borrowed RMB1.9 million (US$0.3 million) from Wang Dian, bearing no interest.

During the year ended June 30, 2020, we borrowed RMB19,000 (US$3,000) from Han Yu, daughter of Mr. Han Hongwei, bearing no interest.

During the year ended June 30, 2020, we borrowed RMB7,000 (US$1,000) from Yushang Group Co., Ltd., bearing no interest.

During the year ended June 30, 2020, we borrowed RMB61,000 (US$9,000) from Han Wangjuncheng, son of Mr. HAN Hongwei, bearing no interest.

Disposal to Related Parties

Historically, we operated an asset management business through Hywin Asset Management, which focused on investment in publicly-traded securities. Because these assets may be subject to significant pricing fluctuations, we disposed Hywin Asset Management to our related parties, Hywin Financial Holdings and Ms. WANG Pei, for a consideration of RM305.0 million in June 2019.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus:

•	each of our directors and executive officers; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally define beneficial ownership to include any shares over which a person exercises sole or shared voting or investment power. Such determination is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power or the power to receive the economic benefit with respect to all ordinary shares that they beneficially own, subject to applicable community property laws. None of the shareholders listed in the table are a broker-dealer or an affiliate of a broker dealer. None of the shareholders listed in the table are located in the United States.

Applicable percentage ownership prior to the offering is based on 50,000,000 ordinary shares outstanding as of the date of this filing. The table also lists the percentage ownership after this offering based on 56,000,000 ordinary shares outstanding immediately after the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs from us in this offering. Unless otherwise indicated, the address of each beneficial owner listed in the table below is 3F, 8 Yinchengzhonglu, Pudong New District, Shanghai, PRC.

	Beneficial Ownership Prior to Offering (1)		Beneficial Ownership After Offering (2)
Name of Beneficial Owner	Ordinary Shares	%	Ordinary Shares	%
Directors and executive officers:
Han Hongwei (3)	39,850,000	79.7%	39,850,000	71.2%
Wang Dian (4)	9,750,000	19.5%	9,750,000	17.4%
Zhu Shuming	-	-	-	-
Joel A. GALLO	-	-	-	-
Chen Jie	-	-	-	-
Zhou Huichuan	-	-	-	-
Liu Zheng	-	-	-	-
Mu Kai	-	-	-	-
Wang Gui	-	-	-	-
Qian Xiaojun	-	-	-	-
Xiao Wen	-	-	-	-

Principal Shareholders:
Grand Lead Group Limited	39,850,000	79.7%	39,850,000	71.2%
Vigor Advance Limited	7,500,000	15.0%	7,500,000	13.4%

Notes:

(1)

For each person and entity included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or entity by the sum of (i) 50,000,000 being the number of ordinary shares issued and outstanding as of this prospectus, and (ii) the number of shares such person or entity has the right to acquire within 60 days after the date of this prospectus.

(2)

For each person and entity included in this column, the percentage of voting rights is calculated by dividing the number of ordinary shares beneficially owned by such person or entity by, being the total number of ordinary shares outstanding immediately after the completion of this offering.

(3)

Represents 39,850,000 ordinary shares held by Grand Lead Group Limited. Grand Lead Group Limited is a limited liability company incorporated in the British Virgin Islands and is wholly owned by Mr. Han Hongwei, the chairman of our board of directors. The registered address of Grand Lead Group Limited is Floor 4, Banco Popular Building, Road Town, Tortola VG1110, British Virgin Islands.

(4)

Represents (i) 7,500,000 ordinary shares held by Vigor Advance Limited, a limited liability company incorporated in the British Virgin Island which is wholly owned by Ms. Wang Dian, our chief executive officer. The registered address of Vigor Advance Limited is Floor 4, Banco Popular Building, Road Town, Tortola VG1110, British Virgin Islands; and (ii) 2,250,000 ordinary shares held by Upright Partner Limited, a limited liability company incorporated in the British Virgin Island which is wholly owned by Vigor Advance Limited. This company was set up for our historical share incentive arrangements, for which we are in the process of setting up a trust, where Ms. Wang Dian would have the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by the trust.

As of the date of this prospectus, we are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares that have resulted in significant changes in ownership held by our major shareholders during the past three years. Mr. Han Hongwei has the power to direct the voting of Grand Lead Group Limited over Hywin Holdings Ltd., as a result, Mr. Han Hongwei will be able to control and exert significance influence over our company upon completion of this offering.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Act (2020 Revision) (as amended) of the Cayman Islands, which we refer to as the Companies Act below.

As of the date of this prospectus, our authorized share capital is US$50,000.00 divided into 500,000,000 shares, par value of US$0.0001 each. All of our issued and outstanding ordinary shares are fully paid. Immediately prior to the completion of this offering, there will be 50,000,000 ordinary shares outstanding.

Our Post-Offering Amended and Restated Memorandum and Articles of Association

Issuance of Shares and Changes to Capital

Our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in our capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. We will not issue bearer shares.

We may, subject to the provisions of the Companies Act and our post-offering memorandum and articles of association and the SEC and NASDAQ rules, from time to time by shareholders resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, increase our capital by such sum, to be divided into shares of such amounts, as the relevant resolution shall prescribe; consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination; sub-divide our existing shares, or any of them, into shares of smaller amounts than is fixed pursuant to our post-offering memorandum and articles of association; and cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled.

We may also, subject to the provisions of the Companies Act, our post-offering memorandum and articles of association, the SEC and the NASDAQ Global Market: issue shares on terms that they are to be redeemed or are liable to be redeemed; purchase our own shares (including any redeemable shares); and make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our capital.

Dividends

Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at the general meeting, declare dividends (including interim dividends) to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be paid in proportion to the number of ordinary shares a shareholder holds during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

In addition, our board of directors may resolve to capitalize any undivided profits not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the our share premium account or capital redemption reserve; appropriate the sum resolved to be capitalized to the shareholders who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those shareholders, or as they may direct, in those proportions, or partly in one way and partly in the other; resolve that any shares so allotted to any shareholder in respect of a holding by him/her of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend; make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable in fractions; and authorize any person to enter on behalf of all our shareholders concerned in an agreement with us providing for the allotment of them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such shareholders.

Voting and Meetings

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and all calls or installments then payable by such shareholder to us in respect of our ordinary shares must have been paid. Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our post-offering memorandum and articles of association provide that in each year we will hold an annual general meeting of shareholders at a time determined by our board of directors. Also, we may, but are not required to (unless required by the Law), in each year hold any other extraordinary general meeting.

The Companies Act of the Cayman Islands provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of shareholders representing not less than two-thirds of the voting rights entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, shareholders may propose only ordinary resolutions to be put to a vote at such meeting and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or with respect to the size of the board. Our post-offering memorandum and articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. Subject to regulatory requirements, our annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote (with regards to an annual general meeting), and the holders of 95% in par value of the shares entitled to attend and vote (with regard to an extraordinary general meeting), that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, NASDAQ and SEC requirements. The holders of registered shares may be convened for a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means. We will observe the statutory minimum convening notice period for a general meeting of shareholders.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of our issued voting shares entitled to vote upon the business to be transacted.

A resolution put to the vote of the meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting (except for certain matters described below which require an affirmative vote of two-thirds). Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our post-offering memorandum and articles of association.

Our post-offering memorandum and articles of association provide that the affirmative vote of no less than two-thirds of votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting shall be required to approve any amendments to any provisions of our post-offering memorandum and articles of association that relate to or have an impact upon the procedures regarding the election, appointment, removal of directors and size of the board.

Transfers of Shares

Subject to any applicable restrictions set forth in our post-offering memorandum and articles of association, any of our shareholders may transfer all or a portion of their ordinary shares by an instrument of transfer in the usual or common form or in the form prescribed by NASDAQ or in any other form which our board of directors may approve. Our board of directors may, in its absolute discretion, refuse to register a transfer of any common share that is not a fully paid up share to a person of whom it does not approve, or any common share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any common share to more than four joint holders or a transfer of any share that is not a fully paid up share on which we have a lien. Our board of directors may also decline to register any transfer of any registered common share unless: a fee of such maximum sum as NASDAQ may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof; the instrument of transfer is in respect of only one class of shares; the ordinary shares transferred are fully paid and free of any lien; the instrument of transfer is lodged at the registered office or such other place (i.e., our transfer agent) at which the register of shareholders is kept, accompanied by any relevant share certificate(s) and/or such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer; and if applicable, the instrument of transfer is duly and properly stamped.

If our board of directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie the whole or any part of our assets and may, for such purpose, value any assets and determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of a special resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Anti-Takeover Provisions

Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Inspection of Books and Records

Holders of ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our board of directors may determine from time to time whether our accounting records and books shall be open to the inspection of our shareholders not members of our board of directors. Notwithstanding the above, our post-offering memorandum and articles of association provide our shareholders with the right to receive annual audited financial statements. Such right to receive annual audited financial statements may be satisfied by filing such annual reports as we are required to file with the SEC.

Register of Shareholders

Under Cayman Islands law, we must keep a register of shareholders that includes: the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member; the date on which the name of any person was entered on the register as a member; and the date on which any person ceased to be a member.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. An exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation;

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preferred Shares

Our board of directors is empowered to designate and issue from time to time one or more classes or series of preferred shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Differences in Corporate Law

The Companies Act is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    Cayman Islands Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist. Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to the their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Core duties are:

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a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty of trusteeship of the company’s assets;

•	a duty not to put himself in a position where the structures of a company conflict of his or her personal interest on his or her duty to a third party to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were conferred.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated memorandum and articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act of the Cayman Islands does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association. However, these rights may be provided in a company’s articles of association.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Under the laws of the Cayman Islands, there is no cumulative voting for the election of directors unless so provided in the memorandum and articles of association of a company.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated memorandum and articles of association, shareholders do not have the right to nominate, elect or remove directors, or to fill any Board vacancies arising other than upon the expiry of a director’s term at an annual general meeting pursuant to the terms of our post-offering amended and restated memorandum and restated memorandum and articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

On July 19, 2019, we issued 299,098 ordinary shares to Grand Lead Group Limited for a consideration of HK$299,098, 57,000 ordinary shares to Vigor Advance Limited for a consideration of HK$57,000, 20,900 ordinary shares to Upright Partner Limited for a consideration of HK$20,900, and 3,002 ordinary shares to Loyal Lead Group for a consideration of HK$3,002.

On August 27, 2019, we repurchased and cancelled all then issued HK dollar-dominated ordinary shares. On the same day, we increased the authorized share capital to US$50,000 divided into 500,000,000 shares with a par value of US$ 0.0001 each. On the same day, we issued 39,355,000 ordinary shares to Grand Lead Group Limited for a consideration of US$3,935.5, 10,250,000 ordinary shares to Vigor Advance Limited for a consideration of US$1,025, and 395,000 ordinary shares to Loyal Lead Group for a consideration of US$39.5.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of two shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares.     For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.     If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.     If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

•

Other Distributions.     Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180-day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales—Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NASDAQ Global Market and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

• Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	• Up to US$0.05 per ADS cancelled

• Distribution of cash dividends	• Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	• Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights.	• Up to US$0.05 per ADS held

Service	Fees

• Distribution of securities other than ADSs or rights to purchase additional ADSs	• Up to US$0.05 per ADS held

• Depositary services	• Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•

Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•

Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•

are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•

are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•

are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•

disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•

disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. ADS holders, including holders that acquire ADSs in a secondary transaction, are subject to these provisions of the deposit agreement to the extent permitted by applicable law. ADS holders will not be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•

compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for shares of ADSs or our ordinary shares. Future sales of substantial amounts of shares of our ADSs in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our ADSs to fall or impair our ability to raise equity capital in the future. Following this initial public offering, we will have 3,000,000 ADSs outstanding, representing approximately 10.7% of our outstanding ordinary shares in issue assuming no exercise of the underwriters’ option to purchase additional ADSs from us in this offering. The ADSs that were not offered and sold in our initial public offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

As a result of the lock-up agreements and market standoff provisions described below and subject to the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

•	on the date of this prospectus, none of these restricted securities will be available for sale in the public market; and

•	181 days after the date of this prospectus, an additional ordinary shares held by shareholders subject to the terms of the lock-up agreements.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our ordinary shares that does not exceed the greater of 1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, or the average weekly trading volume of ordinary shares, in the form of ADSs or otherwise, during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. In addition, sales by our affiliates may be subject to the terms of lock-up agreements. See “—Lock-Up Agreements.”

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her ordinary shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our ordinary shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Lock-Up Agreements

We, our directors and officers named in “Management” and our shareholders immediately prior to the completion of this offering have agreed or are otherwise contractually restricted for a period of 180 days after the closing of this offering, without the prior written consent of the underwriters, not to directly or indirectly:

•

issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary shares or other capital stock;

•

in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary shares or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

•

enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary shares or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our ordinary shares or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing, subject to certain exceptions.

TAXATION

The following summary of the material Cayman Islands, PRC, Hong Kong and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Campbells, our counsel as to Cayman Islands law, and to the extent it relates to PRC tax law, it represents the opinion of Allbright Law Offices, our counsel as to PRC law.

PRC Enterprise Income Tax

According to the Enterprise Income Tax Law of PRC (the “EIT Law”), which was promulgated on March 16, 2007, last amended in February 2017 and became effective as of January 1, 2008, the income tax for both domestic and foreign-invested enterprises is at a uniform rate of 25%. The Regulation on the Implementation of Enterprise Income Tax Law of the PRC (the “EIT Rules”) was promulgated on December 6, 2007 and became effective on January 1, 2008.

Uncertainties exist with respect to how the EIT Law applies to the tax residence status of Hywin Holdings Ltd. and our offshore subsidiaries. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise”, which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, at April 22, 2009 which provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following criteria are satisfied:

•	the place where the senior management and core management departments that are in charge of its daily operations perform their duties is mainly located in the PRC;

•	its financial and human resources decisions are made by or are subject to approval by persons or bodies in the PRC;

•	its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and

•	more than half of the enterprise’s directors or senior management with voting rights frequently reside in the PRC.

We believe that Hywin Holdings Ltd. is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”. If we are deemed a China resident enterprise, we may be subject to the EIT at the rate of 25% on our global income, except that the dividends we receive from our Chinese subsidiaries may be exempt from the EIT to the extent such dividends are deemed dividends among qualified resident enterprises. If we are considered a resident enterprise and earn income other than dividends from our Chinese subsidiaries, a 25% EIT on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

PRC Value-Added Tax

On March 23, 2016, the Ministry of Finance of China and the State Administration of Taxation of China jointly issued the Circular on the Nationwide Implementation of Pilot Program for the Collection of Value Added-Tax Instead of Business Tax, or Circular 36, which became effective on May 1, 2016. Subsequent to the effectiveness of Circular 36, most of our PRC subsidiaries’ business will be subject to value-added tax, or VAT, at a rate of 6% and they would be permitted to offset input VAT by providing valid VAT invoices received from vendors against their VAT liability.

According to a Notice issued by the Ministry of Finance of China and the State Administration of Taxation of China on April 4, 2018 and came into effect on May 1, 2018, the rate for taxable sale and import of goods have been lowered from 17% and 11% to 16% and 10%, respectively. From April 1, 2019, the rate will be further lowered to 13% and 9% respectively.

In 2017, Ministry of Finance and SAT issued Notice on Issues Relating to VAT on Asset Management Products, or Circular 56, which became effective in January 2018. According to Circular 56, VAT taxable transactions in the operations of asset management products by their managers should temporarily use simple tax computation method and be levied at 3%. In order to be qualified for the 3% VAT rate, the asset management product managers are required to separate the audit of revenues and VAT taxable amount of the operations of asset management products business from other businesses. The management services provided by the managers as entrusted by the investors or by the trustee to the entrusted assets should still apply ordinary VAT rate in accordance with the relevant laws and regulations. Pursuant to Announcement on Policies for Deepening the VAT Reform issued by the PRC Ministry of Finance, the PRC State Taxation Administration and the General Administration of Customs (“Announcement No. 39”) on March 20, 2019 and effective on April 1, 2019, the previous rate of 16% or 10% are adjusted to be 13% or 9%, respective, for taxpayer’s general sale activities or imports.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

•	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

•	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of 20 years from August 8, 2019.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon provisions of the Code and Treasury regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities are subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-U.S., alternative minimum tax, state, or local tax or any non-income tax (such as the U.S. federal gift or estate tax) considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in our ADSs or ordinary shares.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ADSS OR ORDINARY SHARES.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of an investment in our ADSs or ordinary shares.

For U.S. federal income tax purposes, a U.S. holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. holder of our ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ADSs or ordinary shares will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Cash is generally categorized as a passive asset. However, under recently proposed Treasury regulations, on which taxpayers may rely, an amount of cash held in a non-interest bearing financial account that is held for the present needs of an active trade or business and is no greater than the amount necessary to cover operating expenses incurred in the ordinary course of the trade or business and reasonably expected to be paid within 90 days is generally not treated as a passive asset. The company’s goodwill and other unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets.

We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation if we own, directly or indirectly, at least 25% (by value) of such other corporation’s stock. Although the law in this regard is unclear, we intend to treat our VIEs (including their subsidiaries) as being owned by us for U.S. federal income tax purposes, and we treat it that way, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate its results of operations in our consolidated financial statements. Assuming that we are the owner of our VIEs (including their subsidiaries) for U.S. federal income tax purposes, and based upon our current and expected income and assets (taking into account the expected proceeds from this offering) and projections as to the market price of our ordinary shares and the ADSs immediately following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be or become a PFIC in the current or future taxable years, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market price of our ordinary shares and the ADSs from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if we were treated as not owning our VIEs for U.S. federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds our ADSs or ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Ordinary Shares” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions paid on our ADSs or ordinary shares (including the amount of any tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we will generally report any distribution paid as a dividend for U.S. federal income tax purposes. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Individuals and other non-corporate U.S. holders will generally be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We will apply for listing the ADSs on the NASDAQ Global Market. Provided the listing is approved, we believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years. Since we do not expect that our ordinary shares will be listed on established securities markets, we do not believe that dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. However, in the event we are deemed to be a resident enterprise under the PRC EIT Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case, we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares as well as our ADSs. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or ordinary shares.

Dividends generally will be treated as income from foreign sources for U.S. foreign tax credit purposes and generally will constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the EIT Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder generally will recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of individuals and other non-corporate U.S. holders generally are eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

In the event that we are treated as a PRC “resident enterprise” under the EIT Law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the United States-PRC income tax treaty may elect to treat the gain as PRC source income. If a U.S. holder is not eligible for the benefits of the United States-PRC income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). U.S. holders are advised to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or ordinary shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

•	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ADSs or ordinary shares;

•

such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

•	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or ordinary shares and any of our non- U.S. subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to our ADSs, provided that the ADSs are regularly traded on the NASDAQ Global Market. Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our ADSs will generally continue to be subject to the foregoing rules with respect to such U.S. holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If a U.S. holder makes a mark-to-market election with respect to our ADSs, the U.S. holder generally will (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. Further, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ADSs will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the NASDAQ Global Market. Consequently, if a U.S. holder holds ordinary shares that are not represented by ADSs, such holder generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

Dividend payments with respect to our ADSs or ordinary shares and proceeds from the sale, exchange or redemption of our ADSs or ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. A U.S. holder may be eligible for an exemption from backup withholding if the U.S. holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and such U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

Additional Information Reporting Requirements

Certain U.S. holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include our ADSs or ordinary shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. holders fail to satisfy such reporting requirements. U.S. holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of our ADSs or ordinary shares.

Hong Kong Taxation

The taxation of income and capital gains of holders of ordinary shares is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of ordinary shares are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions under Hong Kong law is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the ordinary shares. Accordingly, each prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies, tax-exempt entities and holders of 10% or more of our voting capital stock) should consult its own tax advisor regarding the tax consequences of an investment in the ordinary shares. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States.

Tax on Dividends

Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid by us as a Cayman Islands holding company.

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property (such as the ordinary shares). Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% and 15% on corporations and unincorporated businesses, respectively, and at a maximum rate of 15% on individuals. Liability for Hong Kong profits tax may thus arise in respect of trading gains from sales of ordinary shares realized by persons carrying on a business or trading or dealing in securities in Hong Kong.

Stamp Duty

Hong Kong stamp duty, currently charged at the rate of HK$1 per HK$1,000 or part thereof on the higher of the consideration for or the value of the ordinary shares, will be payable by the purchaser on every purchase and by the seller on every sale of ordinary shares (i.e., a total of HK$2 per HK$1,000 or part thereof is currently payable on a typical sale and purchase transaction involving ordinary shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of ordinary shares. If one of the parties to the sale is a non-Hong Kong resident and does not pay the required stamp duty, the duty not paid will be assessed on the instrument of transfer (if any) and the transferee will be liable for payment of such duty. No Hong Kong stamp duty is payable upon the transfer of ordinary shares outside Hong Kong.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of ordinary shares whose death occurs on or after February 11, 2006.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Allbright Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Our PRC counsel has advised us that the recognition and enforcement of foreign judgments are regulated by the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. Allbright Law Offices has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest.

We have been advised by Campbells, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature.

We have also been advised by Campbells that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that: (a) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process, (b) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations, (c) the judgment was final and conclusive and for a liquidated sum, (d) the judgment was not obtained by fraud, and (e) the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Network 1 Financial Securities, Inc. (the “Representative” of several underwriters listed in the table below), Alexander Capital L.P. and Valuable Capital Limited (collectively, the “Underwriters”). The Underwriters have agreed to purchase, and we have agreed to sell, the numbers of ADSs, each representing 2 ordinary share of Hywin Holdings Ltd., indicated in the following table:

Name	Number of ADSs
Network 1 Financial Securities, Inc.	1,000,000
Alexander Capital L.P.	1,000,000
Valuable Capital Limited	1,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have granted to the underwriters a 45-day option to purchase up to 450,000 additional ADSs from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Fees and Expenses

The underwriters have advised us that they propose to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$0.48 per ADS. After this offering, the public offering price and concession to dealers may be reduced by the underwriters. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which it exercises discretionary authority.

We have agreed to pay the underwriters a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. The following table shows the price per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per ADS				Total
	Without Over- allotment		With Over- allotment		Without Over- allotment		With Over- allotment
Public offering price	US$	10	US$	10	US$	30,000,000	US$	34,500,000
Underwriting Discounts and Commissions paid by us	US$	0.80	US$	0.80	US$	2,400,000	US$	2,760,000
Proceeds, before expenses, to us	US$	9.20	US$	9.20	US$	27,600,000	US$	31,740,000

We will also pay to the underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the ADSs.

We have agreed to reimburse the underwriters up to a maximum of US$150,000 for out-of-pocket accountable expenses. We have paid expense deposits of US$150,000 to the underwriters for their anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the underwriters’ out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). The following fees and expenses will be applied against the accountable expenses: traveling expenses; the costs of any “due diligence” meetings; the reasonable and documented fees and disbursements of the underwriter’s counsel (which maximum shall apply solely to such fees and disbursements of counsel and not to other fees and expenses); background checks of the Company’s officers and directors; preparation of bound volumes and mementos in such quantities as the underwriters may reasonably request, provided that the actual accountable expenses of the underwriters shall not exceed US$150,000.

We have agreed to pay expenses relating to the offering, including, without limitation: the Company’s legal and accounting fees and disbursements; the costs of preparing, printing, mailing and delivering the Registration Statement, the preliminary and final prospectus contained therein and amendments thereto, post-effective amendments and supplements thereto, the underwriting agreement and related documents (all in such quantities as the underwriters may reasonably require); all filing fees (including SEC filing fees) and communication expenses relating to the registration of the ADSs to be sold in the Offering, FINRA filing fees; transfer taxes, if any, payable upon the transfer of securities from the Company to the underwriters; and the fees and expenses of the transfer agent, clearing firm and registrar for the ADSs.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and commissions will be approximately US$3.6 million, including (i) a maximum aggregate reimbursement of US$150,000 of the underwriters’ accountable expenses, and (ii) non-accountable expense allowance of 1% of the gross proceeds from this offering.

Underwriter Warrants

In addition, we have agreed to grant the Representative non-redeemable warrants to purchase an amount equal to five percent (5%) of the ADSs sold in the offering, which warrants will be exercisable 12 months after the closing of the offering, have a three (3) year term after the effective date of the registration statement, of which this prospectus forms part, and a cashless exercise feature. Such warrants are exercisable at a price of 125% of the public offering price of the ADSs offered pursuant to this offering. We will register the ADSs underlying the Underwriter Warrants and will file all necessary undertakings in connection therewith. The Underwriter Warrants shall not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 360 days immediately following the date of effectiveness, except that they may be transferred to any member participating in the Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. The Underwriter Warrants may be exercised as to all or a lesser number of ADSs, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying ADSs at the Company’s expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of three years after the effective date of the registration statement at the Company’s expense. The Underwriter Warrants shall further provide for adjustment in the number and price of such warrants (and the ADSs underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent dilution. The Representative will have the option to exercise their warrants at any time, provided that such ADSs are not transferred during the lock-up period; the 360-day lock period will remain on these underlying ADSs.

Electronic Offer, Sale and Distribution of ADSs

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, the ADSs may be sold by the underwriters to securities dealers who resell the ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters are not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Lock-Up Agreements

We, each of our directors and officers and holders of our ADSs on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters not to directly or indirectly:

•

issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our ADSs or other capital stock or any securities convertible into or exercisable or exchangeable for our ADSs or other capital stock;

•

in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our ADSs or other capital stock or any securities convertible into or exercisable or exchangeable for our ADSs or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

•

enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our ADSs or other capital stock or any securities convertible into or exercisable or exchangeable for our ADSs or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our ADSs or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire ADSs pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Procedures and Requirements for Subscription

If you decide to subscribe for any ADSs in this offering, you must:

•	execute and deliver a subscription agreement; and

•	deliver the subscription price to the Company by cashier’s check or wire transfer of immediately available funds.

The subscription agreement requires you to disclose your name, address, social security number, telephone number, email address, number of ADSs you are purchasing, and the price you are paying for your ADSs.

Upon the Company’s acceptance of a subscription and receipt of full payment, and subject to the timing qualification set forth above, the Company shall countersign the subscription agreement and issue a stock certificate along with a copy of the subscription agreement.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within three (3) business days after we receive them.

Stabilization

Upon the declaration of effectiveness of the registration statement of which this prospectus is a part, we will enter into an underwriting agreement with the underwriters. The terms of the underwriting agreement provide that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors.

We have applied to list our ADSs on the NASDAQ Global Market under the symbol “HYW”.

Prior to this offering, there has been no public market for our shares. The initial public offering price was determined by negotiations among us and the underwriters and will not necessarily reflect the market price of our ADSs following this offering. The principal factors that were considered in determining the initial public offering price included:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of, and prospects for, the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development, results of operations and our current financial condition

•	the general condition of the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded ADSs of generally comparable companies.

We cannot assure you that the initial public offering price will correspond to the price at which our ADSs will trade in the public market subsequent to this offering or that an active trading market for our ADSs will develop and continue after this offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of the ADSs in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our ADSs available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ADSs until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the shares. As a result the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, relationship manager, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have, from time to time, performed, and may in the future perform, various relationship manager and investment banking services for us, for which it received or will receive customary fees and expenses.

In addition, in the ordinary course of the business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ADSs has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the ADSs under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ADSs without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the ADSs sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time,

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

•	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of ADSs to the public” in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The ADSs may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Malaysia.

The ADSs have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore.

The securities represented may not be offered or sold, nor may any document or other material in connect with such securities be distributed, either directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of such securities to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under division 5a or part iv of the companies act, chapter 50 of Singapore and to persons to whom the securities may be offered or sold under such exemption.

United Kingdom. An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriter in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	US$25,000
FINRA filing fee	US$8,563
NASDAQ application and listing fee	US$25,000
Legal fees and expenses for Chinese counsel	US$184,615
Legal fees and expenses for Cayman counsel	US$70,239
Legal fees and expenses for U.S. counsel	US$1,200,000
Accounting fees and expenses	US$1,508,322
Printing fees and expenses	US$110,000
Miscellaneous	US$430,950

Total	US$3,562,689

LEGAL MATTERS

We are being represented by Sidley Austin LLP with respect to legal matters of United States federal securities and New York State law. The underwriters are being represented by VCL Law LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters relating to the offering as to PRC law will be passed upon for VCL Law LLP by GFE Law Office. VCL Law LLP may rely upon GFE Law Office with respect to matters governed by PRC law. Certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Campbells. Certain legal matters relating to the offering as to PRC law will be passed upon for us by Allbright Law Offices. Sidley Austin LLP may rely upon Campbells with respect to matters governed by Cayman Islands law and Allbright Law Offices with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of June 30, 2020, and for the years ended June 30, 2018, 2019 and 2020, have been included herein and in the registration statement in reliance upon the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing. The office of Marcum Bernstein & Pinchuk LLP is located at 7 Penn Plaza Suite 830, New York, NY 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the ADSs offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

HYWIN HOLDINGS LTD.

Beijing Office
Kerry Center South Tower 1 Guanghua Rd., #2419-2422,
Chaoyang Dist., Beijing 100020
T 8610.8518.7992

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Hywin Holdings Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hywin Holdings Ltd. (the “Company”) as of June 30, 2020, 2019 and 2018, the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2019.

Beijing, China

January 22, 2021

www.marcumbp.com

HYWIN HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares and per share data)

	As of June 30,
	2018	2019	2020	2020
	(RMB)	(RMB)	(RMB)	(US$)
Assets
Current assets:
Cash and cash equivalents	11,027	17,196	108,358	15,306
Restricted cash	44,059	91,547	80,027	11,304
Accounts receivable, net	171,461	290,352	403,693	57,023
Short-term loan receivables	9,180	14,178	-	-
Due from related parties	405,762	292,811	321,772	45,451
Deposits, prepayments and other current assets	51,339	55,000	43,451	6,138

Total current assets	692,828	761,084	957,301	135,222

Property and equipment, net	51,683	42,797	34,116	4,819
Intangible assets, net	15,137	22,059	29,423	4,156
Long-term prepayments	3,830	7,077	1,808	255
Deferred tax assets, net	1,062	1,852	2,583	365

Total Assets	764,540	834,869	1,025,231	144,817

Liabilities and Equity
Current liabilities:
Commission payable	89,032	79,509	84,857	11,986
Investors’ deposit	40,624	88,353	74,262	10,489
Income tax payable	35,942	65,982	115,432	16,305
Due to related parties	20,863	56,714	59,254	8,370
Other payables and accrued liabilities	41,849	96,971	168,887	23,856

Total current liabilities	228,310	387,529	502,692	71,006

Commission payable-long term	44,407	46,998	18,321	2,588
Deferred tax liabilities	2,133	2,226	3,961	560
Share-based compensation liabilities	2,045	6,929	-	-

Total Liabilities	276,895	443,682	524,974	74,154

Commitments and contingencies

Equity:
Ordinary shares (US$0.0001 par value; authorized 500,000,000 shares; issued and outstanding 50,000,000 shares as of June 30, 2018, 2019 and 2020)	34	34	34	5
Additional paid-in capital	499,226	494,021	500,581	70,708
Statutory reserves	30,134	37,399	52,959	7,481
Accumulated deficit	(41,842)	(137,647)	(47,056)	(6,647)
Accumulated other comprehensive income/(loss)	93	(2,620)	(6,261)	(884)

Total equity	487,645	391,187	500,257	70,663

Total Liabilities and Equity	764,540	834,869	1,025,231	144,817

All of the VIEs’ assets can be used to settle obligations of their primary beneficiary. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets (Note 2).

See notes to consolidated financial statements

HYWIN HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except for number of shares and per share data)

	Years Ended June 30,
	2018	2019	2020	2020
	(RMB)	(RMB)	(RMB)	(US$)
	(Combined – Note 3 (m))
Net revenues
From third parties
Wealth management	701,044	1,015,288	1,179,853	166,657
Insurance brokerage	36,717	71,969	90,966	12,849
Assets management	23,152	11,323	4,620	653
Others	-	-	5,809	821

Total net revenues from third parties	760,913	1,098,580	1,281,248	180,980

From related parties
Wealth management	380,713	47,132	3,615	511
Assets management	9,773	900	-	-

Total net revenues from related parties	390,486	48,032	3,615	511

Total net revenues	1,151,399	1,146,612	1,284,863	181,491

Operating cost and expenses
Compensation and benefits	561,924	624,531	708,654	100,100
Sales and marketing expenses	293,339	261,155	246,108	34,763
General and administrative expenses	202,894	145,854	171,423	24,214
Share-based compensation expenses/(benefits)	1,213	5,558	(369)	(52)

Total operating cost and expenses	1,059,370	1,037,098	1,125,816	159,025

Income from operations	92,029	109,514	159,047	22,466

Other income/(expenses)
Interest income, net	2,380	769	325	46
Others expenses, net	(8,007)	(10,810)	(2,458)	(347)

Total other expense, net	(5,627)	(10,041)	(2,133)	(301)

Income before income tax expense	86,402	99,473	156,914	22,165
Income tax expense	(44,314)	(38,013)	(50,763)	(7,170)

Net income	42,088	61,460	106,151	14,995

Net income	42,088	61,460	106,151	14,995
Foreign currency translation loss	(169)	(2,713)	(3,641)	(514)

Comprehensive Income	41,919	58,747	102,510	14,481

Earnings per share
Earnings per ordinary share
Basic and diluted	0.84	1.23	2.12	0.30

Weighted average number of ordinary shares outstanding:
Basic and diluted	50,000,000	50,000,000	50,000,000	50,000,000

See notes to consolidated financial statements

HYWIN HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except for number of shares and per share data)

	Ordinary shares		Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income/(loss)	Total equity
	Number of ordinary shares*	Amount
		(RMB)	(RMB)	(RMB)	(RMB)	(RMB)	(RMB)
Balance, July 1, 2017 (Combined – Note 3 (m))	50,000,000	34	499,966	19,603	(73,399)	262	446,466
Disposal of VIE’s subsidiaries to entities under common control (Note 3 (n))	-	-	(740)	(115)	115	-	(740)
Net income for the year	-	-	-	-	42,088	-	42,088
Appropriation of statutory reserves	-	-	-	10,646	(10,646)	-	-
Foreign currency translation adjustment	-	-	-	-	-	(169)	(169)

Balance, June 30, 2018	50,000,000	34	499,226	30,134	(41,842)	93	487,645

Disposal of VIE’s subsidiaries to entities under common control (Note 3 (n))	-	-	(5,205)	(2,862)	2,862	-	(5,205)
Net income for the year	-	-	-	-	61,460	-	61,460
Profit distribution of a consolidated VIE	-	-	-	-	(150,000)	-	(150,000)
Appropriation of statutory reserves	-	-	-	10,127	(10,127)	-	-
Foreign currency translation adjustment	-	-	-	-	-	(2,713)	(2,713)

Balance, June 30, 2019	50,000,000	34	494,021	37,399	(137,647)	(2,620)	391,187

HYWIN HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

(In thousands, except for number of shares and per share data)

	Ordinary shares		Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income/(loss)	Total equity
	Number of ordinary shares*	Amount
		(RMB)	(RMB)	(RMB)	(RMB)	(RMB)	(RMB)
Balance, June 30, 2019	50,000,000	34	494,021	37,399	(137,647)	(2,620)	391,187

Net income for the year	-	-	-	-	106,151	-	106,151
Transfer of liability share-based compensation to equity award	-	-	6,560	-	-	-	6,560
Appropriation of statutory reserves	-	-	-	15,560	(15,560)	-	-
Foreign currency translation adjustment	-	-	-	-	-	(3,641)	(3,641)

Balance, June 30, 2020	50,000,000	34	500,581	52,959	(47,056)	(6,261)	500,257

Balance, June 30, 2020 in US$	50,000,000	5	70,708	7,481	(6,647)	(884)	70,663

*	The shares are presented on a retroactive basis to reflect the nominal share issuance (Note 10).

See notes to consolidated financial statements

HYWIN HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2018	2019	2020	2020
	(RMB)	(RMB)	(RMB)	(US$)
	(Combined – Note 3 (m))
Cash flows from operating activities
Net income	42,088	61,460	106,151	14,995
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	32,893	28,435	26,206	3,702
Bad debt provision	-	-	1,296	183
Share-based compensation expenses/(benefit)	1,213	5,558	(369)	(52)
Impairment on intangible assets	844	-	-	-
Loss from disposal of long-term assets	1,082	12	1,453	205
Deferred taxes	185	(697)	(749)	(106)
Changes in operating assets and liabilities
Accounts receivable	(101,156)	(131,679)	(111,341)	(15,727)
Due from related parties-accounts receivable	109,543	27,163	33,094	4,674
Deposits, prepayments and other current assets	3,060	(4,063)	8,166	1,153
Due from related parties-deposits and prepayments	(2,606)	2,191	-	-
Commission payable	42,733	(9,523)	5,349	756
Commission payable-long term	23,984	2,592	(28,677)	(4,051)
Investors’ deposit	16,199	47,730	(14,091)	(1,991)
Income tax payable	38,577	35,255	49,450	6,985
Other payables and accrued liabilities	14,807	53,757	56,006	7,911
Due to related parties-other payables and accrued liabilities	(12,413)	19,559	1,266	179

Net cash provided by operating activities	211,033	137,750	133,210	18,816

Cash flows from investing activities
Payment for office equipment, furniture and leasehold improvements	(27,725)	(21,219)	(10,441)	(1,475)
Payment for intangible assets	(1,641)	(7,904)	(2,761)	(390)
Proceeds from disposal of long-term assets	24	15	90	13
Cash effect of acquisition of VIEs’ subsidiaries	3,638	-	15,239	2,153
Cash effect of deconsolidation of a VIE’ subsidiaries	(17)	(2,918)	-	-
Proceeds from disposal of a VIE’s subsidiary to a related party	-	10,000	-	-
Proceeds from disposal of a VIE’s subsidiary to a third party	-	-	2,310	326
Payment for acquisition of a VIE’s subsidiaries from a third party	(7,718)	-	-	-
Distribution of short-term loan receivables	(29,180)	(8,213)	-	-
Collection of short-term loan receivables	-	2,000	14,179	2,003
Loans lent to related parties	(324,678)	(69,118)	(107,160)	(15,137)
Collection of loans lent to related parties	290,045	2,229	45,105	6,371
Proceeds from disposal of investment in financial products	4,000	-	-	-

Net cash used in investing activities	(93,252)	(95,128)	(43,439)	(6,136)

HYWIN HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands)

	Years Ended June 30,
	2018	2019	2020	2020
	(RMB)	(RMB)	(RMB)	(US$)
	(Combined – Note 3 (m))

Cash flows from financing activities
Proceeds from loans borrowed from third parties	3,286	14,686	-	-
Repayment of loans borrowed from third parties	-	(1,260)	(6,983)	(987)
Proceeds from loans borrowed from related parties	-	754	2,028	287
Repayment of loans borrowed from related parties	(104,695)	-	(754)	(106)

Net cash (used in)/provided by financing activities	(101,409)	14,180	(5,709)	(806)

Effect of exchange rate changes	(169)	(3,145)	(4,420)	(624)

Net increase in cash, cash equivalents and restricted cash	16,203	53,657	79,642	11,250
Cash, cash equivalents, and restricted cash at beginning of the year	38,883	55,086	108,743	15,360

Cash, cash equivalents, and restricted cash at end of the year	55,086	108,743	188,385	26,610

Reconciliation to amounts on consolidated balances sheets
Cash and cash equivalents	11,027	17,196	108,358	15,306
Restricted cash	44,059	91,547	80,027	11,304

Total cash, cash equivalents, and restricted cash	55,086	108,743	188,385	26,610

Supplemental disclosure of cash flow information
Income taxes paid	5,563	3,556	2,075	293

Interest expense paid	194	-	-	-

Non-cash transactions:
Net off consideration receivables from disposal of VIE’s subsidiaries with payables to the acquirors	10,000	286,359	-	-

Modification from a liability share-based compensation award to an equity share-based compensation award	-	-	6,530	922

Consideration receivable related to disposal of a VIE’s subsidiaries to related parties	10,000	45,756	-	-

Consideration receivable related to disposal of a VIE’s subsidiary to a third party	-	2,310	-	-

Consideration payable related to acquisition of VIEs’ subsidiaries from third parties	-	-	8,200	1,158

Amount due to controlling shareholder of a VIE related to profit distribution of the VIE used to offset the amount due from the controlling shareholder of the VIE	-	127,500	-	-

Amount due to another shareholder of the VIE related to profit distribution of the VIE	-	22,500	-	-

See notes to consolidated financial statements

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

1.	Organization

Hywin Holdings Ltd. (the “Company”), was incorporated in the Cayman Islands on July 19, 2019. The Company, through its subsidiaries, consolidated variable interest entities (the “VIEs”) and the VIEs’ subsidiaries (collectively, the “Group”), is primarily engaged in providing wealth management service, insurance brokerage service and asset management service in the People’s Republic of China (the “PRC” or “China”). Due to that foreign ownership of certain parts of the Group’s businesses is subject to restrictions under current PRC laws and regulations, the Company conducts its primary business operations through its VIEs and subsidiaries of the VIEs. The Company is ultimately controlled by Mr. HAN Hongwei (the “Founder”) since its establishment.

Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Company incorporated Hywin Wealth Global Limited (“Hywin Wealth Global”) under the laws of the British Virgin Islands and Hywin Wealth International Limited (“Hywin Wealth International”) under the laws of Hong Kong, the PRC, as its direct and indirect wholly-owned subsidiary, in July and August 2019, respectively. In September 2019, Hywin Wealth International incorporated a wholly-owned subsidiary, Hywin Enterprise Management Consulting (Shanghai) Co., Ltd. (“Hywin Consulting” or “Hywin WFOE”) in Shanghai, the PRC.

Effective on September 29, 2019, the Company through its indirect wholly-owned PRC subsidiary, Hywin Consulting, acquire control over Hywin Wealth Management Co., Ltd. (“Hywin Wealth Management”), Shanghai Hywin Network Technology Co., Ltd. (“Hywin Network Technology”) and Shenzhen Panying Assets Management Co., Ltd. (“Shenzhen Panying”) by entering into a series of contracts (the “Contractual Agreements” or the “VIE Agreements”, which are described in detail in Note 2 to the consolidated financial statements). Hywin Wealth Management and Hywin Network Technology are both controlled by the same shareholders as the Company since incorporation.

As a result of these Contractual Agreements, all of the equity owners’ rights and obligations of the VIEs were assigned to Hywin Consulting, which resulted in the equity owners lacking the ability to make decisions that have a significant effect on the VIEs, and Hywin Consulting’s ability to extract the profits from the operation of the VIEs and assume the residual benefits of the VIEs. Accordingly, the Company, through its wholly-owned subsidiaries, Hywin Wealth Global, Hywin Wealth International and Hywin WFOE, become the primary beneficiary of Hywin Network Technology, Shenzhen Panying, Hywin Wealth Management and its subsidiaries. Hywin Network Technology, Shenzhen Panying, Hywin Wealth Management and its subsidiaries became VIEs of the Company (collectively, the “VIEs”), (the “Reorganization”).

Due to the fact that the Company is the ultimate primary beneficiary of the VIEs, the Company is able to include the assets, liabilities, revenues and expenses of the VIEs in its consolidated financial statements, which is consistent with the provisions of FASB Accounting Standards Codification (“ASC”) Topic 810 “Consolidation”, subtopic 10. Since the Company, its wholly-owned subsidiaries and the VIEs were effectively controlled by the same shareholders immediately before and after the Reorganization completed on September 29, 2019, as described above, the Reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company, its subsidiaries and the VIEs has been accounted for at historical cost, as a transaction between entities under common control in a manner similar to polling of interest.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

1.	Organization (Continued)

As of June 30, 2020, the detailed information of the Group’s consolidated subsidiaries, VIEs and significant VIEs’ subsidiaries are summarized as follows:

Name of the entity	Date of incorporation	Percentage of ownership	Place of incorporation	Principle business activities

Subsidiaries
Hywin Wealth Global Limited	July 26, 2019	100%	BVI	Investment holding
Hywin Wealth International Limited	August 20, 2019	100%	Hong Kong	Investment holding
Hywin Enterprise Management Consulting (Shanghai) Co., Ltd.	September 26, 2019	100%	PRC	Investment holding

Variable Interest Entities (“VIEs”)
Hywin Wealth Management Co., Ltd.	November 2, 2006	100%	PRC	Investment holding and provision of wealth management service
Shanghai Hywin Network Technology Co., Ltd.	March 31, 2017	100%	PRC	Investment holding
Shenzhen Panying Asset Management Co., Ltd.	May 23, 2014	100%	PRC	Provision of asset management service

VIEs’ significant subsidiaries
Hywin Fund Distribution Co., Ltd.	April 17, 2013	100%	PRC	Provision of wealth management service
Shanghai Haiyinhui Financial Information Service Co., Ltd.	April 20, 2015	100%	PRC	Provision of wealth management service
Shanghai Ziji Information Technology Co., Ltd.	November 24, 2017	100%	PRC	Provision of information technology support
Haiyin Wealth Management (Hong Kong) Limited	May 3, 2016	100%	Hong Kong	Investment holding and provision of insurance brokerage service
Haiyin Insurance (Hong Kong) Co., Limited	August 24, 2016	100%	Hong Kong	Investment holding

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

1.	Organization (Continued)

Name of the entity	Date of incorporation	Percentage of ownership	Place of incorporation	Principle business activities
Hywin International Insurance Broker Limited	March 23, 2006	100%	Hong Kong	Provision of insurance brokerage service
Haiyin International Asset Management Limited	September 15, 2016	100%	Hong Kong	Investment holding
Hywin Asset Management (Hong Kong) Limited	January 9, 2013	100%	Hong Kong	Provision of wealth management and asset management services

The Group primarily conducts its operations in the PRC. In January 2020, an outbreak of a novel coronavirus (COVID-19) surfaced in Wuhan City, Hubei province of the PRC, and spread all over the country during the first fiscal quarter of 2020. The outbreak caused the Chinese government to require businesses to close, people to quarantine, and also to restrict certain travel within the country until April 2020. The spread of COVID-19 has resulted in the World Health Organization declaring the outbreak of COVID-19 as a global pandemic. As of the date hereof, the outbreak of COVID-19 in China during the first half year of 2020 has not caused a material negative impact on the Group’s overall business operations, financial condition, liquidity, results of operations and prospects. The extent to which COVID-19 impacts the business and financial results of the Group depends on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions to contain COVID-19 or mitigate its impact, among others. Although the Chinese government have declared the COVID-19 outbreak largely under control within its border, the Group will continue to assess its financial impacts for the remainder of the fiscal year. There can be no assurance that this assessment will enable the Group to avoid part or all of any adverse impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in the Group’s sector in particular.

2.	Variable Interest Entities

To satisfy PRC laws and regulations, the Company conducts certain business in the PRC through its VIEs.

The significant terms of the VIE Agreements are summarized below:

Exclusive Technical Consultation and Service Agreements:

Pursuant to the Exclusive Technical Consultation and Service Agreement between Hywin Consulting and each of the VIEs, Hywin Consulting has the exclusive right to provide consultation and services to the VIEs in its businesses and operations, human resources, technology and intellectual property rights, in return for fee equal to 100% of the consolidated net income of each of the VIEs.

Without Hywin Consulting’s prior written consent, the VIEs shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. Hywin Consulting has the right to determine the service fee charged to each of the VIEs under

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

2.	Variable Interest Entities (Continued)

the respective agreement by considering, among other things, the complexity of the services, the time spent by employees of Hywin Consulting to provide the services, content and commercial value of the service provided, as well as the benchmark price of similar services in the market. Hywin Consulting exclusively owns any intellectual property rights arising from the performance of this Exclusive Technical Consultation and Service Agreement. The Exclusive Technical Consultation and Services Agreements remain in effect for 20 years from the date when the agreements were signed. The Exclusive Technical Consultation and Service Agreements can be extended only if Hywin Consulting gives its written consent of the extension before the expiration of the agreements and the VIEs will agree to the extension without reserve.

Equity Pledge Agreements:

Pursuant to a series of Equity Pledge Agreements among Hywin Consulting, each of the VIEs and each of their respective shareholders, shareholders of the VIEs shall pledge all of their equity interests in the respective VIEs to Hywin Consulting to guarantee the VIEs’ performance of relevant obligations and indebtedness under each of their respective Exclusive Technical Consultation and Service Agreement and other control agreements (“Control Agreement”).

In addition, all the shareholders of the VIEs has completed in September 25, 2020 the registration of the equity pledge under the Equity Pledge Agreements with the competent local authority in the PRC. If the VIEs or any of its shareholders breach its obligation under the Control Agreement, Hywin Consulting, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests in order to recover these breached amounts.

The respective Equity Pledge Agreements will be continuously valid until all of the shareholders of that VIE are no longer its shareholders or until that VIE’s obligations under the Control Agreements are satisfied.

Equity Option Agreements:

Pursuant to a series of Equity Option Agreements among Hywin Consulting, each of the VIEs and each of their respective shareholders, Hywin Consulting has the exclusive right to require all the shareholders of the respective VIEs to fulfill and complete all approval and registration procedures required under the PRC laws for Hywin Consulting to purchase, or designate one or more persons to purchase, equity interests owned by the VIEs’ shareholders in the respective VIEs, once or at multiple times at any time in part or in whole at Hywin Consulting’s sole and absolute discretion. The purchase price will be the lowest price allowed by the PRC laws. The respective Equity Option Agreements will remain effective until all the equity interest owned by each shareholder of that VIE has been legally transferred to Hywin Consulting or its designee(s).

Voting Right Proxy and Financial Support Agreements:

Pursuant to the Voting Rights Proxy and Financial Supporting Agreements among Hywin Consulting, each of the VIEs and each of their respective shareholders, each shareholder of the VIEs irrevocably appointed Hywin Consulting or Hywin Consulting’s designee to exercise all his/her/its rights as a shareholder of the respective VIEs under the Articles of Association of that VIE, including but not limited to the power to exercise all shareholders’ voting rights with respect to all matters to be discussed and voted in the shareholders’ meeting of that VIE. In consideration of the foregoing grant of voting rights by all of the shareholders of the VIEs, Hywin Consulting agrees to arrange for funds to be provided as necessary to the VIEs in connection with their respective

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

2.	Variable Interest Entities (Continued)

business needs. In the case that any of VIEs is unable to repay the financial support, the VIEs should have no repayment obligation. The term of the Voting Rights Proxy and Financial Support Agreements is 20 years.

As a result of these VIE Agreements, the Company through its wholly-owned subsidiary, Hywin Consulting, was granted with unconstrained decision making rights and power over key strategic and operational functions that would significantly impact the VIEs’ economic performance. As a result of the Exclusive Technical Consultation and Service Agreements, the Equity Pledge Agreements and the Equity Option Agreements, the Company will bear all of the VIEs’ operating costs in exchange for the 100% net income of the VIEs. Under these agreements, the Company has the absolute and exclusive right to enjoy economic benefits similar to equity ownership through the VIE Agreements with the VIEs and their shareholders.

Risks in relation to the VIE structure

The Company believes that its current contractual arrangements with the VIEs and their respective shareholders are valid, binding and enforceable. However, there are uncertainties and risks in relation to the Company’s VIE Structure.

On March 15, 2019, the National People’s Congress of the PRC approved the Foreign Investment Law, which came into effect on January 1, 2020, replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations.

The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether the Company’s contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, the Company may face substantial uncertainties as to whether it can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect the Company’s current corporate structure, corporate governance and business operations.

In addition, these contractual arrangements may not be as effective in providing the Company with control over the VIEs as direct ownership. Due to its VIE structure, the Company has to rely on contractual rights to effect control and management of the VIEs, which exposes it to the risk of potential breach of contract by the shareholders of the VIEs for a number of reasons. For example, their interests as shareholders of the VIEs and the interests of the Company may conflict, and the Company may fail to resolve such conflicts; the shareholders may

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

2.	Variable Interest Entities (Continued)

believe that breaching the contracts will lead to greater economic benefit for them; or the shareholders may otherwise act in bad faith. If any of the foregoing were to happen, the Company may have to rely on legal or arbitral proceedings to enforce its contractual rights, including specific performance or injunctive relief, and claiming damages. Such arbitral and legal proceedings may cost substantial financial and other resources, and result in a disruption of its business, and the Company cannot assure that the outcome will be in its favor. In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company is unable to enforce any of these agreements, the Company would not be able to exert effective control over the affected VIEs and consequently, the results of operations, assets and liabilities of the affected VIEs and their subsidiaries would not be included in the Company’s consolidated financial statements. If such were the case, the Company’s cash flows, financial position and operating performance would be materially adversely affected.

Total assets and liabilities presented on the Group’s consolidated balance sheets, net revenues, operating cost and expenses, and net income presented on the Group’s consolidated statements of income and comprehensive income, as well as the cash flows from operating, investing and financing activities presented on the Group’s consolidated statements of cash flows are substantially the financial position, result of operations and cash flows of the Company’s consolidated VIEs. The following balances and amounts of the VIEs were included in the Group’s consolidated financial statements as of June 30, 2018, 2019 and 2020 or for the years ended June 30, 2018, 2019 and 2020.

	As of June 30,
	2018	2019	2020	2020
	(RMB)	(RMB)	(RMB)	(US$)
Total Assets	764,540	834,869	1,025,231	144,817
Total liabilities	276,895	443,682	524,974	74,154

	Years Ended June 30,
	2018	2019	2020	2020
	(RMB)	(RMB)	(RMB)	(US$)
Net revenues	1,151,399	1,146,612	1,284,863	181,491
Net income	42,088	61,460	106,151	14,995
Cash flow provided by operating activities	211,033	137,750	133,210	18,816
Cash flow used in investing activities	(93,252)	(95,128)	(43,439)	(6,136)
Cash flow (used in)/provided by financing activities	(101,409)	14,180	(5,709)	(806)

3.	Summary of Significant Accounting Policies

a)	Basis of presentation

The Group’s consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

b)	Principles of consolidation

The Group’s consolidated financial statements include the accounts of the Company, its subsidiaries and its consolidated VIEs, of which the Company is the primary beneficiary, from the dates they were acquired or incorporated. All inter-company transactions and balances have been eliminated upon consolidation.

The combined or consolidated financial statements for all periods presented are retrospectively adjusted to reflect the net assets from business combination transaction between entities under common control of Hywin International Insurance Broker Limited on June 11, 2018 (see Note 3 (m)).

c)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Group continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Group believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Group’s consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables and loans, impairment losses for long-lived assets, valuation allowance for deferred tax assets, fair value measurement for share-based compensation liabilities, and assumptions related to the consolidation of entities in which the Company holds variable interests. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

d)	Foreign currency translation and transactions

The Group’s reporting currency is Renminbi (“RMB”). The Group’s operations are principally conducted through its subsidiaries and VIEs located in the PRC where RMB is the functional currency. For those subsidiaries and VIEs which are not located in mainland PRC and have the functional currency other than RMB, the financial statements are translated from their respective functional currencies into RMB. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income/(loss) in shareholders’ equity.

Translations of amounts from RMB into US$ are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB7.0795 on June 30, 2020, representing the certificated exchange rate published by the People’s Bank of China. No representation is intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2020, or at any other rate.

e)	Cash and cash equivalents

Cash and cash equivalents consist of bank deposits, which are unrestricted as to withdrawal and use. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

f)	Restricted cash

Restricted cash mainly represents the investors’ uninvested cash balances temporarily deposited in the Group’s bank accounts. These cash balances were under the custody and supervision of the designated financial institution as required by the China Securities Regulatory Commission (“CSRC”), for the purpose of preventing misuse of investors’ funds.

g)	Accounts receivable, net

The Group records accounts receivable at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The aging schedule of the accounts receivable is as follows:

	For the years ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Less than 3 months	117,675	245,616	345,838	48,851
More than 3 months and less than 1 year	49,746	34,003	57,855	8,172
More than 1 year	4,040	10,733	-	-

Total	171,461	290,352	403,693	57,023

The roll forward schedule of accounts receivable is as follows:

	Amount
	RMB	US$
Balance as of July 1, 2018	171,461	24,941
Revenue	1,164,495	169,388
Collection	(1,032,816)	(150,234)
Disposal of subsidiary	(12,788)	(1,860)

Balance as of June 30, 2019	290,352	42,235

Revenue	1,352,898	191,101
Collection	(1,239,557)	(176,313)

Balance as of June 30, 2020	403,693	57,023

The balance as of June 30, 2020 has been fully collected as of the date of this report.

As of June 30, 2018, 2019 and 2020, the Group recorded nil allowances for doubtful accounts against its accounts receivable, respectively.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

h)	Short-term loan receivables

The Group recognizes the contractual right to receive money on demand or on fixed or determinable dates as loan receivables. For those that the contractual maturity date is less than one year, the Company records as short-term loan receivables.

The Groups short-term loan receivables as of June 30, 2018 and 2019 are unsecured interest free loans and represents payments on demand.

These third-party loans were lent to the Group’s business partners to supplement their short-term working capital needs. All of the short-term loan receivables as of June 30, 2019 have been collected.

i)	Property and equipment, net

The Group’s property and equipment are recorded at cost less accumulated depreciation and impairment loss, if any. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Leasehold improvements	Shorter of the remaining lease terms and estimated useful lives
Vehicles	5 years
Office equipment	5 years
Electronic devices	3-5 years

When property and equipment are retired or otherwise disposed of, resulting gain or loss is included in net income in the period of disposition.

For the years ended June 30, 2018, 2019 and 2020, the Group recognized a loss of RMB1,082, RMB12 and RMB1,453 from disposal of furniture, fixture and equipment, respectively, which were included in the Group’s other expenses.

j)	Intangible assets, net

The Group’s intangible assets primarily consisted of software purchased from third-party suppliers, Private Investment Fund Manager Certificate in PRC (“PRC private investment fund manager certificate”), Hong Kong Securities and Futures Commission financial licenses (“HKSFC financial licenses”) and Membership of Hong Kong Professional Insurance Brokerage Association (“HK insurance brokerage license”) obtained through various business combination transactions.

Software is initially recorded at historic acquisition cost and amortized on a straight-line basis over the estimated useful lives of 3 to 5 years.

PRC private investment fund manager certificate, HKSFC financial licenses and HK insurance brokerage license acquired through the acquisition of Shenzhen Panying, Hywin Asset Management (Hong Kong) Limited and Hywin International Insurance Broker Limited, respectively, were initially recorded at cost, as the assets acquired and liabilities assumed in the respective transactions did not constitute a business, and the transactions were accounted for as asset acquisitions.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

PRC private investment fund manager certificate, HKSFC financial licenses and HK insurance brokerage license were determined to have an indefinite useful life. As a result, these intangible assets should not be amortized until its useful life is determined to be no longer indefinite.

If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, the asset will be tested for impairment and then be amortized prospectively over its estimated remaining useful life and accounted for in the same way as intangible assets subject to amortization.

k)	Impairment of long-lived assets

All long-lived assets, which include tangible long-lived assets and intangible long-lived assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value.

For the year ended June 30, 2018, the Group recognized RMB844 impairment loss on intangible assets related to an online financial products distribution platform abandoned by the Group, which was included in the Group’s general and administrative expenses. For the years ended June 30, 2019 and 2020, there were no impairment recognized on long-lived assets.

l)	Fair value of financial instruments

The Group’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, short-term loan receivables and due from related parties. The carrying values of these financial instruments approximate fair values due to their short maturities.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Group evaluates its hierarchy disclosures each quarter.

m)	Business combination

Business combinations are recorded using the acquisition method of accounting and, accordingly, the acquired assets and liabilities are recorded at their fair value at the date of acquisition. Any excess of acquisition cost over

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

the fair value of the acquired assets and liabilities, including identifiable intangible assets, is recorded as goodwill.

The Group early adopted Accounting Standard Update (“ASU”) 2017-01 “Business Combination (Topic 805): Clarifying the Definition of a Business” for the two transactions discussed below, as permitted by this guidance. In accordance with ASU 2017-01, a new screen test is introduced to evaluate whether a transaction should be accounted for as an acquisition and/or disposal of a business versus assets. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, then the set of transferred assets and activities is not a business.

Acquisition of Hywin Asset Management (Hong Kong) Limited

On September 18, 2017, for the purpose of developing wealth management and asset management services in Hong Kong, the Group, through Haiyin International Asset Management Limited, a subsidiary of Hywin Wealth Management, acquired 100% equity interest in Hywin Asset Management (Hong Kong) Limited from an unrelated party for a cash consideration of approximately RMB11,861 (approximately HK$14,069).

As substantially all of the fair value of the gross assets acquired in this transaction was concentrated in a group of similar identifiable assets, i.e. HKSFC licenses, the Group determined that the set of transferred assets and activities was not a business. As a result, the transaction was accounted for as an asset acquisition.

The table below presented the allocation of purchase price to the major classes of assets and liabilities acquired as of September 18, 2017:

	Amount Allocated
	RMB	HK$
Cash and cash equivalents	3,638	4,316
Other current liabilities	(61)	(72)
Acquired intangible assets:
- HKSFC licenses	9,921	11,767
- Related deferred tax liability	(1,637)	(1,942)

Total cash consideration paid	11,861	14,069

Acquisition of Hywin International Insurance Broker Limited

On June 11, 2018, for the purpose of developing insurance brokerage service in Hong Kong, the Group, through Haiyin Insurance (Hong Kong) Limited (“Haiyin Insurance”) acquired 100% equity interest of Hywin International Insurance Broker Limited (“HIIB”) from Hywin International Financial Group Limited (“Hywin Financial”), an entity under common control, for a cash consideration of HK$0.001. HIIB was acquired by Hywin Financial from an unrelated party on May 16, 2017 for a cash consideration of approximately RMB2,777 (HK$3,200). As a result, the Group accounted for this transaction retrospectively at historical cost, as a transaction between entities under common control in a manner similar to polling of interest.

As substantially all of the fair value of the gross assets acquired in this transaction was concentrated in a single identifiable asset, i.e. HK insurance brokerage license, the Group determined that the set of transferred assets and activities was not a business. As a result, the transaction was accounted for as an assets acquisition.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

The table below presented the allocation of purchase price to the major classes of assets and liabilities acquired as of May 16, 2017:

	Amount Allocated
	RMB	HK$
Cash and cash equivalents	36	42
Other current assets	168	194
Other current liabilities	(14)	(16)
Acquired intangible assets:
- HK insurance brokerage license	3,098	3,569
- Related deferred tax liability	(511)	(589)

Total cash consideration paid	2,777	3,200

As a result, the operating results, cashflows and changes in equity of HIIB before June 11, 2018 were included in the Group’s consolidated financial statements on a combined basis, as if HIIB was the subsidiary of Haiyin Insurance from the beginning of the period presented.

Acquisition of Shenzhen Panying Asset Management Co., Ltd

On September 29, 2019, the shareholders of Shenzhen Panying, a PRC-licensed fund manager licensed in private equity investment, which was incorporated on May 23, 2014 in Shenzhen, the PRC, entered into the same series of VIE agreements with Hywin Consulting, and as a result, became a consolidated VIE of the Group. Shenzhen Panying offered asset management service and is substantially dormant.

As substantially all of the fair value of the gross assets acquired in this transaction was concentrated in a single identifiable asset, i.e. PRC private investment fund manager certificate, the Group determined that the set of transferred assets and activities was not a business. As a result, the transaction was accounted for as an assets acquisition. The Group engaged a third-party valuation firm to assist with the valuation of assets acquired and liabilities assumed. A cash consideration of RMB1,900 (US$268) was payable to the shareholders of Shenzhen Panying.

The table below presented the allocation of purchase price to the major classes of assets and liabilities acquired as of September 29, 2019:

	Amount Allocated
	RMB	US$
Acquired intangible assets:
- PRC private investment fund manager certificate	2,533	357
- Related deferred tax liability	(633)	(89)

Total cash consideration paid	1,900	268

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

Acquisition of Shanghai Ziji Information Technology Co., Ltd.

On May 11, 2020, for the purpose of developing the information technology of the Group, through Shanghai Youqiding Asset Management Co., Ltd. (“Youqiding”), a subsidiary of the Group’s VIE, the Group acquired 100% equity interest of Shanghai Ziji from an independent third party for a cash consideration of RMB6,300.

The acquisition was using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value at the date of acquisition. The purchase price allocation was based on a valuation analysis that utilized and considered generally accepted valuation methodologies such as the income and cost approach. The Group engaged a third-party valuation firm to assist with the valuation of assets acquired and liabilities assumed in this business combination. The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed are based on various assumptions and valuation methodologies requiring considerable judgment from management. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Company determine discount rates to be used based on the risk inherent in the related activity’s current business model and industry comparisons. Terminal values are based on the expected life of assets, forecasted life cycle and forecasted cash flows over that period.

The table below presented the allocation of purchase price to the major classes of assets and liabilities acquired as of May 11, 2020:

	Amount Allocated
	RMB	US$
Cash and cash equivalents	15,200	2,147
Other current assets	2,200	311
Other current liabilities	(14,200)	(2,005)
Acquired intangible assets:
- Software	4,133	584
- Related deferred tax liability	(1,033)	(147)

Total cash consideration paid	6,300	890

n)	Disposal of VIE’s subsidiaries to entities under common control

For the Group’s consolidated VIEs’ subsidiaries that were disposed to entities controlled by the same owners as the Group, substantially no gain or loss was recognized in earnings in the reporting period when the VIEs’ subsidiaries were disposed. As such, for the years ended June 30, 2018, 2019 and 2020, a deemed net distribution to the shareholders of RMB740, RMB5,205 and nil, as a result of such disposals, were recorded in the Group’s additional paid-in capital, respectively.

o)	Revenue recognition

In accordance with ASC Topic 606, which the Group early adopted from July 1, 2017, revenues are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

the consideration the Group expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Group performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Wealth management service

Revenue generated from providing wealth management service represents one-time distribution commissions and performance-based income the Group earns by serving as a financial products distributor.

One-time distribution commissions

One-time distribution commissions generated from the Group’s wealth management service are earned from distribution of various financial products (mostly private-raised fund products) on behalf of the financial product issuers.

The Group enters into distribution agreements with the financial product issuers to specify key terms and conditions of each arrangement, which among other things, include a pre-agreed one-time distribution commission entitled by the Group in exchange for its distribution service. Such one-time distribution commissions entitled by the Group do not include rights of return, credits or discounts, rebates, price protection or other similar privileges, once earned.

One-time distribution commissions are separately negotiated for each agreement, and is calculated based on a pre-agreed annualized rate, the fixed lock-up period of the financial products (days), and total amounts purchased by the investors through the Group’s distribution channels.

Revenues from one-time distribution commissions are recognized at a point in time upon establishment of a financial product, which is when the single performance obligation to provide distribution service of financial products on behalf of the product issuer to investors is fulfilled. The Group defines the “establishment of a financial product” for its revenue recognition purpose as the time when both of the following two criteria are met: (1) the investor referred by the Group has entered into a purchase or subscription contract with the product issuer and (2) the product issuer has issued a formal notice to confirm the establishment of a financial product. Different types of wealth management products would have the same timing on recognition of revenue but different commission rate.

The one-time distribution commissions are earned and recognized when each individual investment is made, while the commission payments received from the product issuers are made in accordance with payment schedule agreed between the Group and the product issuer, which is usually less than three months after the end of the fund raising period.

Performance-based income

In some of the Group’s fund distribution arrangements, the Group is also entitled to a performance-based income, which is based on the extend by which the related fund’s investments performance exceeds a hurdle rate. Such performance-based fees are a form of variable consideration, and are typically calculated and distributed when the cumulative return of the fund can be determined.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

Such performance-based income is typically recognized as revenues at a point in time, usually when the fund liquidates and the cumulative return of the fund can be determined.

The Group does not bear any loss from the investors’ investments nor provides any guarantees of return with respect to the products it distributes.

Insurance brokerage service

Revenues generated from providing insurance brokerage service represents one-time commission the Group earns by serving as a broker to an insurance company through facilitating the sales of various insurance products offered by the insurance companies. The single performance obligation identified is to provide facilitation service to the insurance companies, i.e. to refer clients to buy the customers’ insurance products. The brokerage service commission are earned when each individual insurance transaction is completed and a cooling off period has elapsed.

The Group enters into insurance brokerage service contracts with insurance companies to specify key terms and conditions of each arrangement, which among other things, include a pre-agreed one-time commission entitled by the Group in exchange for its sales facilitation service provided to the insurance companies. These commissions is normally calculated as a percentage (which varies depending on the type of insurance products involved) of the premium to the insurance companies from sales facilitated by the Group in respect of an insurance product. The insurance companies have the right to amend the prospective commission percentage from time to time at their entire discretion by giving written notice to the Group.

The one-time commissions do not include credits or discounts, rebates, price protection or other similar privileges, once earned, but are subject to clawback under all circumstances that results in a refund of premium from the insurance companies to its clients.

The clawback provision entitled the insurance companies to recall any payment previously paid to the Group or to set off against any future payment. During the years ended June 30, 2018, 2019 and 2020, there were revenue amounted HKD0.07 million, HKD0.03 million and HKD1.0 million subject to clawback. The Group evaluates and updates its estimates of the clawback provision of each contract at each reporting date, based on historical experiences and various other assumptions that the Group believes to be reasonable under the circumstances and concludes that the occurrence of clawback from insurance companies is considered remote.

The commission payment term from insurance companies is normally on a semi-month basis, with payment paid within 6-26 days after the amount of service fee of previous statement was confirmed by the both parties.

As a result, the Group recognizes the one-time commissions at a point in time when earned upon the end of the cooling off period of each insurance product sales contract signed by the insurance companies with its clients, of which the transaction was facilitated by the Group, as the Group believes that it is probable that a significant reversal in the cumulative amount of revenue recognized would not occur. The Group defines the “cooling off period” for its revenue recognition purpose as the period that the clients can unconditionally cancel their insurance contract and obtain refund after the contract has established. The performance obligation to provide referral can only be fulfilled after the cooling off period.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

Asset management service

Revenues generated from providing asset management service represents management fees and performance-based income the Group earns by serving as a fund manager.

Management fees

Management fees generated from the Group’s asset management service are earned from providing daily fund property management service throughout the contractual period for managing the funds, which represents a performance obligation that is satisfied over time.

Revenues of fund management fees are recognized over time on a monthly basis over the contracts term, which is calculated in accordance with the respective fund contract, either as a percentage of the total investments made by the investors to the fund or as a percentage of the fair value of the fund’s net assets, calculated daily. Fund management fees entitled by the Group do not include any rights of return, credits or discounts, rebates, price protection or other similar privileges, once determined.

Performance-based income

In a typical asset management arrangement in which the Group serves as a fund manager, beside management fee, the Group is also entitled to a performance-based fee based on the extent by which the fund’s investment performance exceeds a certain threshold. The performance-based fees earned by the Group are a form of variable consideration in the Group’s asset management contracts with customers.

Such revenues of performance-based income from providing asset management service is recognized at a point in time when the performance of the fund can be determined.

Others

Revenue generated from others mainly represents referral service fee for oversea property purchases and information technology service fee for providing transaction process management service to fund managers. These revenues are recognized at a point in time based on the value of property purchased and the fund-raising amount of the products

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

The following tables present the Group’s revenues disaggregated by service line and timing of revenue recognition:

	Year Ended June 30, 2018
	Wealth Management	Insurance Brokerage	Assets Management	Total Net Revenues
	RMB	RMB	RMB	RMB
Revenues recognized at a point in time	1,081,757	36,717	740	1,119,214
Revenues recognized over time	-	-	32,185	32,185

Total	1,081,757	36,717	32,925	1,151,399

	Year Ended June 30, 2019
	Wealth Management	Insurance Brokerage	Assets Management	Total Net Revenues
	RMB	RMB	RMB	RMB
Revenues recognized at a point in time	1,062,420	71,969	1,422	1,135,811
Revenues recognized over time	-	-	10,801	10,801

Total	1,062,420	71,969	12,223	1,146,612

	Year Ended June 30, 2020
	Wealth Management	Insurance Brokerage	Assets Management	Others	Total Net Revenues
	RMB	RMB	RMB	RMB	RMB
Revenues recognized at a point in time	1,183,468	90,966	-	5,809	1,280,243
Revenues recognized over time	-	-	4,620	-	4,620

Total	1,183,468	90,966	4,620	5,809	1,284,863

Amounts in US$	167,168	12,849	653	821	181,491

p)	Compensation and benefit

Compensation and benefits primarily include base salary, sales commission and other compensation and benefits of the Group’s relationship managers, who directly contribute to the Group’s revenues generation activities, such as distribution of fund products and insurance products.

Unpaid commissions were separately presented as commission payable and commission payable-long term on the Group’s consolidated balance sheets, depending on whether the amounts are expected to be paid within or after one year of each reporting date.

q)	Income taxes

The Group follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of income and comprehensive income in the period that includes the enactment date.

r)	Uncertain tax positions

The Group uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of the Group’s Hong Kong and PRC subsidiaries and VIEs are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No. 11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the years ended June 30, 2018, 2019 and 2020, the Group did not have any material interest or penalties associated with tax positions. The Group did not have any significant unrecognized uncertain tax positions as of June 30, 2018, 2019 or 2020. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

s)	Share-based compensation

The Group’s share-based payment transactions with employees are measured based on the grant-date fair value of the instruments, with recognition of either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria. Refer to Note 18 for details.

t)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of chief executive officer of the Group’s management team. Consequently, the Group has determined that it has only one reportable operating segment, which is the provision of financial services.

u)	Comprehensive income

Comprehensive income includes all changes in equity from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the years presented, total comprehensive income included foreign currency translation adjustments.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

v)	Earnings per share

Basic earnings per share is computed by dividing income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary shares issuable upon the conversion of the convertible preferred shares are included in the computation of diluted earnings per share on an “if-converted” basis when the impact is dilutive. For the years ended 2018, 2019 and 2020, the Company does not have any dilutive shares.

w)	Commitments and contingencies

The Group accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

As of June 30, 2018, 2019 and 2020, the Group recognized RMB4,093, RMB7,407 and RMB9,037 contingent liabilities, respectively, relating to litigations against Hywin Wealth Management, which liabilities the Group believed that probably had been incurred as of each reporting date and the amount of the losses could be reasonably estimated. Contingent liabilities recognized by the Group were included in the Group’s other payables and accrued liabilities account.

x)	Recent issued or adopted accounting standards

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. All other entities shall adopt the amendments in this ASU for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842)–Targeted Improvements”, which provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date (such as January 1, 2019, for calendar year-end public business entities) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)-Effective date”, which defer the effective date for all other entities by an additional year to for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Group, as an emerging growth company, is taking advantage of the extended transition period offered to private entities and will adopt the amendments in this ASU for its fiscal year ending June 30, 2022. The Group is

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

3.	Summary of Significant Accounting Policies (Continued)

currently evaluating the impact on its consolidated financial position and results of operations upon adopting the leasing standard

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. As a result of the issuance of ASU No. 2019-10 as discussed above, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this ASU eliminate, add and modify certain disclosure requirements for fair value measurements. The amendments in this ASU, among other things, require public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and entities are permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The Group does not expect the adoption of these amendments to have a material impact on its consolidated financial position and results of operations.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group’s consolidated financial position and results of operations upon adoption.

4.	Deposits, Prepayments and Other Current Assets

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Deposits for office spaces leases	33,498	35,529	26,351	3,722
Prepaid rental and property management fee	14,504	14,623	11,351	1,603
Consideration receivable related to disposal of a VIE’s subsidiary (1)	-	2,310	-	-
Prepaid listing fee	-	-	3,973	561
Other current assets	3,337	2,538	1,776	252

	51,339	55,000	43,451	6,138

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

4.	Deposits, Prepayments and Other Current Assets (Continued)

(1)

The amount represented the cash consideration receivable due from the third party acquiror of Shanghai Ziji, an indirect subsidiary of Hywin Wealth Management, which was disposed in March 2019. This consideration receivable was collected by the Group in November 2019.

5.	Property and Equipment, Net

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Leasehold improvements	89,601	101,595	114,143	16,123
Electronic equipment	41,201	44,318	42,526	6,007
Furniture, fixtures and other equipment	19,981	21,193	21,834	3,084
Motor vehicles	4,400	4,400	2,806	396

Property and equipment, cost	155,183	171,506	181,309	25,610
Less: accumulated depreciation	(103,500)	(128,709)	(147,193)	(20,791)

	51,683	42,797	34,116	4,819

Depreciation expenses for the years ended June 30, 2018, 2019 and 2020 were approximately RMB31,529, RMB27,022 and RMB23,617 respectively.

For the years ended June 30, 2018, 2019 and 2020, no impairment loss was recognized for the Group’s property and equipment.

6.	Intangible Assets, Net

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Computer software	6,597	14,371	19,936	2,816
Licenses	12,930	13,490	16,542	2,337

Intangible assets, cost	19,527	27,861	36,478	5,153
Less: accumulated amortization	(3,546)	(4,958)	(7,055)	(997)
Less: impairment	(844)	(844)	-	-

	15,137	22,059	29,423	4,156

Amortization expenses for the years ended June 30, 2018, 2019 and 2020 were approximately RMB1,364, RMB1,413 and RMB2,589, respectively.

For the year ended June 30, 2018, the Group recognized RMB844 impairment loss in its general and administrative expense, associated with an online financial products distribution platform abandoned by the Group. For the years ended June 30, 2019 and 2020, no impairment loss was recognized for the Group’s intangible assets.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

7.	Investors’ Deposit

The balance represents the investors’ uninvested cash balances temporarily deposited in the Groups bank account. These deposits were under the custody and supervision of the designated financial institution as required by CSRC, for the purpose of preventing misuse of investors’ funds.

8.	Other Payables and Accrued Liabilities

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Value added tax and other taxes payable	6,313	33,026	80,098	11,314
Accrued payroll	14,931	29,700	38,821	5,484
Service fee payable (1)	-	-	13,639	1,926
Payables related to office rental and property management fee	3,676	4,848	10,308	1,456
Contingent liabilities related to legal proceedings (2)	4,093	7,407	9,037	1,277
Equity purchase payable (3)	-	-	6,300	890
Payable related to income tax overdue charges	-	3,787	-	-
Deposit payable	2,000	2,000	-	-
Short-term loans payable to third parties (4)	3,286	6,984	-	-
Other current liabilities	7,550	9,219	10,684	1,509

	41,849	96,971	168,887	23,856

(1)	These are mainly payables to third-party information technology service providers.
(2)

Hywin Wealth Management is currently a defendant of eight interrelated civil proceedings, prosecuted by three individual investors, which related to contracts fraud and misrepresentation conducted by a former relationship manager of the Group. Based on the assessment of the Group as of each reporting date, the ruling of these cases was probable in favor of the plaintiffs. As a result, the Group accrued RMB4,093, RMB7,407 and RMB9,037 contingent liabilities as of June 30, 2018, 2019 and 2020, respectively, based on the estimated losses that it would suffer from the outcome of these civil proceedings.

(3)	This amount represented the cash consideration payable to a third-party for the acquisition of Shanghai Ziji in May 2020.
(4)

These loans were borrowed by the Group from its third-party business partners for the purpose of supplementing the Group’s short-term working capital needs, which were unsecured, non-interest bearing and payable on demand. All short-term loans payable to third parties as of June 30, 2019 have been repaid to the respective third parties in 2020.

9.	Income Taxes

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

9.	Income Taxes (Continued)

British Virgin Islands (“BVI”)

Under the current laws of the BVI, the Group’s subsidiaries incorporated in BVI are not subject to tax on income or capital gains. Additionally, upon payments of dividends by these BVI companies to its respective shareholders, no BVI withholding tax will be imposed.

Hong Kong, PRC

Under the current HK tax laws, before April 1, 2018, the income tax rate of Hong Kong was 16.5%. Effective from April 1, 2018, a two-tier corporate income tax system was officially implemented in Hong Kong, which is 8.25% for the first HK$2.0 million profits, and 16.5% for the subsequent profits. Under the HK tax laws, it is exempted from the Hong Kong income tax on its foreign-derived income. In addition, payments of dividends from Hong Kong subsidiaries to the Company are not subject to any Hong Kong withholding tax.

Mainland, PRC

The Group’s PRC subsidiaries and VIEs are governed by the income tax law of the PRC and are subject to the PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises.

For the years ended June 30, 2018, 2019 and 2020, the income tax rate of all the Group’s PRC subsidiaries and VIEs is 25%, except for Shanghai Ziji which enjoyed 15% preferential income tax rate since December 2019.

For the years ended June 30, 2018, 2019 and 2020, the Group’s income tax expense consisted of:

	Years Ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Current	(44,118)	(38,801)	(51,512)	(7,276)
Deferred	(196)	788	749	106

	(44,314)	(38,013)	(50,763)	(7,170)

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

9.	Income Taxes (Continued)

A reconciliation of the income tax expense determined at the PRC statutory income tax rate to the Group’s actual income tax expense is as follows:

	Years Ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Income before income tax expense	86,402	99,473	156,914	22,165
PRC statutory income tax rate	25%	25%	25%	25%

Income tax at PRC statutory income tax rate	(21,601)	(24,868)	(39,229)	(5,541)
Impact of different tax rates in other jurisdictions	(3,711)	(1,558)	(3,823)	(540)
Preferential tax treatments and tax holiday effects	-	143	43	6
Super deduction of qualified R&D expenditures	332	-	2	1
Expenses not deductible	(8,361)	(5,201)	(5,621)	(794)
Valuation allowance on deferred tax assets	(10,973)	(6,529)	2,135	302

Income tax expense	(44,314)	(38,013)	(50,763)	(7,170)

The Group’s deferred tax liabilities were recorded as a result of recognition of the identifiable intangible assets acquired from various acquisition transactions. The Group’s deferred tax liabilities at June 30, 2020 and changes for the three years then ended were as follows:

Amount
RMB
Balance as of June 30, 2017	511
Increase during the year	1,637
Exchange translation adjustment	(15)

Balance as of June 30, 2018	2,133
Exchange translation adjustment	93

Balance as of June 30, 2019	2,226

Increase during the year	1,667
Decrease due to amortization of intangible assets	(17)
Exchange translation adjustment	85

Balance as of June 30, 2020	3,961

Amount in US$	560

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

9.	Income Taxes (Continued)

The Group’s deferred tax assets at June 30, 2018, 2019 and 2020 were as follows:

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Tax loss carry forward	13,993	20,520	9,242	1,305
Contingent losses related to legal proceedings	1,023	1,852	2,259	319
Others	-	-	329	47
Less, valuation allowance	(13,954)	(20,520)	(9,247)	(1,306)

	1,062	1,852	2,583	365

The Group’s deferred tax assets valuation allowance at June 30, 2020 and changes for the three years then ended were as follows:

Amount
RMB
Balance as of June 30, 2017	2,985
Increase during the year	10,973
Exchange translation adjustment	(4)

Balance as of June 30, 2018	13,954

Increase during the year	6,529
Exchange translation adjustment	37

Balance as of June 30, 2019	20,520

Increase during the year	2,135
Decrease due to disposal of VIEs’ entities	(13,771)
Increase due to acquisition of VIEs’ entities	279
Exchange translation adjustment	84

Balance as of June 30, 2020	9,247

Amount in US$	1,306

Total net operating losses (NOLs) carryforwards of the Group’s VIEs in mainland China is RMB53,162, RMB74,929 and RMB26,049 as of June 30, 2018, 2019 and 2020, respectively. The NOLs carryforwards of the Group’s VIEs in mainland China as of June 30, 2020 will expire between the calendar years 2022 through 2026. The NOLs carryforwards of the Group’s VIEs in Hong Kong is RMB4,204, RMB10,712 and RMB16,804 as of June 30, 2018, 2019 and 2020, respectively. The NOLs of the Group’s VIEs in Hong Kong can be carried forward indefinitely. The related deferred tax assets were calculated based on the respective net operating losses incurred by each of the consolidated VIEs and the respective corresponding enacted tax rate that will be in effect in the period in which the losses are expected to be utilized.

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

9.	Income Taxes (Continued)

periods, the Group’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. The Group’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax laws. For the years ended June 30, 2018 and 2019, the Group recorded approximately RMB10,973 and RMB6,529 valuation allowance, respectively, because it is considered more likely than not that a portion of the deferred tax assets will not be realized through sufficient future earnings of the entities to which the operating losses related. For the year ended June 30, 2020, the Group recorded reversal of valuation allowance in a net amount of RMB11,357 mainly due to the disposal of VIEs’ entities.

The current EIT law also imposes a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China. A lower withholding tax rate will be applied if there is a tax treaty arrangement between mainland China and the jurisdiction of the foreign holding company.

10.	Ordinary Shares

On August 27, 2019, the Company repurchased and canceled all previous issued and outstanding ordinary shares and increased its authorized share capital to US$50 by the authorization of 500,000,000 shares with a par value of US$0.0001 each. On the same day, the Company issued an aggregate of 50,000,000 ordinary shares at a price of US$0.0001 per share for a total consideration of US$5, pro-rata to the shareholders of the Company as of such date. In accordance with SEC SAB Topic 4, the nominal share issuance was accounted for as a stock split and that all share and per share information has been retrospectively restated to reflect such stock split for all periods presented.

As of June 30, 2018, 2019 and 2020, 50,000,000 ordinary shares were issued at par value, equivalent to share capital of US$5, which number of shares was same as that outstanding as of the issuance date of the financial statements.

11.	Profit Distribution

On May 30, 2019, one of the Group’s consolidated VIEs, Hywin Wealth Management declared to distribute RMB150,000 profit to its shareholders, which resulted in an RMB127,500 and RMB22,500 dividend payable to Hywin Financial Holding Group Co., Ltd. (“Hywin Financial Holdings”) and Ms. Wang Dian, respectively. Hywin Financial Holdings and Ms. Wang Dian holds 85% and 15% equity interest of Hywin Wealth Management, respectively. The dividend payable to Hywin Financial Holdings was used to partially offset the amount due from this entity as of June 30, 2019. No dividends were declared and paid during the years ended June 30, 2018 and 2020.

12.	Restricted Net Assets

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiary and VIEs, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its PRC subsidiary and VIEs. Relevant PRC statutory laws and regulations permit payments of dividends by its PRC subsidiary and VIEs only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiary and VIEs included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

12.	Restricted Net Assets (Continued)

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Hywin WFOE is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC consolidated VIEs are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s PRC subsidiary and VIEs are restricted in their ability to transfer a portion of their net assets to the Company. As of June 30, 2018, 2019 and 2020, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Group’s PRC subsidiary and VIEs, that are included in the Company’s consolidated net assets were approximately RMB530,135, RMB537,399 and RMB552,959, respectively.

Financial information of Parent Company

The Company was incorporated on July 19, 2019 and became parent company of the Group upon the completion of the Reorganization on September 29, 2019. The following disclosures presented the financial positions of the Parent Company as of June 30, 2018, 2019 and 2020, and results of operations and cash flows for the years ended June 30, 2018, 2019 and 2020, as if the current corporate structure has been in existence throughout the periods presented.

The condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries and VIEs.

The Parent Company, its subsidiaries and VIEs were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. For the purpose of the Parent Company’s condensed financial statements, its investments in subsidiaries and VIEs are reported using the equity method of accounting.

The Company is a Cayman Islands company, therefore, is not subjected to income taxes for all years presented.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

12.	Restricted Net Assets (Continued)

Balance Sheets

(In thousands, except for share and per share data, or otherwise stated)

	As of June 30,
	2018	2019	2020	2020
	(RMB)	(RMB)	(RMB)	(US$)
Assets
Investments in subsidiaries and VIEs	487,645	391,187	500,257	70,663

Total Assets	487,645	391,187	500,257	70,663

Liabilities and Equity

Equity:
Ordinary shares (US$0.0001 par value; authorized 500,000,000 shares; issued and outstanding 50,000,000 shares as of June 30, 2018, 2019 and 2020, respectively)	34	34	34	5
Additional paid-in capital	499,226	494,021	500,581	70,708
Accumulated deficit	(11,708)	(100,248)	5,903	834
Accumulated other comprehensive income/(loss)	93	(2,620)	(6,261)	(884)

Total equity	487,645	391,187	500,257	70,663

Total Liabilities and Equity	487,645	391,187	500,257	70,663

Statements of Operations

(In thousands, except for share and per share data, or otherwise stated)

	Years Ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Share of income (loss) from subsidiaries and VIEs	42,088	(88,540)	106,151	14,995

Net income (loss)	42,088	(88,540)	106,151	14,995

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

12.	Restricted Net Assets (Continued)

Statements of Cash Flows

(In thousands, except for share and per share data, or otherwise stated)

Years Ended June 30,
	2018	2019	2020	2019
	RMB	RMB	RMB	US$
Cash flows from operating activities	-	-	-	-
Cash flows from investing activities	-	-	-	-
Cash flows from financing activities	-	-	-	-
Effect of exchange rate changes	-	-	-	-
Net change in cash and cash equivalents	-	-	-	-
Cash and cash equivalents at beginning of the year	-	-	-	-

Cash and cash equivalents at end of the year	-	-	-	-

13.	Employee Defined Contribution Plan

Full time employees of the Group’s subsidiaries and VIEs in mainland and Hong Kong, the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. The related labor regulations of mainland and Hong Kong, PRC require that the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The employee benefits were expensed as incurred. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits were approximately RMB54,819, RMB58,206 and RMB51,000 for the years ended June 30, 2018, 2019 and 2020, respectively.

14.	Concentration of Risk

Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, short-term loan receivables, due from related parties and deposit to suppliers. As of June 30, 2020, all of the Groups’ cash and cash equivalents and restricted cash was held by major financial institutions located in Mainland and Hong Kong, China. The Group believes that these financial institutions located in Mainland and Hong Kong China are of high credit quality. For accounts receivable, short-term loan receivables, due from related parties and deposit to suppliers, the Group extends credit based on an evaluation of the customer’s or other parties’ financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the Group delegated a team responsible for credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Group considers that the Group’s credit risk for accounts receivable, short-term loan receivables, due from related parties and deposit to suppliers is significantly reduced.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

14.	Concentration of Risk (Continued)

Concentration of customers

The following tables summarized the information about the Group’s concentration of customers for the years ended June 30, 2018, 2019 and 2020 or as of June 30, 2018, 2019 and 2020, respectively:

	A	B	C	D	E (1)	F	G	H	I
Year Ended June 30, 2020
Revenues, customer concentration risk	26%	15%	10%	*	-	-	-	-	-
Year Ended June 30, 2019
Revenues, customer concentration risk	-	-	-	16%	*	*	*	*	*
Year Ended June 30, 2018
Revenues, customer concentration risk	-	-	-	*	27%	20%	*	*	*
As of June 30, 2020 (2)
Accounts receivable (from third parties and related parties), customer concentration risk	22%	34%	*	*	-	-	-	-	-
As of June 30, 2019 (2)
Accounts receivable (from third parties and related parties), customer concentration risk	-	-	-	23%	*	*	11%	*	*
As of June 30, 2018 (2)
Accounts receivable (from third parties and related parties), customer concentration risk	-	-	-	-	*	16%	*	15%	14%

(1)	A related party of the Group.
(2)

The denominator for the calculation of accounts receivable, customer concentration risk was the total amount of accounts receivable from third parties and accounts receivable from related parties (as disclosed in Note 15 below) as of June 30, 2018, 2019 and 2020, respectively.

*	Less than 10%.
-	No transaction incurred for the reporting period/no balance existed as of the reporting date.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

15.	Related Party Balances and Transactions

The following is a list of the related parties with whom the Group conducted significant transactions during the three years ended June 30, 2020, and their relation with the Group:

Name of the related parties	Relation with the Group
Hywin Financial Holding Group Co., Ltd. (“Hywin Financial Holdings”)	An entity ultimately controlled by Mr. HAN Hongwei

Ms. WANG Dian	Senior executive officer

Ms. WANG Pei	Spouse of Mr. HAN Hongwei

Mr. HAN Wangjuncheng	Son of Mr. HAN Hongwei

Yushang Group Co., Ltd.	a direct subsidiary of Hywin Financial Holdings

Shanghai Yushang Commodity International Trade Co., Ltd.	an indirect subsidiary of Hywin Financial Holdings

Shanghai Youqiding Asset Management Co., Ltd.	an indirect subsidiary of Hywin Financial Holdings

Hywin Asset Management Co., Ltd.	a direct subsidiary of Hywin Financial Holdings

Tibet Haiyinhui Network Technology Co., Ltd.	an entity ultimately controlled by Mr. HAN Hongwei

Yinling Group Entities:	Entities controlled by Ms. WANG Dian

Shanghai Yinling Industrial Co., Ltd. (Former Name: Yinling Finance Lease (Shanghai) Co., Ltd.)

Shanghai Yinling Financial Information Service Co., Ltd.

Shanghai Yinling Equity Investment Fund Co., Ltd.

Shanghai Yinling Asset Management Co., Ltd.

Shanghai Liuyi Industrial Co., Ltd. (Former Name: Shanghai Yinlin Commercial Factoring Co., Ltd.)

Five Bulls Group Entities:	Entities controlled by an immediate family member of Mr. HAN Hongwei

Shanghai Five Bulls Asset Management Co., Ltd.

Five Bulls International Holding Group Limited

Five Bulls Holdings Limited

Shenzhen Five Bulls Equity Investment Fund Management Co., Ltd.

Affiliated companies of Shenzhen Five Bulls Equity Investment Fund Management Co., Ltd. and Five Bulls Holdings Limited

Shanghai Ciliu Laizhao Investment Center (limited Partnership) (Former name: Shanghai Wuniu Zunye Investment Center (Limited Partnership))

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

15.	Related Party Balances and Transactions (Continued)

Name of the related parties	Relation with the Group

Real Estate Group Entities:	Entities controlled by an immediate family member of Mr. HAN Hongwei

Shanghai Lanyun Real Estate Co., Ltd.

Shanghai Danxiao Real Estate Co., Ltd.

Shanghai Suxiao Real Estate Co., Ltd.

Shanghai Yulan Real Estate Co., Ltd.

Shanghai Yubi Real Estate Co., Ltd.

Shanghai Biyu Real Estate Co., Ltd.

As of June 30, 2018, 2019 and 2020, the related party balances of the Group are listed as follows:

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Amount due from related parties
Accounts receivable from related parties for wealth management and asset management services provided (1):

Yinling Group Entities	59,612	31,494	-	-
Five Bulls Group Entities	5,665	1,600	-	-

	65,277	33,094	-	-

Deposit and prepayment to related parties for office lease contracts:

Real Estate Group Entities	4,439	2,248	2,248	318

Amounts lent to related parties (2):

Hywin Financial Holding Group Co., Ltd. (“Hywin Financial Holdings”)	277,678	164,432	273,768	38,670
Shanghai Yushang Commodity International Trade Co., Ltd.	40,000	40,000	-	-
Yushang Group Co., Ltd.	1,368	334	-	-
Shanghai Youqiding Asset Management Co., Ltd.	7,000	4,771	-	-
Hywin Asset Management Co., Ltd.	-	2,176	-	-

	326,046	211,713	273,768	38,670

Due from related parties related to disposal of VIEs’ subsidiaries:

Shanghai Yushang Commodity International Trade Co., Ltd. (3)	10,000	-	-	-

Ms. WANG Pei (4)	-	45,756	45,756	6,463

	10,000	45,756	45,756	6,463

Due from related parties-total	405,762	292,811	321,772	45,451

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

15.	Related Party Balances and Transactions (Continued)

	As of June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Amount due to related parties
Consulting service fee payable to a related party:

Shanghai Yinling Financial Information Service Co., Ltd.	14,741	-	-	-

Payable to related parties related to office lease contracts:

Yushang Group Co., Ltd.	5,121	5,121	-	-
Real Estate Group Entities	1,001	28,339	34,726	4,905

	6,122	33,460	34,726	4,905

Loans borrowed from related parties (5):
Tibet Haiyinhui Network Technology Co., Ltd.	-	754	-	-
Wang Dian	-	-	1,941	274
Han Yu	-	-	19	3
Yushang Group Co., Ltd.	-	-	7	1
Han Wangjuncheng	-	-	61	9

	-	754	2,028	287

Dividend payable to a related party:

Ms. Wang Dian	-	22,500	22,500	3,178

Due to related parties-total	20,863	56,714	59,254	8,370

For the years ended June 30, 2018, 2019 and 2020, the related party transactions summarized by different natures are as follows:

	For the years ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Wealth management and asset management services revenues from related parties

Yinling Group Entities	57,847	47,132	-	-
Hywin Asset Management Co., Ltd.	-	-	3,615	511
Five Bulls Group Entities	332,639	900	-	-

	390,486	48,032	3,615	511

Rental expenses charged by related parties

Yushang Group Co., Ltd.	3,345	-	-	-
Real Estate Group Entities	30,374	28,399	32,268	4,558

	33,719	28,399	32,268	4,558

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

15.	Related Party Balances and Transactions (Continued)

	For the years ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Service fee charged by related parties

Technical service fee charged by Hywin Financial Holding Group Co., Ltd.	9,151	-	-	-
Consulting service fee charged by Shanghai Yinling Financial Information Service Co., Ltd.	2,278	277	-	-

	11,429	277	-	-

Net loans borrowed from/lent to related parties (5)

Loans lent to related parties, net
Hywin Financial Holding Group Co., Ltd.	277,678	69,118	107,160	15,137
Shanghai Yushang Commodity International Trade Co., Ltd.	40,000	-	-	-
Shanghai Youqiding Asset Management Co., Ltd.	7,000	-	-	-

	324,678	69,118	107,160	15,137

Collection of loans lent to related parties, net
Yushang Group Co., Ltd.	25,800	-	-	-
Shanghai Yushang Commodity International Trade Co. Ltd.	-	-	40,000	5,650
A Five Bulls Group entity	264,245	-	-	-
Yushang Group Co., Ltd.	-	-	334	47
Shanghai Youqiding Asset Management Co., Ltd.	-	2,229	4,771	674

	290,045	2,229	45,105	6,371

Loans borrowed from related parties, net	-	754	-	-
Tibet Haiyinhui Network Technology Co., Ltd.	-	-	1,941	274
Wang Dian	-	-	19	3
Han Yu	-	-	7	1
Yushang Group Co., Ltd.	-	-	61	9

Han Wangjuncheng	-	754	2,028	287

Repayment of loans borrowed from related parties, net
Hywin Financial Holding Group Co., Ltd.	104,695	-	-	-
Tibet Haiyinhui Network Technology Co., Ltd	-	-	754	107

	104,695	-	754	107

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

15.	Related Party Balances and Transactions (Continued)

Note 1	The aging schedule of the accounts receivable from related parties is as follows:

	For the years ended June 30,
	2018	2019	2020	2020
	RMB	RMB		US$
Less than 3 months	9,424	583	-	-
More than 3 months and less than 1 year	28,530	8,641	-	-
More than 1 year	27,323	23,870	-	-

Total	65,277	33,094	-	-

The roll forward schedule of accounts receivable from related parties is as follows:

	Amount
	RMB	US$
Balance as of July 1, 2018	65,277	9,221
Revenue	50,914	7,191
Collection	(78,077)	(11,029)
Disposal of subsidiary	(5,020)	(709)

Balance as of June 30, 2019	33,094	4,674

Revenue	3,832	541
Collection	(36,926)	(5,215)

Balance as of June 30, 2020	-	-

Note 2	These loans were lent to related parties for the purpose of supporting the business development of these related parties, which are unsecured, interest free and payment on demand. These loans have been fully settled as of the date of this report.
Note 3	Amount due from Shanghai Yushang Commodity International Trade Co., Ltd. as of June 30, 2018 was the cash consideration receivable related to disposal of a subsidiary of Hywin Wealth Management, which has been collected in June 2019.
Note 4

Amount due from Ms. Wang Pei as of June 30, 2019 and 2020 represented the cash consideration receivable related to the disposal of 15% equity interest of a subsidiary of Hywin Wealth Management in June 2019. The disposal has been subsequently revised to dispose the equity interest to Hywin Financial Holdings instead of Ms. Wang Pei with a same consideration in August 2020. The balance has been fully settled as of the date of this report.

The change of disposal did not have impact on the Company’s consolidated financial statements, because the Company did not maintain any control of the subsidiary since the disposal in June 2019.

Note 5	The loans lent to/borrowed from the related party are unsecured, interest free and payment on demand.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

16.	Commitments and Contingencies

The following table sets forth the Group’s operating lease commitment as of June 30, 2020:

	Office Rental
	RMB	US$
Year ending June 30,
-2021	107,106	15,258
-2022	69,616	9,917
-2023	11,483	1,636
-2024	546	77
-2025	-	-
thereafter	-	-

Total	188,751	26,888

For the years ended December 31, 2018, 2019 and 2020, rental expenses under operating leases were approximately RMB121,723, RMB125,603 and RMB125,828, respectively.

Based on management’s assessment of the outcome of the legal proceedings as discussed in Note 8, the Group accrued RMB4,093, RMB7,407 and RMB9,037 contingent liabilities as of June 30, 2018, 2019 and 2020, respectively.

17.	Earnings Per Share

Basic and diluted earnings per share for each of the years presented is calculated as follows:

	Years Ended June 30,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Numerators
Net Income	42,088	61,460	106,151	14,995
Denominators
Weighted average number of ordinary shares outstanding-Basic and diluted	50,000,000	50,000,000	50,000,000	50,000,000

Earnings per ordinary share-Basic and diluted	0.84	1.23	2.12	0.30

For the years ended June 30, 2018, 2019 and 2020, the effects of all outstanding options issued by one of the Group’s consolidated VIEs before the Reorganization were excluded from the computation of diluted earnings per share, as their effects would be anti-dilutive.

18.	Share-based Compensation

On January 1, 2016, January 1, 2017 and January 8, 2018, one of the Group’s consolidated VIEs, Hywin Wealth Management granted and issued options to its employees for the purchase of an aggregate of 8,998,465 shares of Hywin Wealth Management. The option exercise price was set at RMB1.23, RMB1.35 and RMB1.83 per share for the options granted on January 1, 2016, 2017 and January 8, 2018, respectively. All these options were vested

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

18.	Share-based Compensation (Continued)

upon issuance. The options issued had a repurchase feature, which gave the awardees the right to require the Group to repurchase part or all of the options the employees hold for cash. Given the condition of the grants, vests, repurchases and exercises of the relevant options issued historically were all under similar conditions, the Group considered all these options were granted and issued under a share incentive plan, or the 2018 Option Plan.

On September 30, 2019, the Company adopted a share option plan (the “2019 Option Plan”) for the employees to purchase ordinary shares of the Company. Under the 2019 Option Plan, the maximum aggregate number of ordinary shares available for issuance would be 2,250,000 ordinary shares. Each grantee of the 2018 Option Plan entered into an amended grant letter with Hywin Wealth Management and the Company, all parties agreed to replace the issued and outstanding options granted by Hywin Wealth Management with the options granted by the Company under the 2019 Option Plan, and terminate the 2018 Option Plan, with each one option granted by the Company replacing ten options granted by Hywin Wealth Management. The exercise price replaced by the 2019 Option Plan was US$1.894, US$1.946 and US$2.801 per share for the options originally granted in January 1, 2016, 2017 and January 8, 2018, respectively. The 2019 Option Plan also granted to the employees 1,499,753 new options of the Company with nil exercise price. The exercise period of any options granted under the 2019 Option Plan shall start from one year after the IPO of the Company through December 31, 2023.

The options granted and issued under the 2018 Option Plan were treated as liabilities due to the repurchase feature attached, allowing the employees to cause the Company to repurchase part or all of the options they hold, which permitted the employees to avoid bearing the risks and rewards normally associated with equity share ownership. As a result, they were measured at fair value when granted and remeasured as of each reporting date, with the changes in fair value of these liability classified awards be recorded in earnings in each reporting period. As of September 30, 2019, the options granted and issued under the 2018 Option plan were replaced by the 2019 Option plan with no repurchase feature. According to ASC 718, the transaction was classified as modification from a liability award to an equity award. The aggregate amount of compensation cost recognized is generally the fair-value-based measure of the award on the modification date, and no longer has to be remeasured at a fair-value-based amount in each reporting period until settlement.

Expenses related to options granted and issued under the 2018 Option plan and losses/(gain) incurred as a result of increase/(decrease) in fair value of these option liabilities for the years ended June 30, 2018, 2019 and 3 months ended September 30, 2019 were recorded as share-based compensation expenses/(benefit) in the Group’s statement of income and comprehensive income.

The options under 2019 Option plan granted to employees contain an explicit service condition, which the options will be considered to be forfeited if the grantees resigned within 5 years after the dates they joined the 2018 Option plan or 2019 Option plan (“5-year condition”). Also all grantees were restricted to convert the options into ordinary shares until a certain period subsequent to the IPO date (“lock up period”). If the grantee resigned from the Company before the IPO or during the lock up period, the Company has the right to cancel their options. The 5-year condition and lock up period are service condition and the exercise of the options were contingent to the IPO, which is a performance condition. Under ASC 718, if the vesting (or exercisability) of an award is based on the satisfaction of both a service and performance condition, the entity must initially determine which outcomes are probable and recognize the compensation cost over the longer of the explicit or implicit service period. Because an IPO generally is not considered to be probable until the IPO is effective, the compensation cost of the 2019 Option plan will only be recognized upon the completion of IPO based on the fair value of grant date as the cumulative effect on current and prior periods of the change in the estimated number of

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

18.	Share-based Compensation (Continued)

awards for which the requisite service is expected to be rendered. As of the date hereof, however, the Company considered the obligation under the 2018 Option plan still exist after the replacement of 2019 Option plan because no forfeiture is expected due to the replacement. As a result, previously recorded share-based compensation liabilities as of September 30, 2019 (i.e. RMB6,560) based on fair value under 2018 Option plan was transferred to equity, and the change in value due to the replacement would be recognized after the IPO occurs.

The following table summarizes the option activities under the 2018 Option Plan during the years ended June 30, 2018, 2019 and 2020, respectively:

	Number of options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
Outstanding and exercisable, July 1, 2017	5,645,475	2.25	1.30
Granted/Vested	3,352,990	1.75	1.83
Forfeited	-	-	-
Exercised	-	-	-

Outstanding and exercisable, June 30, 2018	8,998,465	1.25	1.50

Granted/Vested	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Repurchased	(1,495,995)	1.08	1.23

Outstanding and exercisable, June 30, 2019	7,502,470	0.25	1.55

Granted/Vested	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Replaced by 2019 Option plan as of September 30, 2019	(7,502,470)	-	1.55

Outstanding and exercisable, June 30, 2020	-	-	-

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

18.	Share-based Compensation (Continued)

The Group estimated the fair value of these options using the Binomial option-pricing model, with assistant of an independent third-party valuation firm. The following table summarized the key assumptions developed and adopted by the Group for the determination of the options as of June 30, 2018, 2019 and September 30, 2019, respectively:

Options granted in 2016	As of June 30, 2018	As of June 30, 2019	As of September 30, 2019 (4)
Risk-free interest rate (1)	3.29%	2.61%	2.75%
Dividend yield (2)	0%	0%	0%
Expected volatility (3)	35.4%	47.4%	49.1%
Year to maturity (4)	1.25	0.25	Nil
Exercise Price (5) (RMB)	1.23	1.23	1.23
Fair value per ordinary share (6) (RMB)	1.55	3.13	2.43
Fair value per option (RMB)	0.45	1.91	1.20

Options granted in 2017	As of June 30, 2018	As of June 30, 2019	As of September 30, 2019 (4)
Risk-free interest rate (1)	3.29%	2.61%	2.75%
Dividend yield (2)	0%	0%	0%
Expected volatility (3)	35.4%	47.4%	49.1%
Year to maturity (4)	1.25	0.25	Nil
Exercise Price (5) (RMB)	1.35	1.35	1.35
Fair value per ordinary share (6) (RMB)	1.55	3.13	2.43
Fair value per option (RMB)	0.38	1.79	1.08

Options granted in 2018	As of June 30, 2018	As of June 30, 2019	As of September 30, 2019 (4)
Risk-free interest rate (1)	3.29%	2.61%	2.75%
Dividend yield (2)	0%	0%	0%
Expected volatility (3)	35.4%	47.4%	49.1%
Year to maturity (4)	1.25	0.25	Nil
Exercise Price (5) (RMB)	1.83	1.83	1.83
Fair value per ordinary share (6) (RMB)	1.55	3.13	2.43
Fair value per option (RMB)	0.17	1.32	0.60

(1)	The Group estimated the risk-free interest rate based on the yield of China Benchmark Bond with a maturity period close to the expected term of the options.
(2)	Dividend yield is based on the fact that the Group does not expect to pay any cash dividends in the foreseeable future.
(3)

The computation of expected volatility is based on the fluctuation of the historical share prices of comparable companies. When selecting the comparable companies whose stock prices had been used by the Group to determine its expected share price volatility, the selection criteria primarily included: i) companies which are primarily engaged in wealth management and asset management related businesses; ii) companies that have its primary operations in Greater China; and iii) relevant companies’ information is both available and publicly disclosed.

(4)	The maturity date of the options is assumed to be on September 30, 2019, as a new option plan, i.e. the 2019 Option Plan was adopted to replace the 2018 Option Plan on such date.
(5)	Exercise prices are the contract exercise prices of the options.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

18.	Share-based Compensation (Continued)

(6)

Fair value of the underlying ordinary shares is estimated by the Group using guideline publicly-traded comparable method under market approach with reference to the stock price of the comparable publicly-traded companies. In addition, the Group also considered various other factors that the Group believed to be reasonable under the circumstances, including its results of operations, financials position, external market conditions affecting the wealth management service industry, trends within the wealth management and assets management services industry etc.

For the year ended June 30, 2018, there were 3,352,990 options newly issued under the 2018 Option Plan, as a result, an amount of RMB136 of share-based compensation expenses was recognized for the year ended June 30, 2018. There were no newly issued options under 2018 Option Plan for the years ended June 30, 2019 and 2020.

In August 2018, Hywin Wealth Management repurchased 1,495,995 options issued and outstanding, which resulted in an amount of RMB674 decrease in share-based compensation liabilities.

The options granted and issued under the 2018 Option Plan were treated as liabilities due to the repurchase feature was attached. As a result, they were measured at fair value when granted and remeasured as of each reporting date. For the years ended June 30, 2018, 2019 and 2020, loss and gain related to changes in fair value of the option liabilities recorded as share-based compensation expenses/(benefit) in the Group’s statements of income and comprehensive income were expenses of RMB1,077, RMB5,558 and benefit of RMB369, respectively.

Liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of June 30, 2018, 2019 and 2020 is as follows:

		Fair value measurement at reporting date using
	As of June 30, 2018	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Share-based compensation liabilities	2,045	-	-	2,045

		Fair value measurement at reporting date using
	As of June 30, 2019	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Share-based compensation liabilities	6,929	-	-	6,929

There are no share-based compensation liabilities as of June 30, 2020.

HYWIN HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except for share and per share data, or otherwise stated)

19.	Subsequent Events

On August 28, 2020, the Board of Directors of the Company approved a capital reduction of RMB195,000, which would be used to partially offset the receivable balance due from Hywin Financial Holdings as of June 30, 2020. The remaining receivable balance due from Hywin Financial Holdings was collected as of the date of this report.

On December 6, 2020, we adopted a share incentive plan, or the 2020 Plan. Under the Share Incentive Plan, the maximum aggregate number of ordinary shares available for issuance will be 5,000,000 ordinary shares, equal to 10% of the total outstanding ordinary shares of our Company immediately prior to completion of this offering.

Hywin Holdings Ltd.

3,000,000 American Depositary Shares

Representing 6,000,000 Ordinary Shares

Prospectus

Network 1 Financial Securities, Inc.

Until April 19, 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.